EXHIBIT 99.1
Item 6. Selected Financial Data
     The following sets forth our selected consolidated financial and operating information on a historical basis and should be read together with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto, which are included in “Item 8. Financial Statements and Supplementary Data.”

	Year Ended December 31,
	2010	2009	2008	2007	2006
		(in thousands, except per share amounts)
Statements of Operations Data:
Total revenue	$838,624	$837,684	$1,027,550	$876,986	$377,461
Total operating expenses	$820,709	$919,500	$873,197	$745,465	$307,978
Operating income (loss)	$17,915	$(81,816)	$154,353	$131,521	$69,483
(Loss) income from continuing operations	$(71,304)	$(188,393)	$98,250	$1,018	$33,568
Income (loss) from discontinued operations	$9,512	$(100,267)	$47,421	$35,420	$9,505
Net income (loss) attributable to the Company	$(51,740)	$(250,242)	$129,194	$30,160	$37,796
Net (loss) income attributable to common shareholders	$(72,934)	$(269,564)	$102,552	$6,170	$26,921
Diluted income (loss) per common share:
(Loss) income from continuing operations attributable to common shareholders	$(1.59)	$(2.67)	$0.53	$(0.24)	$0.29
Income (loss) from discontinued operations attributable to common shareholders	0.16	(1.26)	0.38	0.29	0.13

Net (loss) income attributable to common shareholders	$(1.43)	$(3.93)	$0.91	$0.05	$0.42

Weighted average diluted common shares	51,159	68,597	111,295	105,787	61,713

	At December 31,
	2010	2009	2008	2007	2006
Balance Sheets Data:
Investments in hotel properties, net	$3,023,736	$3,383,759	$3,568,215	$3,885,737	$1,632,946
Cash and cash equivalents	$217,690	$165,168	$241,597	$92,271	$73,343
Restricted cash	$67,666	$77,566	$69,806	$52,872	$9,413
Notes receivable	$20,870	$55,655	$212,815	$94,225	$102,833
Total assets	$3,716,524	$3,914,498	$4,339,682	$4,380,411	$2,011,912
Indebtedness of continuing operations	$2,518,164	$2,772,396	$2,790,364	$2,639,546	$1,015,555
Series B-1 preferred stock	$72,986	$75,000	$75,000	$75,000	$75,000
Total shareholders’ equity of the Company	$816,808	$837,976	$1,212,219	$1,285,003	$641,709

	Year Ended December 31,
	2010	2009	2008	2007	2006
		(in thousands, except per share amounts)
Other Data:
Cash provided by operating activities	$82,647	$65,614	$144,995	$155,727	$139,691
Cash (used in) provided by investing activities	$(47,476)	$(44,754)	$168,455	$(1,872,900)	$(565,473)
Cash provided by (used in) financing activities	$17,351	$(97,289)	$(164,124)	$1,736,032	$441,130
Cash dividends declared per common share	$—	$—	$0.63	$0.84	$0.80
EBITDA (unaudited) (1)	$228,266	$12,459	$472,836	$357,151	$138,757
Funds From Operations (FFO) (unaudited) (1)	$4,051	$(154,414)	$240,862	$147,680	$84,748

(1)	A more detailed description and computation of FFO and EBITDA is contained in the “Non-GAAP Financial Measures” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
EXECUTIVE OVERVIEW
General
     The U.S. economy experienced a recession beginning around the fourth quarter of 2007, which was caused by the global credit crisis and declining GDP, employment, business investment, corporate profits and consumer spending. As a result of the dramatic downturn in the economy, lodging demand in the U.S. declined significantly throughout 2008 and 2009. However, beginning in 2010, the lodging industry has been experiencing improvement in fundamentals, specifically occupancy. Room rates, measured by the average daily rate, or ADR, which typically lags occupancy growth in the early stage of a recovery, appear to be showing upward growth. We believe recent improvements in the economy will continue to positively affect the lodging industry and hotel operating results for 2011. Our overall current strategy is to take advantage of the cyclical nature of the hotel industry. We believe that in the current cycle, hotel values and cash flows, for the most part, peaked in 2007, and we believe we will not achieve similar cash flows and values in the immediate future. Industry experts have suggested that cash flows within our industry may achieve these previous highs again 2014 through 2016.
     In response to the challenging market conditions, we undertook a series of actions to manage the sources and uses of our funds in an effort to navigate through challenging market conditions while still pursuing opportunities that can create long-term shareholder value. In this effort, we have attempted to proactively address value and cash flow deficits among certain of our mortgaged hotels, with a goal of enhancing shareholder value through loan amendments or in certain instances, consensual transfers of hotel properties to the lenders in satisfaction of the related debt.
     As of December 31, 2010, we owned 94 hotel properties directly and six hotel properties through majority-owned investments in joint ventures, which represented 21,734 total rooms, or 21,392 net rooms excluding those attributable to joint venture partners. Our hotels are primarily operated under the widely recognized upper upscale brands of Crown Plaza, Hilton, Hyatt, Marriott and Sheraton. All these hotels are located in the United States. At December 31, 2010, 96 of the 100 hotels are included in our continuing operations. As of December 31, 2010, we also owned mezzanine or first-mortgage loans receivable with a carrying value of $20.9 million. In addition, at December 31, 2010, we had ownership interests in two joint ventures that own mezzanine loans with a carrying value of $15.0 million, net of valuation allowance.
     Based on our primary business objectives and forecasted operating conditions, our current key priorities and financial strategies include, among other things:
•	acquisition of hotel properties;

•	disposition of hotel properties;

•	restructuring and liquidating positions in mezzanine loans;

•	pursuing capital market activities to enhance long-term shareholder value;

•	preserving capital, enhancing liquidity, and continuing current cost saving measures;

•	implementing selective capital improvements designed to increase profitability;

•	implementing asset management strategies to minimize operating costs and increase revenues;

•	financing or refinancing hotels on competitive terms;

•	utilizing hedges and derivatives to mitigate risks; and

•	making other investments or divestitures that our Board of Directors deems appropriate.

     Our long-term investment strategies continue to focus on the upscale and upper-upscale segments within the lodging industry. We believe that as supply, demand, and capital market cycles change, we will be able to shift our investment strategies to take advantage of new lodging-related investment opportunities as they may develop. Our Board of Directors may change our investment strategies at any time without shareholder approval or notice.
Significant Transactions in 2010 and Recent Developments
     Resumption of Common Dividends — In February 2011, the Board of Directors accepted management’s recommendation to resume paying a cash dividend on our common shares with an annualized target of $0.40 for 2011. The payment of $0.10 for the first quarter of 2011 has been approved and subsequent payments will be reviewed on a quarterly basis.
     Reissuance of treasury stock — In December 2010, we reissued 7.5 million shares of our treasury stock at a gross price of $9.65 per share and received net proceeds of approximately $70.4 million. The net proceeds were used to repay a portion of our outstanding borrowings under our senior credit facility. In January 2011, an underwriter purchased an additional 300,000 shares of our common shares through the partial exercise of the underwriter’s 1.125 million share over-allotment option, and we received net proceeds of $2.8 million.
     Pending and Completed Sales of Hotel Properties — We have entered into asset sale agreements for the sale of the JW Marriott hotel property in San Francisco, California, the Hilton hotel property in Rye Town, New York, and the Hampton Inn hotel property in Houston, Texas. Based on the selling price, we recorded an impairment charge of $23.6 million on the Hilton Rye Town property in the fourth quarter of 2010, and we expect each of these sales to close in the first quarter of 2011. These hotel properties and related liabilities have been reclassified as assets and liabilities held for sale in the consolidated balance sheet at December 31, 2010, and their operating results, including the impairment charge, for all periods presented have been reported as discontinued operations in the consolidated statements of operations. In February 2011, the sale of the JW Marriott hotel property was completed and we received net cash proceeds of $43.6 million. We used $40.0 million of the net proceeds to reduce the borrowings on our senior credit facility. After the payment, the credit facility has an outstanding balance of $75.0 million.
     In June 2010, we entered into an agreement to sell the Hilton Suites in Auburn Hills, Michigan for $5.1 million, and the sale was completed in September 2010. Based on the sales price, we recorded an impairment charge of $12.1 million in June 2010, and an additional loss of $283,000 at closing based on the net proceeds of $4.9 million. The operating results of the hotel property, including the related impairment charge and the additional loss, for all periods presented have been reported as discontinued operations in the consolidated statements of operations. See Note 6.
     Impairment of Mezzanine Loans and a Hotel Property — We evaluated the collectability of the mezzanine loan secured by 105 hotel properties maturing in April 2011 at December 31, 2010, and weighted different probabilities of outcome from full payment at maturity to a foreclosure by the senior lender. Based on this analysis, we recorded an impairment charge of $7.8 million on December 31, 2010.
     The borrowers of the mezzanine loan tranches 4 and 6 held in our joint venture with PREI related to the JER/Highland Hospitality portfolio stopped making debt service payments in August 2010 and we are currently negotiating a restructuring with their equity holders, senior secured lenders and senior mezzanine lenders. Due to our junior participation status, it is expected the tranche 6 mezzanine loan will be completely extinguished in the restructuring. As a result, we recorded a valuation allowance of $21.6 million for the entire carrying value of our investment in the joint venture on December 31, 2010. We did not record a valuation allowance for the tranche 4 mezzanine loan as the restructuring could result in a conversion of the mezzanine loan into equity with us investing an additional amount.
     At December 31, 2010, the Hilton hotel property in Tucson, Arizona had a reasonable probability of being sold in the near future. Based on our assessment of the expected purchase price obtained from potential buyers, we recorded an impairment charge of $39.9 million.
     Refinancing of Mortgage Debt — In October 2010, we closed on a $105.0 million refinancing of the Marriott Gateway in Arlington, Virginia. The new loan, which has a 10-year term and fixed interest rate of 6.26%, replaces a $60.8 million loan set to mature in 2012 with an interest rate of LIBOR plus 4.0%. The excess proceeds were used to reduce $40.0 million of the outstanding borrowings on our senior credit facility. In conjunction with the refinance, we incurred prepayment penalties and fees of $3.3 million and wrote off the unamortized loan costs on the refinanced debt of $630,000.
     Conversion of Floating Interest Rate Swap into Fixed Rate — In October 2010, we converted our $1.8 billion interest rate swap into a fixed rate of 4.09%, resulting in locked-in annual interest savings of approximately $32 million through March 2013 at no cost to us. Under the previous swap, which we entered into in March 2008 and which expires in March 2013, we received a fixed rate of 5.84% and paid a variable rate of LIBOR plus 2.64%, subject to a LIBOR floor of 1.25%. Under the terms of the new swap transaction, we will continue to receive a fixed rate of 5.84%, but will pay a fixed rate of 4.09%.
     Conversion of Series B-1 Preferred Stock — In the fourth quarter of 2010, 200,000 shares of our Series B-1 preferred stock with a carrying value of $2.0 million were converted to common shares, pursuant to the terms of the Series B-1 preferred stock.
     Preferred Stock Offering — In September 2010, we completed the offering of 3.3 million shares of our 8.45% Series D Cumulative Preferred Stock at a gross price of $23.178 per share, and received net proceeds of $72.2 million after underwriting fees and other costs and an accrued dividend of $1.6 million. The proceeds from the offering, together with some corporate funds, were used to pay down $80.0 million of our senior credit facility.
     Restructuring of Mezzanine Loans — In July 2010, as a strategic complement to our existing joint venture with Prudential Real Estate Investors (“PREI”) in 2008, we contributed $15 million for an ownership interest in a new joint venture with PREI. The new joint venture acquired a tranche 4 mezzanine loan associated with JER Partner’s 2007 privatization of the JER/Highland Hospitality portfolio. The mezzanine loan is secured by the same 28 hotel properties as our existing joint venture investment in tranche 6 of the mezzanine loan portfolio, which has been fully reserved at December 31, 2010. The borrower of these mezzanine loans stopped making debt service payments in August 2010. We are currently pursuing our remedies under the loan documents, as well as negotiating with the borrowers, their equity holders, senior secured lenders and senior mezzanine lenders and PREI with respect to a possible restructuring of the mezzanine tranches owned by our joint ventures and PREI and of the indebtedness senior to such tranches. As we hold our JER/Highland Hospitality loans in joint ventures, our participation in a possible restructuring, including a conversion of the loans into equity and assumption of senior indebtedness associated with the portfolio, would be through a joint venture with PREI or PREI and a third party.
     Settlement of Notes Receivable — In August 2010, we reached an agreement with the borrower of the $7.1 million junior participation note receivable secured by a hotel property in La Jolla, California, to settle the loan which had been in default since March 2009. Pursuant to the settlement agreement, we received total cash payments of $6.2 million in 2010 and recorded a net impairment charge of $836,000.
     In May 2010, the senior mortgage lender foreclosed on the loan secured by the Four Seasons hotel property in Nevis in which we had a junior participation interest of $18.2 million. Our entire principal amount was fully reserved in 2009. As a result of the foreclosure, our interest in the senior mortgage was converted to a 14.4% subordinate beneficial interest in the equity of the trust that holds the hotel property. Due to our junior status in the trust, we have not recorded any value for our beneficial interest as of December 31, 2010.
     In May 2010, the mezzanine loan secured by the Le Meridien hotel property in Dallas, Texas was settled with a cash payment of $1.1 million. The loan was fully reserved during the second quarter of 2009 as the borrower ceased making debt service payments on the loan. As a result of the settlement, the $1.1 million was recorded as a credit to impairment charges in accordance with authoritative accounting guidance for impaired loans.
     In February 2010, the mezzanine loan secured by the Ritz-Carlton hotel property in Key Biscayne, Florida, with a principal amount of $38.0 million and a net carrying value of $23.0 million at December 31, 2009 was restructured. In connection with the restructuring, we received a cash payment of $20.2 million and a $4.0 million note receivable. We recorded a net impairment charge of $10.7 million in 2009 on the original mezzanine loan. The interest payments on the new note are recorded as a reduction of the principal of the note receivable, and the valuation adjustments to the net carrying amount of this note are recorded as a credit to impairment charges.
     In February 2010, we and the senior note holder of the participation note receivable formed a joint venture (the “Redus JV”) for the purposes of holding, managing or disposing of the Sheraton hotel property in Dallas, Texas, which collateralized the senior note participation and our $4.0 million junior participating note receivable. The note receivable was fully reserved in 2009. We have an 18% subordinated interest in Redus JV. In March 2010, the foreclosure was completed and the estimated fair value of the property was $14.2 million based on a third-party appraisal. Pursuant to the operating agreement of Redus JV, as a junior lien holder of the original participation note receivable, we are only entitled to receive our share of distributions after the original senior note holder has recovered its original investment of $18.4 million and Redus JV intends to sell the hotel property in the next 12 months. It is unlikely that the senior holder will be able to recover its original investment. Therefore, no cash flows were projected from Redus JV for the projected holding period. Under the applicable authoritative accounting guidance, we recorded a zero value for our 18% subordinated interest in Redus JV.
     Debt Modifications, Repayments and Settlement — The $101.0 million non-recourse mortgage loan secured by the Westin O’Hare hotel property in Rosemont, Illinois was settled in September 2010 through a consensual transfer of the underlying hotel property to the lender. We recorded a gain of $56.2 million on the consensual transfer. An impairment charge of $59.3 million was previously recorded on this property in 2009 as we wrote down the hotel property to its estimated fair value. The operating results of the hotel property, including the gain from the disposition, have been reclassified to discontinued operations for all periods presented in the consolidated statements of operations.
     With proceeds from the above mentioned equity offerings, sale of hotel properties and debt refinancing we made a net paydown of $135.0 million on our senior credit facility during 2010 to reduce its outstanding balance to $115.0 million at December 31, 2010.
     In July 2010, we modified the mortgage loan secured by the JW Marriott hotel property in San Francisco, California, to change the initial maturity date to its fully extended maturity of March 2013 in exchange for a principal payment of $5.0 million. This hotel property was subsequently sold in February 2011 and the related mortgage loan was repaid at closing along with miscellaneous fees of approximately $476,000.
     Effective April 1, 2010, we completed the modification of the $156.2 million mortgage loan secured by two hotel properties in Washington D.C. and La Jolla, California. Pursuant to the modified loan agreement, we obtained the full extension of the loan to August 2013 without any extension tests in exchange for a $5.0 million paydown. We paid $2.5 million of the paydown amount at closing, and the remaining $2.5 million is payable quarterly in four consecutive installments of $625,000 each with the last installment due on April 1, 2011. We paid a modification fee of $1.5 million in lieu of the future extension fees. The modification also modifies covenant tests to minimize the likelihood of additional cash being trapped.
     In March 2010, we elected to cease making payments on the $5.8 million mortgage note payable maturing in January 2011, secured by a hotel property in Manchester, Connecticut, because the anticipated operating cash flows from the underlying hotel property had been insufficient to cover the principal and interest payments on the note. As of the date of this report, the loan has been transferred to a special servicer. We are currently working with the special servicer for an extension or restructuring of the mortgage note.
     Repurchases of Common Shares and Units of Operating Partnership — During 2010, we repurchased 7.2 million shares of our common stock for a total cost of $45.1 million pursuant to a previously announced stock repurchase plan. As of June 2010, we ceased all repurchases under the plan indefinitely. During 2010, 719,000 operating partnership units were redeemed at an average price of $7.39 per unit. We redeemed these operating partnership units for cash rather than electing to satisfy the redemption request through the issuance of common shares and paid a total redemption cost of $5.3 million to the unit holders during 2010. Additional 455,000 operating partnership units presented for redemption in 2010 were converted to common shares at our election.
LIQUIDITY AND CAPITAL RESOURCES
     Our cash position from operations is affected primarily by macro industry movements in occupancy and rate as well as our ability to control costs. Further, interest rates greatly affect the cost of our debt service as well as the financial hedges we put in place. We monitor very closely the industry fundamentals as well as interest rates. The strategy is that if the economy underperforms (negatively affecting industry fundamentals), some or all of the loss in cash flow should be offset by our financial hedges due to, what we believe to be, the expectation that the Federal Reserve will probably keep interest rates low. Alternatively, if the Federal Reserve raises interest rates because of inflation, our properties should benefit from the ability to rapidly raise room rates in an inflationary environment. Capital expenditures above our reserves will affect cash flow as well.

     In September 2010, we entered into an at-the-market (“ATM”) program with an investment banking firm to offer for sale from time to time up to $50.0 million of our common stock at market prices. No shares were sold during 2010. Proceeds from the ATM program, to the extent utilized, are expected to be used for general corporate purposes including investments and reduction of debt.
     In February 2010, we entered into a Standby Equity Distribution Agreement (the “SEDA”) with YA Global Master SPV Ltd. (“YA Global”) that terminates in 2013, and is available to provide us additional liquidity if needed. Pursuant to the SEDA, YA Global has agreed to purchase up to $50.0 million (which may be increased to $65.0 million pursuant to the SEDA) of newly issued shares of our common stock if notified to do so by us in accordance with the SEDA.
     Our principal sources of funds to meet our cash requirements include: positive cash flow from operations, capital market activities, property refinancing proceeds, asset sales, and net cash derived from interest rate derivatives. Additionally, our principal uses of funds are expected to include possible operating shortfalls, owner-funded capital expenditures, new investments and debt interest and principal payments. Items that impacted our cash flow and liquidity during the periods indicated are summarized as follows:
     Net Cash Flows Provided By Operating Activities. Net cash flows provided by operating activities, pursuant to our Consolidated Statement of Cash Flows which includes the changes in balance sheet items, were $82.6 million and $65.6 million for 2010 and 2009, respectively. The increase is primarily due to improved occupancies experienced during 2010 that resulted in increased hotel revenues. The increase in operating cash flows is partially offset by an increase in interest payments on indebtedness of $5.7 million as a result of certain mortgage loans that were refinanced at higher interest rates.
     Net Cash Flows (Used In) Provided by Investing Activities. In 2010, investing activities used cash of $47.5 million. Principal payments on notes receivable generated total cash of $28.3 million and the net cash proceeds from disposition of hotel properties was $1.4 million. We received $4.9 million net cash proceeds from the sale of the Hilton Suites in Auburn Hills, Michigan and a cash balance of $3.5 million was removed from our consolidated balance sheet as the Westin O’Hare hotel property was deconsolidated at the completion of the deed-in-lieu of foreclosure. Cash outlays consisted of a $15.0 million cash contribution to a joint venture for a 50% ownership interest in a mezzanine loan and capital improvements of $62.2 million made to various hotel properties. In 2009, investing activities used $44.8 million of cash. Capital improvements made to various hotel properties used $69.2 million and a cash balance of $3.5 million was eliminated as a result of the deconsolidation of the Hyatt Regency hotel property. These net cash outlays were offset by cash inflows from the sale of a mezzanine loan of $13.4 million and the sale of an interest in a laundry joint venture and a piece of land adjacent to a hotel property of $858,000, and insurance settlements on hotel properties damaged by a hurricane of $13.7 million.
     Net Cash Flows Provided by (Used in) Financing Activities. For 2010, financing activities provided net cash inflow of $17.4 million. Cash inflows for 2010 consisted of $259.0 million from borrowings under our senior credit facility and mortgage refinances, $72.2 million from issuance of 3.3 million shares of Series D preferred stock, $70.4 million from reissuance of 7.5 million shares of treasury stock, $62.2 million from the counterparties of our interest rate derivatives, and $1.0 million of contributions from a noncontrolling interest joint venture partner. For 2010, cash outlays consisted of $365.7 million for repayments of indebtedness and capital leases, $45.1 million for purchases of common stock, $24.0 million for dividend payments to preferred shareholders and unit holders, $7.1 million payment for loan modification and extension fees, $5.3 million for the redemption of operating partnership units, $333,000 distribution to a noncontrolling interest joint venture partner, and $75,000 for purchases of interest rate caps.
     For 2009, net cash flow used in financing activities was $97.3 million. Cash outlays consisted of payments of $196.8 million on indebtedness and capital leases, loan costs of $5.9 million, dividends of $22.9 million, $38.1 million for entering into interest rate derivatives, $81.3 million to acquire treasury shares, $10.7 million to purchase Series A and Series D preferred stocks, $972,000 for distributions to noncontrolling interests in consolidated joint ventures, and $462,000 for the redemption of operating partnership units. These cash outlays were partially offset by $208.8 million from debt refinancing and $50.9 million in cash payments from the counterparties of the interest rate derivatives.
     We are required to maintain certain financial ratios under various debt, preferred equity and derivative agreements. If we violate covenants in any debt or derivative agreement, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all. Violations of certain debt covenants may result in us being unable to borrow unused amounts under a line of credit, even if repayment of some or all borrowings is not required. In any event, financial covenants under our current or future debt obligations could impair our planned business strategies by limiting our ability to borrow (i) beyond certain amounts or (ii) for certain purposes. Presently, our existing financial debt covenants primarily relate to maintaining minimum debt coverage ratios, maintaining an overall minimum net worth, maintaining a maximum loan to value ratio, and maintaining an overall minimum total assets. At December 31, 2010, we were in compliance with all covenants or other requirements set forth in our debt, preferred equity and derivative agreements as amended.
     Virtually, our only recourse obligation is our $250 million senior credit facility held by 10 banks, which expires in April 2011. We have given notice to exercise the remaining one-year extension option. The outstanding balance on this credit facility at December 31, 2010 was $115.0 million. The main covenants in this senior credit facility include (i) the minimum fixed charge coverage ratio, as defined, of 1.25x through March 31, 2011 (ours was 1.70x at December 31, 2010), and 1.35x thereafter until expiration; and (ii) the maximum leverage ratio, as defined, of 65% (ours was 55.0% at December 31, 2010). The primary requirements to extend the credit facility are that (i) there must be no default or event of default, (ii) the representations and warranties must be true and correct in all material respects and (iii) we pay each lender a fee equal to 0.25% of such lender’s commitment (whether or not utilized). We may be able to extend or refinance a portion or all of this senior credit facility before maturity, and if it becomes necessary to pay down the principal balance, we believe we will be able to accomplish that with cash on hand, cash flows from operations, equity raises or, to the extent necessary, asset sales.
     The articles governing our Series B-1 preferred stock require us to maintain certain covenants. The impairment charges recorded during second, third and fourth quarter of 2009, and the second and fourth quarter of 2010 could have prevented us from satisfying one financial ratio. However, the holder of the Series B-1 preferred stock reviewed the specific impairment charges and agreed to exclude the impairment charges incurred in the second, third and fourth quarters of 2009, and the second and fourth quarters of 2010, as they impacted the financial ratio calculations for the affected periods. At December 31, 2010, we are in compliance with all covenants required under the articles governing the Series B-1 preferred stock.
     Based upon the current level of operations, management believes that our cash flow from operations along with our cash balances and the amount available under our senior credit facility ($135.0 million at December 31, 2010) will be adequate to meet upcoming anticipated requirements for interest, working capital, and capital expenditures for the next 12 months. With respect to upcoming maturities, we will continue to proactively address our upcoming 2011 maturities. No assurances can be given that we will obtain additional financings or, if we do, what the amount and terms will be. Our failure to obtain future financing under favorable terms could adversely impact our ability to execute our business strategy. In addition, we may selectively pursue debt financing on individual properties and our debt investments.
     We are committed to an investment strategy where we will opportunistically pursue hotel-related investments as suitable situations arise. Funds for future hotel-related investments are expected to be derived, in whole or in part, from future borrowings under a credit facility or other loans, or from proceeds from additional issuances of common stock, preferred stock, or other securities, asset sales, joint ventures and repayments of our loan investments. However, we have no formal commitment or understanding to invest in additional assets, and there can be no assurance that we will successfully make additional investments. We are encouraged by the incremental improvement in both the capital and debt markets over the last quarter and will continue to look at capital raising options.
     Our existing hotels are mostly located in developed areas that contain competing hotel properties. The future occupancy, ADR, and RevPAR of any individual hotel could be materially and adversely affected by an increase in the number or quality of the competitive hotel properties in its market area. Competition could also affect the quality and quantity of future investment opportunities.
     Dividend Policy. Effective with the fourth quarter ended December 31, 2008, and in conjunction with the amendment to our senior credit facility, the Board of Directors suspended the common stock dividend for 2009. In December 2009, the Board of Directors determined, subject to ongoing review, to continue the suspension of the common dividend in 2010, except to the extent required to maintain our REIT status. In February 2011, the Board of Directors accepted management’s recommendation to resume paying cash dividends on our common shares with an annualized target of $0.40 per share for 2011. The payment of $0.10 for the first quarter of 2011 has been approved and subsequent payments will be reviewed on a quarterly basis. We may incur indebtedness to meet distribution requirements imposed on REITs under the Internal Revenue Code to the extent that working capital and cash flow from our investments are insufficient to fund required distributions. Or, we may elect to pay dividends on our common stock in cash or a combination of cash and shares of securities as permitted under federal income tax laws governing REIT distribution requirements.
RESULTS OF OPERATIONS
     Marriott International, Inc. (“Marriott”) manages 41 of our properties. For these Marriott-managed hotels, the fiscal year reflects twelve weeks of operations for each of the first three quarters of the year and seventeen weeks for the fourth quarter of the year. Therefore, in any given quarterly period, period-over-period results will have different ending dates. For Marriott-managed hotels, the fourth quarters of 2010, 2009 and 2008 ended December 31, 2010, January 1, 2010, and January 2, 2009, respectively.
     RevPAR is a commonly used measure within the hotel industry to evaluate hotel operations. RevPAR is defined as the product of the average daily room rate (“ADR”) charged and the average daily occupancy achieved. RevPAR does not include revenues from food and beverage or parking, telephone, or other guest services generated by the property. Although RevPAR does not include these ancillary revenues, it is generally considered the leading indicator of core revenues for many hotels. We also use RevPAR to compare the results of our hotels between periods and to analyze results of our comparable hotels (comparable hotels represent hotels we have owned for the entire year). RevPAR improvements attributable to increases in occupancy are generally accompanied by increases in most categories of variable operating costs. RevPAR improvements attributable to increases in ADR are generally accompanied by increases in limited categories of operating costs, such as management fees and franchise fees.
     The following table summarizes the changes in key line items from our consolidated statements of operations for the years ended December 31, 2010, 2009 and 2008 (in thousands):

				Favorable (Unfavorable)
	Year Ended December 31,			Change
	2010	2009	2008	2010 to 2009	2009 to 2008
Total revenue	$838,624	$837,684	$1,027,550	$940	$(189,866)
Total hotel expenses	$(554,645)	$(550,482)	$(643,924)	$(4,163)	$93,442
Property taxes, insurance and other	$(49,389)	$(53,097)	$(52,136)	$3,708	$(961)
Depreciation and amortization	$(132,651)	$(138,620)	$(148,435)	$5,969	$9,815
Impairment charges	$(46,404)	$(148,679)	$—	$102,275	$(148,679)
Gain on insurance settlements	$—	$1,329	$—	$(1,329)	$1,329
Transaction acquisition and contract termination costs	$(7,001)	$—	$—	$(7,001)	$—
Corporate general and administrative	$(30,619)	$(29,951)	$(28,702)	$(668)	$(1,249)
Operating income (loss)	$17,915	$(81,816)	$154,353	$99,731	$(236,169)
Equity (loss) earnings in unconsolidated joint ventures	$(20,265)	$2,486	$(2,205)	$(22,751)	$4,691
Interest income	$283	$297	$2,062	$(14)	$(1,765)
Other income	$62,826	$56,556	$10,153	$6,270	$46,403
Interest expense and amortization of loan costs	$(140,609)	$(132,997)	$(144,068)	$(7,612)	$11,071
Write-off of premiums, loan costs and exit fees	$(3,893)	$371	$(1,226)	$(4,264)	$1,597
Unrealized gain (loss) on derivatives	$12,284	$(31,782)	$79,620	$44,066	$(111,402)
Income tax benefit (expense)	$155	$(1,508)	$(439)	$1,663	$(1,069)
(Loss) income from continuing operations	$(71,304)	$(188,393)	$98,250	$117,089	$(286,643)
Income (loss) from discontinued operations	$9,512	$(100,267)	$47,421	$109,779	$(147,688)
Net (loss) income	$(61,792)	$(288,660)	$145,671	$226,868	$(434,331)
Loss (income) from consolidated joint ventures attributable to noncontrolling interests	$1,683	$765	$(1,444)	$918	$2,209
Net loss (income) attributable to redeemable noncontrolling interests in operating partnership	$8,369	$37,653	$(15,033)	$(29,284)	$52,686
Net (loss) income attributable to the Company	$(51,740)	$(250,242)	$129,194	$198,502	$(379,436)

Comparison of Year Ended December 31, 2010 with Year Ended December 31, 2009
     Income from continuing operations includes the operating results of 96 hotel properties that we have owned throughout all of 2010 and 2009. The following table illustrates the key performance indicators of the comparable hotels for the periods indicated:

	Year Ended
	December 31,
	2010	2009
Total hotel revenue (in thousands)	$836,821	$826,082
Room revenue (in thousands)	$640,989	$626,434
RevPAR (revenue per available room)	$87.19	$85.21
Occupancy	70.19%	66.56%
ADR (average daily rate)	$124.22	$128.02
     Revenue. Room revenues increased $14.6 million, or 2.3%, during the year ended December 31, 2010 (“2010”) compared to the year ended December 31, 2009 (“2009”). The room revenue increase resulting from the improved occupancy in 2010 of 363 basis points was partially offset by the decrease in average daily rate. The economic downturn placed tremendous pressure on rates to maintain occupancy levels. Food and beverage revenue experienced a decline of $1.3 million due to lower volume on catering and banquet events. Other revenue, which consists mainly of telecommunication, parking, spa and golf fees, experienced a $2.3 million decline due to less demand for these services.
     Rental income from the triple-net operating lease decreased $214,000 primarily due to the lower hotel revenues related to that hotel property resulting from the lower average daily rate net of the effect of slightly higher occupancy during 2010.
     Interest income from notes receivable decreased $9.5 million for 2010 compared to 2009. This decrease is primarily due to the impairment of five mezzanine loans and the sale of one loan in our portfolio during 2009.
     Asset management fees and other was $425,000 for 2010 and $726,000 for 2009. The decrease is primarily due to the expiration at December 31, 2009, of a consulting agreement with a joint venture.
     Hotel Operating Expenses. Hotel operating expenses consist of direct expenses from departments associated with revenue streams and indirect expenses associated with support departments and management fees. We experienced increases of $3.7 million in direct expenses and $421,000 in indirect expenses and management fees in 2010 compared to 2009. The increase in direct expense was primarily the result of improved occupancy during 2010. The direct expenses were 33.1% of total hotel revenue for both 2010 and 2009.
     Property Taxes, Insurance and Other. Property taxes, insurance and other decreased $3.7 million for 2010 to $49.4 million. Property taxes decreased $3.8 million for 2010 resulting from our successful appeals for the assessed value reductions related to certain of our hotel properties, which was partially offset by the tax rate increases in some jurisdictions as city/county and state governments try to maintain their tax base. The decrease in property taxes was partially offset by the increase in insurance costs of $254,000. The increase in insurance costs is primarily due to higher premiums for property policies renewed in 2010.
     Depreciation and Amortization. Depreciation and amortization decreased $6.0 million for 2010 compared to 2009 primarily due to certain assets that had been fully depreciated during 2010. The decrease is partially offset by an increase in depreciation expense as a result of capital improvements made at several hotel properties.
     Impairment Charges. The impairment charges for our continuing operations were $46.4 million for 2010. We recorded $8.7 million impairment charge on mezzanine loans, $39.9 million impairment on a hotel property that is expected to be sold in the near future, and a credit of $2.2 million related to the valuation adjustments on previously impaired loans in our mezzanine loan portfolio. Of the total impairment charges of $148.7 million for 2009, $109.4 million was the valuation allowance recorded for the Extended Stay Hotels mezzanine loan and $39.3 million for four other mezzanine notes. The impairment charge recorded on hotel properties for 2010 and 2009 of $35.7 million and $70.2 million, respectively, are included in the operating results of discontinued operations.

     In evaluating possible loan impairment, we analyze our notes receivable individually and collectively for possible loan losses in accordance with applicable authoritative accounting guidance. Based on the analysis, if we conclude that no loans are individually impaired, we then further analyze the specific characteristics of the loans, based on other authoritative guidance to determine if there would be probable losses in a group of loans with similar characteristics.
     The loans in our portfolio are collateralized by hotel properties. Some loans are collateralized by single hotel properties and others by hotel portfolios. The hotel properties are in different geographic locations, have different ages and a few of the properties have recently completed significant renovations which have a significant impact on the value of the underlying collateral. The hotel properties include independent and nationally recognized brands in all segments and classes including luxury, economy, extended-stay, full service, and select service. In addition, our loan assets vary by position in the related borrower’s capital structure, ranging from junior mortgage participations to mezzanine loans. The terms of our notes or participations were structured based on the different features of the related collateral and the priority in the borrower’s capital structure.
     The authoritative accounting guidance requires that an individual loan not impaired individually be included in the assessment of the loss in a group of loans only if specific characteristics of the loan indicate that it is probable that there would be an incurred loss in a group of loans with similar characteristics. As loans in our portfolio have significantly different risk factors and characteristics, such as different maturity terms, different types and classes of collateral, different interest rate structures, and different priority status, we concluded that the characteristics of the loans within the portfolio were not sufficiently similar as to allow an evaluation of these loans as a group for possible impairment within the authoritative accounting guidance.
     Investments in hotel properties are reviewed for impairment for each reporting period. We take into account the latest operating cash flows and market conditions and their impact on future projections. For the properties that showed indicators of impairment, we perform a recoverability analysis using the sum of each property’s estimated future undiscounted cash flows compared to the property’s carrying value. The estimates of future cash flows are based on assumptions about the future operating results including disposition of the property. In addition, the cash flow estimation periods used are based on the properties’ remaining useful lives to us (expected holding periods). For properties securing mortgage loans, the assumptions regarding holding periods considered our ability and intent to hold the property to or beyond the maturity of the related indebtedness.
     In analyzing projected hotel properties’ operating cash flows, we factored in RevPAR growth based on data from third party sources. In addition, the projected hotel properties’ operating cash flows factored in our ongoing implementation of asset management strategies to minimize operating costs. After factoring in the expected revenue growth and the impact of company-specific strategies implemented to minimize operating costs, the hotel properties’ estimated future undiscounted cash flows were in excess of the properties’ carrying values. With the exception of the three Hilton hotel properties, the analyses performed in 2010 did not identify any other properties with respect to which an impairment loss should be recognized.
     For a full description of impairment charges, see Notes 3, 6 and 15 of Notes to Consolidated Financial Statements and the Executive Overview.
     Transaction acquisition and Contract Termination Costs. We have been in negotiation with the borrowers, their equity holders, senior secured lenders and senior mezzanine lenders with respect to possible restructuring of the two mezzanine tranches owned by our joint ventures with PREI associated with the hotel portfolio of JER/Highland Hospitality. The resolution of such negotiation could be consummated via a conversion of the loans into equity and assumption of senior indebtedness associated with the portfolio with us investing additional funds. We incurred transaction acquisition costs of $1.4 million related to these negotiations through December 31, 2010.
     In addition, during 2010, we terminated the management contract of the Hilton hotel property in Costa Mesa, California managed by Hilton Hotels and paid a contract termination fee of $5.6 million. This hotel property is currently managed by Remington Lodging.
     Corporate General and Administrative. Corporate general and administrative expenses increased $668,000 in 2010 from 2009. The non-cash stock/unit-based compensation expense increased $2.0 million in 2010 primarily due to certain restricted stock/unit-based awards granted in the current year at a higher cost per share. Other corporate general and administrative expenses decreased $1.4 million during 2010 primarily attributable to a decline in legal expense of $1.2 million as the 2009 corporate general and administrative expenses included legal expense associated with defaulted mezzanine loan activities.
     Equity (Loss) Earnings in Unconsolidated Joint Venture. Equity loss in unconsolidated joint venture was $20.3 million for 2010 and equity earnings for 2009 were $2.5 million. The decrease is primarily due to all the three mezzanine loans held in our joint ventures being in non-accrual status since July 2010. In addition, the borrowers of the mezzanine loan tranche 6 held in our joint venture with PREI related to the JER/Highland Hospitality portfolio stopped making debt service payments in August 2010 and we are currently negotiating a restructuring with their equity holders, senior secured lenders and senior mezzanine lenders. Due to our junior participation status, it is expected the tranche 6 mezzanine loan will be completely extinguished in the restructuring. As a result, we recorded a valuation allowance of $21.6 million for the entire carrying value of our investment in the joint venture on December 31, 2010.
     Interest Income. Interest income decreased $14,000 in 2010 compared to 2009 primarily due to lower average cash balance and the decline in short-term interest rates in 2010.
     Other Income. Other income was $62.8 million and $56.6 million in 2010 and 2009, respectively. Other income included income from non-hedge interest rate swaps, floors and flooridors of $62.9 million and $52.3 million for 2010 and 2009, respectively. The increase is primarily due to the new interest rate derivatives we entered into since July 2009. Also included in 2009 were a gain of $2.4 million recognized on the sale of a mezzanine note receivable, income of $1.5 million recognized for business interruption insurance proceeds received related to hotel properties sold in 2008, and a gain of $434,000 from the sale of our interest in a laundry joint venture.
     Interest Expense and Amortization of Loan Costs. Interest expense and amortization of loan costs increased $7.6 million to $140.6 million for 2010 from $133.0 million for 2009. The increase is primarily attributable to certain debt that was refinanced at higher interest rates. The increase was partially offset by the lower average variable rate debt outstanding and the lower LIBOR rates in the 2010 period. Average LIBOR rates for 2010 and 2009 were 0.27% and 0.33%, respectively.
     Write-off of Loan Cost and Exit Fees. During 2010 we refinanced the mortgage loan secured by the Gateway Arlington Marriott hotel property and incurred prepayment penalty of $3.3 million and wrote off the unamortized loan cost of $630,000. During 2009 we refinanced mortgage debt totaling $285.0 million. The unamortized premiums of $1.4 million and loan costs of $985,000 on the refinanced loans were written off.
     Unrealized Gain (Loss) on Derivatives. We recorded an unrealized gain of $12.3 million in 2010 and an unrealized loss of $31.8 million in 2009 on our interest rate derivatives. The fair value of these derivatives increased during 2010 primarily due to the movements in the LIBOR forward curve used in determining the fair value.
     Income Tax Benefit (Expense). Income tax expense for continuing operations was a benefit of $155,000 for 2010 and an expense of $1.5 million for 2009. The decrease in income tax expense is primarily due to our being able to record an income tax benefit of $898,000 in 2010 in connection with losses incurred by our joint venture partnership that is subject to District of Columbia income taxes. This benefit is largely offset by our accruals for the Texas Margin Tax and our federal and state income tax accruals for one of our TRS subsidiaries that began generating taxable income in the fourth quarter of 2009. Our 2010 accrual for the Texas Margin Tax was lower than in prior years primarily due to the tax write-off of mezzanine loans in 2010 that had been impaired in prior years for financial reporting purposes.
     Income (Loss) from Discontinued Operations. Income from discontinued operations was $9.5 million for 2010 and loss from discontinued operations was $100.3 million for 2009. Discontinued operations include the operating results of six hotel properties for 2010 and seven properties for 2009. These hotel properties were either sold, returned to lenders or under contracts to sell. Included in the income (loss) from discontinued operations for 2010 was a gain of $56.2 million on the consensual transfer of the Westin O’Hare hotel property and a loss of $283,000 on the sale of Hilton Auburn Hills property. The 2010 results also included impairment charges of $35.7 million recorded on the Hilton Auburn Hills property and the Hilton Rye Town property. For 2009, impairment charges totaling $70.2 million on the Westin O’Hare hotel property and the Hyatt Dearborn hotel property were recorded to write down the hotel property to its estimated fair value. A loss of $2.9 million was also recorded at deconsolidation of the Hyatt Regency Dearborn hotel property for 2009. Operating results of discontinued operations also reflected interest and related debt expense of $8.5 million and $14.1 million for 2010 and 2009, respectively. In addition, unamortized loan costs of $552,000 were written off in 2009 when the related mortgage debt was refinanced.
     Loss (Income) from Consolidated Joint Ventures Attributable to Noncontrolling Interests. During 2010 and 2009, the noncontrolling interest partners in consolidated joint ventures were allocated a loss of $1.7 million and $765,000, respectively. Noncontrolling interests in consolidated joints ventures represent ownership interests ranging from 11% to 25% of six hotel properties held by two joint ventures.
     Net Loss (Income) Attributable to Redeemable Noncontrolling Interests in Operating Partnership. Net loss allocated to noncontrolling interests and distributions paid to these limited partners were $8.4 million and $37.7 million for 2010 and 2009, respectively. The redeemable noncontrolling interests participating in the allocation represented ownership of 12.4% and 14.8% in the operating partnership at December 31, 2010 and 2009, respectively. The decrease in ownership percentage during 2010 was due to the units redeemed and converted in 2010, net of the effect of the decrease in outstanding common shares as a result of the repurchase of our common shares.
Comparison of Year Ended December 31, 2009 with Year Ended December 31, 2008
     Income from continuing operations includes the operating results of 96 hotel properties that we have owned throughout all of 2009 and 2008 and are included in continuing operations. The following table illustrates the key performance indicators of the comparable hotels for the periods indicated:

	Year Ended
	December 31,
	2009	2008
Total hotel revenue (in thousands)	$826,082	$1,001,487
Room revenue (in thousands)	$626,434	$758,119
RevPAR (revenue per available room)	$85.21	$102.12
Occupancy	66.56%	72.05%
ADR (average daily rate)	$128.02	$141.74
     Revenue. Room revenues decreased $131.7 million, or 17.4%, during the year ended December 31, 2009 (“2009”) compared to the year ended December 31, 2008 (“2008”). Occupancy declined by 549 basis points from 72.05% to 66.56%. ADR declined by $13.72 to $128.02. The economy continued in recession in 2009 that resulted in decline in market demand and placed tremendous pressure on rates to maintain occupancy levels. We observed businesses adopting cost saving initiatives on their travel and meeting expenses. Food and beverage experienced a similar decline of $38.3 million due to lower occupancy and reduced volume on catering and banquet events. Other hotel revenue experienced a $4.9 million decline.
     Rental income from the triple-net operating lease decreased $568,000 primarily due to the lower occupancy and ADR during 2009.
     Interest income from notes receivable decreased $13.2 million for 2009 compared to 2008. This decrease was primarily due to the Extended Stay Hotels mezzanine loan that was reserved during 2009 as a result of the borrower’s bankruptcy filing. Prior to the bankruptcy filing in June 2009, all payments on this loan were current. We recorded income from this loan of $4.7 million and $11.9 million for 2009 and 2008, respectively. The decrease in interest income was also attributable to (i) the two mezzanine loans that were repaid during 2008; (ii) four other mezzanine loans that were impaired during 2009 and three of which were in default for at least a portion of 2009 (income recognized on impaired loans was $3.3 million and $6.4 million for 2009 and 2008, respectively); and (iii) the decline in LIBOR rates during 2009.
     Asset management fees and other was $726,000 for 2009 and $2.0 million for 2008. The decrease was primarily due to the expiration in 2008 of an asset management consulting agreement with a related party which accounted for $1.3 million of the income in 2008.
     Hotel Operating Expenses. We experienced a reduction of $48.2 million in direct expenses and a $45.2 million reduction in indirect expenses and management fees in 2009 compared to 2008. The decrease in these expenses was primarily due to the decline in occupancy. The decline in indirect expenses was also attributable to the result of cost saving initiatives adopted by the hotel managers. The direct expenses were 33.1% of total hotel revenue for 2009 as compared to 32.1% during 2008.
     Property Taxes, Insurance and Other. Property taxes, insurance and other increased $961,000 during 2009 primarily due to higher insurance premiums on policies renewed during 2009 and other taxes paid.
     Depreciation and Amortization. Depreciation and amortization decreased $9.8 million, or 6.6%, for 2009 compared to 2008 primarily due to certain assets that had been fully depreciated during 2009. The decrease was partially offset by an increase in depreciation expense as a result of capital improvements made at several hotel properties.
     Impairment Charges. Impairment charges for our continuing operations of $148.7 million for 2009 related to the valuation allowance on the Extended Stay Hotels mezzanine loan and four other mezzanine notes. Of the total impairment charges, $109.4 million was the valuation allowance recorded for the Extended Stay Hotels mezzanine loan and $39.3 million for four other mezzanine notes. Impairment charges totaling $70.2 million related to the Westin O’Hare hotel property and the Hyatt Regency Dearborn hotel property were included in the operating results of discontinued operations.
     Corporate General and Administrative. Corporate general and administrative expense increased $1.2 million in 2009 from 2008. The higher expenses for 2009 was primarily due to increases in (i) accrued bonuses of $3.0 million resulting from the increased target incentives for certain executives approved by the Board of Directors in September 2009; (ii) accrued legal expense of $1.7 million primarily associated with defaulted mezzanine loans; and (iii) accrual of $601,000 for tax indemnities associated with the sale of two hotel properties in 2008. These increases were partially offset by decreases in (i) stock-based compensation of $1.8 million as a result of certain restricted stock awards granted in earlier years at a higher cost per share being fully vested in the first quarter of 2009; (ii) accrued accounting and audit fees of $691,000; and (iii) other corporate expenses resulting from the continued cost containment plans implemented at the corporate level. In December 2008, we implemented a cost saving plan at the corporate level which included reductions in overhead from staff layoffs, salary freezes, and other cost saving measures.
     Equity Earnings (Loss) in Unconsolidated Joint Venture. Equity earnings in unconsolidated joint venture were $2.5 million for 2009 and equity loss for 2008 was $2.2 million. Equity loss for 2008 was primarily a result of a mezzanine loan held by the joint venture that was fully reserved in the fourth quarter of 2008. Excluding the valuation allowance, equity income recognized from the joint venture was $3.3 million for 2008. The decrease was primarily due to the write-off of the costs incurred by the joint venture for terminated transactions and the lost income on the fully reserved loan.
     Interest Income. Interest income decreased $1.8 million in 2009 compared to 2008 primarily due to the significant decline in short-term interest rates during 2009.
     Other Income. Other income was $56.6 million and $10.2 million in 2009 and 2008, respectively. Other income included income from non-hedge interest rate swaps, floors and flooridors of $52.3 million and $10.4 million for 2009 and 2008, respectively. The increase was primarily due to significant decreases in LIBOR rates that the derivatives are tied to as a result of the economic downturn and new interest rate derivatives we entered into during 2009. Also included in 2009 were a gain of $2.4 million recognized on the sale of a mezzanine note receivable, an income of $1.5 million recognized for business interruption insurance proceeds received related to hotel properties sold in 2008, and a gain of $434,000 from the sale of our interest in a laundry joint venture.
     Interest Expense and Amortization of Loan Costs. Interest expense and amortization of loan costs decreased $11.1 million to $133.0 million for 2009 from $144.1 million for 2008. The decline was primarily attributable to the decrease in interest expense on our variable rate debt as a result of continued decline in LIBOR rates. The average LIBOR rates were 0.33% and 2.71% for 2009 and 2008, respectively. The decrease was partially offset by the higher average debt balance during 2009.
     Write-off of Loan Cost and Exit Fees. During 2009, our continuing operations refinanced mortgage debt totaling $285.0 million. The unamortized premiums of $1.4 million and loan costs of $985,000 on the refinanced loans were written off. During 2008, we wrote off unamortized loan costs of $424,000 on the $127.2 million debt that was refinanced with a $160.0 million debt and incurred $802,000 of prepayment penalties on the payoff of another loan.
     Unrealized (Loss) Gain on Derivatives. We recorded an unrealized loss of $31.8 million in 2009 and an unrealized gain of $79.6 million in 2008 on our interest rate derivatives. The decrease was primarily a result of the movements in the LIBOR forward curve used in determining the fair values during 2009.
     Income Tax Expense. Income tax expense for continuing operations was $1.5 million and $439,000 for 2009 and 2008, respectively. The increase in 2009 was primarily due to providing for income taxes on one of our TRS subsidiaries that began to generate taxable income in 2009 and not being able to record any tax benefits from TRS subsidiaries’ net operating loss carrybacks as was done in 2008. The increase in 2009 was also due to an increase in the Texas Margin Tax resulting from a larger portion of revenues attributable to operations in Texas.
     Income (Loss) from Discontinued Operations. Loss from discontinued operations was $100.3 million for 2009 and income from discontinued operations was $47.4 million for 2008. Included in income (loss) from discontinued operations for 2009 were impairment charges of $10.9 million and $59.3 million related to the Hyatt Regency Dearborn property and the Westin O’Hare property, respectively. The 2009 results also included a loss of $2.9 million from deconsolidation of the Hyatt Regency Dearborn hotel property. For 2008, income from discontinued operations included gains on sales of $48.5 million. Operating results of discontinued operations also reflected interest and related debt expense of $14.1 million and $15.8 million for 2009 and 2008, respectively. In addition, unamortized loan costs of $552,000 were written off in 2009 when the related mortgage debt was refinanced. In 2008 unamortized loan costs of $1.8 million were written off in 2008 when the related debt was repaid upon the sale of the hotel properties collateralizing that debt. The 2008 results also reflect a $2.1 million write-off of loan premiums upon the sale of related hotel property.
     Loss (Income) from Consolidated Joint Ventures Attributable to Noncontrolling Interests. During 2009 and 2008, the noncontrolling interest partners in consolidated joint ventures were allocated a loss of $765,000 and an income of $1.4 million, respectively.
     Net Loss (Income) Attributable to Redeemable Noncontrolling Interests in Operating Partnership. Net loss allocated to the noncontrolling interests and distributions paid to these limited partners were $37.7 million for 2009. For 2008, income and distributions allocated to the limited partners was $15.0 million.
INFLATION
     We rely entirely on the performance of our properties and the ability of the properties’ managers to increase revenues to keep pace with inflation. Hotel operators can generally increase room rates rather quickly, but competitive pressures may limit their ability to raise rates faster than inflation. Our general and administrative costs, real estate and personal property taxes, property and casualty insurance, and utilities are subject to inflation as well.
SEASONALITY
     Our properties’ operations historically have been seasonal as certain properties maintain higher occupancy rates during the summer months and some during the winter months. This seasonality pattern can cause fluctuations in our quarterly lease revenue under our percentage leases. We anticipate that our cash flows from the operations of our properties will be sufficient to enable us to make quarterly distributions to maintain our REIT status. To the extent that cash flows from operations are insufficient during any quarter due to temporary or seasonal fluctuations in lease revenue, we expect to utilize other cash on hand or borrowings to fund required distributions. However, we cannot make any assurances that we will make distributions in the future.
OFF-BALANCE SHEET ARRANGEMENTS
     During 2010, we did not maintain any off-balance sheet arrangements and do not currently anticipate any such arrangements.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS
     The table below summarizes our future obligations for principal and estimated interest payments on our debt, future minimum lease payments on our operating and capital leases with regard to our continuing operations, each as of December 31, 2010 (in thousands):

	Payments Due by Period
	< 1 Year	2-3 Years	4-5 Years	> 5 Years	Total
Contractual obligations excluding extension options:
Long-term debt obligations	$511,196	$200,112	$553,105	$1,253,751	$2,518,164
Capital lease obligations	36	—	—	—	36
Operating lease obligations	4,429	6,794	5,943	111,913	129,079
Estimated interest obligations (1)	128,224	237,574	211,756	105,101	682,655

Total contractual obligations	$643,885	$444,480	$770,804	$1,470,765	$3,329,934

Contractual obligations including extension options(2):
Long-term debt obligations	$343,994	$367,314	$553,105	$1,253,751	$2,518,164
Capital lease obligations	36	—	—	—	36
Operating lease obligations	4,429	6,794	5,943	111,913	129,079
Estimated interest obligations (1)	130,318	238,719	211,756	105,101	685,894

Total contractual obligations	$478,777	$612,827	$770,804	$1,470,765	$3,333,173

(1)	For variable interest rate indebtedness, interest obligations are estimated based on the LIBOR interest rate as of December 31, 2010.

(2)	Extensions exclude options subject to debt service coverage tests.
     In addition to the amounts discussed above, we also have management agreements which require us to pay monthly management fees, market service fees and other general fees, if required. These management agreements expire from 2012 through 2032. See Note 11 of Notes to Consolidated Financial Statements included in Item 8. Financial Statements and Supplementary Data.
CRITICAL ACCOUNTING POLICIES
     Our accounting policies are fully described in Note 2 of Notes to Consolidated Financial Statements included in Item 8. Financial Statements and Supplementary Data. We believe that the following discussion addresses our most critical accounting policies, representing those policies considered most vital to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective, and complex judgments.
     Management Agreements – In connection with our acquisitions of Marriott Crystal Gateway hotel in Arlington, Virginia, on July 13, 2006 and the 51-hotel CNL portfolio on April 11, 2007, we assumed certain existing management agreements. Based on our review of these management agreements, we concluded that the terms of certain management agreements are more favorable to the respective managers than typical current market management agreements. As a result, we recorded unfavorable contract liabilities related to these management agreements of $23.4 million as of the respective acquisition dates based on the present value of expected cash outflows over the initial terms of the related agreements. Such unfavorable contract liabilities are being amortized as non-cash reductions to incentive management fees on a straight-line basis over the initial terms of the related agreements. In evaluating unfavorable contract liabilities, our analysis involves considerable management judgment and assumptions.
     Income Taxes – At December 31, 2010, we had a valuation allowance of approximately $65.2 million which substantially offsets our gross deferred tax asset. As a result of Ashford TRS losses in 2010, 2009 and 2008, and the limitations imposed by the Internal Revenue Code on the utilization of net operating losses of acquired subsidiaries, we believe that it is more likely than not our gross deferred tax asset will not be realized, and therefore, have provided a valuation allowance to substantially reserve the balance. At December 31, 2010, Ashford TRS has net operating loss carryforwards for federal income tax purposes of approximately $114.6 million, which are available to offset future taxable income, if any, through 2030. The analysis utilized in determining our deferred tax asset valuation allowance involves considerable management judgment and assumptions.

     In July 2006, the Financial Accounting Standards Board (“FASB”) issued accounting guidance that clarified the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The guidance prescribes a financial statement recognition and measurement attribute for the recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance also provides direction on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We classify interest and penalties related to underpayment of income taxes as income tax expense. We and our subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and cities. Tax years 2007 through 2010 remain subject to potential examination by certain federal and state taxing authorities. Income tax examinations of two of our TRS subsidiaries are currently in process; see Note 11 of Notes to Consolidated Financial Statements included in Item 8. We believe that the results of the completion of these examinations will not have a material adverse effect on our financial condition.
     Investment in Hotel Properties – Hotel properties are generally stated at cost. However, the Initial Properties contributed upon Ashford’s formation are stated at the predecessor’s historical cost, net of impairment charges, if any, plus a noncontrolling interest partial step-up related to the acquisition of noncontrolling interests from third parties associated with four of the Initial Properties. For hotel properties owned through our majority-owned joint ventures, the carrying basis attributable to the joint venture partners’ minority ownership is recorded at the predecessor’s historical cost, net of any impairment charges, while the carrying basis attributable to our majority ownership is recorded based on the allocated purchase price of our ownership interests in the joint ventures. All improvements and additions which extend the useful life of the hotel properties are capitalized.
     Impairment of Investment in Hotel Properties – Hotel properties are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. We test impairment by using current or projected cash flows over the estimated useful life of the asset. In evaluating the impairment of hotel properties, we make many assumptions and estimates, including projected cash flows, expected holding period and expected useful life. We may also use fair values of comparable assets. If an asset is deemed to be impaired, we record an impairment charge for the amount that the property’s net book value exceeds its estimated fair value. During 2010 and 2009, we recorded impairment charges of $75.6 million and $70.2 million on hotel properties, respectively. Of these impairment charges, $35.7 million and $70.2 million for 2010 and 2009, respectively, are included in the operating results of discontinued operations. See the detailed discussion in Notes 3 and 15 of Notes to Consolidated Financial Statements included in Item 8. Financial Statements and Supplementary Data.
     Depreciation and Amortization Expense – Depreciation expense is based on the estimated useful life of the assets, while amortization expense for leasehold improvements is based on the shorter of the lease term or the estimated useful life of the related assets. Presently, hotel properties are depreciated using the straight-line method over lives which range from 7.5 to 39 years for buildings and improvements and 3 to 5 years for furniture, fixtures, and equipment. While we believe our estimates are reasonable, a change in estimated lives could affect depreciation expense and net income (loss) as well as resulting gains or losses on potential hotel sales.
     Assets Held For Sale and Discontinued Operations – We classify assets as held for sale when management has obtained a firm commitment from a buyer, and consummation of the sale is considered probable and expected within one year. In addition, we deconsolidate a property when it becomes subject to the control of a government, court, administrator or regulator and we effectively lose control of the property/subsidiary. When deconsolidating a property/subsidiary, we recognize a gain or loss in net income measured as the difference between the fair value of any consideration received and the carrying amount of the former property/subsidiary. The related operations of assets held for sale are reported as discontinued if a) such operations and cash flows can be clearly distinguished, both operationally and financially, from the our ongoing operations, b) such operations and cash flows will be eliminated from ongoing operations once the disposal occurs, and c) we will not have any significant continuing involvement subsequent to the disposal.
     Notes Receivable – We provide mezzanine and first-mortgage financing in the form of notes receivable. These loans are held for investment and are intended to be held to maturity and accordingly, are recorded at cost, net of unamortized loan origination costs and fees, loan purchase discounts and net of the allowance for losses when a loan is deemed to be impaired. Premiums, discounts, and net origination fees are amortized or accreted as an adjustment to interest income using the effective interest method over the life of the loan. We discontinue recording interest and amortizing discounts/premiums when the contractual payment of interest and/or principal is not received. Payments received on impaired nonaccrual loans are recorded as reductions to the note receivable balance. The net carrying amount of the impaired notes receivable is adjusted to reflect the net present value of the future cash flows with the adjustment recorded in impairment charges.
     Our mezzanine and first-mortgage notes receivable are each secured by various hotel properties or partnership interests in hotel properties and are subordinate to the senior holders in the secured hotel properties. All such notes receivable are considered to be variable interests in the entities that own the related hotels. Variable Interest Entities (“VIE”), as defined by authoritative accounting guidance, must be consolidated by a reporting entity if the reporting entity is the primary beneficiary that has: (i) the power to direct the VIE’s activities that most significantly impact the VIE’s economic performance, (ii) an implicit financial responsibility to ensure that a VIE operates as designed, and (iii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE. Because we do not have the power and financial responsibility to direct the mezzanine loan VIEs’ activities and operations, we are not considered to be the primary beneficiary of these hotel properties as a result of holding these loans. Therefore, we do not consolidate the hotels for which we have provided financing. We assess our interests in those entities on an ongoing basis to determine whether such entities should be consolidated. In evaluating VIEs, our analysis involves considerable management judgment and assumptions.
     Impairment of Notes Receivable – We review notes receivable for impairment in each reporting period pursuant to the applicable authoritative accounting guidance. A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms. We apply normal loan review and underwriting procedures (as may be implemented or modified from time to time) in making that judgment.
     When a loan is impaired, we measure impairment based on the present value of expected cash flows discounted at the loan’s effective interest rate against the value of the asset recorded on the balance sheet. We may also measure impairment based on a loan’s observable market price or the fair value of collateral if the loan is collateral dependent. If a loan is deemed to be impaired, we record a valuation allowance through a charge to earnings for any shortfall. Our assessment of impairment is based on considerable judgment and estimates. During 2010 and 2009, we recorded a valuation allowance of $6.5 million and $148.7 million, net of subsequent valuation adjustments, for our mezzanine loan portfolio. See Notes 4 and 15 of Notes to Consolidated Financial Statements included in Item 8. Financial Statements and Supplementary Data.
     Investments in Unconsolidated Joint Ventures – Investments in joint ventures in which we have ownership interests ranging from 14.4% to 50% are accounted for under the equity method of accounting by recording the initial investment and our percentage of interest in the joint venture’s net income. The equity accounting method is employed due to the fact that we do not have control or power to direct the activities of the joint venture, nor do we have the obligation to absorb the loss of the joint venture or the rights to the joint venture’s residual returns. We review the investment in our unconsolidated joint venture for impairment in each reporting period pursuant to the applicable authoritative accounting guidance. The investment is impaired when its estimated fair value is less than the carrying amount of our investment. Any impairment is recorded in equity earnings (loss) in unconsolidated joint venture.
     The borrowers of the mezzanine loan tranches 4 and 6 held in our joint venture with PREI related to the JER/Highland Hospitality portfolio stopped making debt service payments in August 2010 and we are currently negotiating a restructuring with their equity holders, senior secured lenders and senior mezzanine lenders. Due to our junior participation status, it is expected the tranche 6 mezzanine loan will be completely extinguished in the restructuring. As a result, we recorded a valuation allowance of $21.6 million for the entire carrying value of our investment in the joint venture on December 31, 2010. We did not record a valuation allowance for the tranche 4 mezzanine loan as the restructuring could result in a conversion of the mezzanine loan into equity with us investing an additional amount.
     Derivative Financial Instruments and Hedges – We primarily use interest rate derivatives to capitalize on the historical correlation between changes in LIBOR (London Interbank Offered Rate) and RevPAR (Revenue per Available Room). Interest rate swaps (or reverse swaps) involve the exchange of fixed-rate payments for variable-rate payments (or vice versa) over the life of the derivative agreements without exchange of the underlying principal amount. Interest rate caps designated as cash flow hedges provide us with interest rate protection above the strike rate of the cap and result in us receiving interest payments when actual rates exceed the cap strike. For interest rate floors, we pay our counterparty interest when the variable interest rate index is below the strike rate. The interest rate flooridor combines two interest rate floors, structured such that the purchaser simultaneously buys an interest rate floor at a strike rate X and sells an interest rate floor at a lower strike rate Y. The purchaser of the flooridor is paid when the underlying interest rate index (for example, LIBOR) resets below strike rate X during the term of the flooridor. Unlike a standard floor, the flooridor limits the benefit the purchaser can receive as the related interest rate index falls. Once the underlying index falls below strike Y, the sold floor offsets the purchased floor. The interest rate corridor involves purchasing an interest rate cap at strike rate X and selling an interest rate cap with a higher strike rate Y. The purchaser of the corridor is paid when the underlying interest rate index resets above the strike rate X during the term of the corridor. The corridor limits the benefit the purchaser can receive as the related interest rate index rises above the strike rate Y. There is no additional liability to us other than the purchase price associated with the flooridor and corridor.
     We account for the interest rate derivatives at fair value in accordance with the applicable authoritative accounting guidance. All derivatives are recorded on the balance sheets at their fair values and reported as “Interest rate derivatives.” For derivatives designated as cash flow hedges, the effective portion of changes in the fair value is reported as a component of “Accumulated other comprehensive income (loss)” (OCI) in the equity section of the consolidated balance sheets. The amount recorded in OCI is reclassified to interest expense in the same period or periods during which the hedged transaction affects earnings, while the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings as “Unrealized gain (loss) on derivatives” in the consolidated statements of operations. For derivatives that are not designated as cash flow hedges, the changes in the fair value are recognized in earnings as “Unrealized gain (loss) on derivatives” in the consolidated statements of operations. We assess the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction.
RECENTLY ISSUED ACCOUNTING STANDARDS
     In December 2010, FASB issued an accounting standard update to require a public entity to disclose pro forma information for business combinations that occurred in the current reporting period. The disclosures include pro forma revenue and earnings of the combined entity for the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. The new disclosures are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. We will adopt the new disclosure requirements when a business combination occurs and do not expect the adoption will have an impact on our financial position and results of operations.
NON-GAAP FINANCIAL MEASURES
     The following non-GAAP presentations of EBITDA and FFO are made to help our investors in evaluating our operating performance. EBITDA is defined as net income (loss) attributable to the Company before interest expense, interest income other than interest income from mezzanine loans, income taxes, depreciation and amortization, and noncontrolling interests in the operating partnership. We present EBITDA because we believe it provides useful information to investors as it is an indicator of our ability to meet our future debt payment requirements, working capital requirements and it provides an overall evaluation of our financial condition. EBITDA, as calculated by us may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. EBITDA does not represent cash generated from operating activities determined in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as determined by GAAP as a indicator of liquidity.

     The following table reconciles net (loss) income to EBITDA (in thousands) (unaudited):

	Year Ended December 31,
	2010	2009	2008
Net (loss) income	$(61,792)	$(288,660)	$145,671
Loss (income) from consolidated joint ventures attributable to noncontrolling interests	1,683	765	(1,444)
Net loss (income) attributable to redeemable noncontrolling interests in operating partnership	8,369	37,653	(15,033)

Net (loss) income attributable to the Company	(51,740)	(250,242)	129,194
Depreciation and amortization	141,547	153,907	172,262
Interest expense and amortization of loan costs	147,233	145,171	157,274
Income tax (benefit) expense	(132)	1,565	1,093
Net (loss) income attributable to redeemable noncontrolling interests in operating partnership	(8,369)	(37,653)	15,033
Interest income	(273)	(289)	(2,020)

EBITDA (1)	$228,266	$12,459	$472,836

(1)	EBITDA is not adjusted for income received from interest rate derivatives because the related derivatives are not designated as hedges under ASC 815 and therefore, this income is reported as other income instead of a reduction of interest expense in accordance with GAAP.
     The White Paper on Funds From Operations (“FFO”) approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002 defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses on sales of properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items attributable to noncontrolling interests in the operating partnership. NAREIT developed FFO as a relative measure of performance of an equity REIT to recognize that income-producing real estate historically has not depreciated on the basis determined by GAAP. We compute FFO in accordance with our interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that either do not define the term in accordance with the current NAREIT definition or interpret the NAREIT definition differently than us. FFO does not represent cash generated from operating activities as determined by GAAP and should not be considered as an alternative to a) GAAP net income or loss as an indication of our financial performance or b) GAAP cash flows from operating activities as a measure of our liquidity, nor is it indicative of funds available to satisfy our cash needs, including our ability to make cash distributions. However, to facilitate a clear understanding of our historical operating results, we believe that FFO should be considered along with our net income or loss and cash flows reported in the consolidated financial statements.
     The following table reconciles net (loss) income to FFO (in thousands) (unaudited):

	Year Ended December 31,
	2010	2009	2008
Net (loss) income	$(61,792)	$(288,660)	$145,671
Loss (income) from consolidated joint ventures attributable to noncontrolling interests	1,683	765	(1,444)
Net loss (income) attributable to redeemable noncontrolling interests in operating partnership	8,369	37,653	(15,033)
Preferred dividends	(21,194)	(19,322)	(26,642)

Net (loss) income available to common shareholders	(72,934)	(269,564)	102,552
Depreciation and amortization on real estate	141,285	153,621	171,791
Gain (loss) on sale/disposition of properties/note receivable	(55,931)	511	(48,514)
Gain on insurance settlement	—	(1,329)	—
Net (loss) income attributable to redeemable noncontrolling interests in operating partnership	(8,369)	(37,653)	15,033

FFO	$4,051	$(154,414)	$240,862

Item 7A. Quantitative and Qualitative Disclosures about Market Risk
     Our primary market risk exposure consists of changes in interest rates on borrowings under our debt instruments, our derivatives portfolio and notes receivable that bear interest at variable rates that fluctuate with market interest rates. The analysis below presents the sensitivity of the market value of our financial instruments to selected changes in market interest rates.

     At December 31, 2010, the total indebtedness of $2.5 billion of our continuing operations included $662.5 million of variable-rate debt. The impact on the results of operations of a 25-basis point change in interest rate on the outstanding balance of variable-rate debt at December 31, 2010 would be approximately $1.6 million per year. Interest rate changes will have no impact on the remaining $1.9 billion of fixed rate debt.
     The above amounts were determined based on the impact of hypothetical interest rates on our borrowings and assume no changes in our capital structure. As the information presented above includes only those exposures that existed at December 31, 2010, it does not consider exposures or positions that could arise after that date. Accordingly, the information presented herein has limited predictive value. As a result, the ultimate realized gain or loss with respect to interest rate fluctuations will depend on exposures that arise during the period, the hedging strategies at the time, and the related interest rates.
     We primarily use interest rate derivatives in order to capitalize on the historical correlation between changes in LIBOR and RevPAR. Beginning in March 2008, we entered into various interest rate swap, cap, floor, and flooridor transactions that were not designated as hedges. The changes in the fair market values of these transactions are noncash items and recorded in earnings. Based on the LIBOR rates in effect on December 31, 2010, the interest rate derivatives we entered into since 2008 have resulted in cash income of approximately $62.9 million for 2010 and expect to result in income of approximately $70.4 million for 2011.
Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of
Ashford Hospitality Trust, Inc.
     We have audited the accompanying consolidated balance sheets of Ashford Hospitality Trust, Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive (loss) income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Ashford Hospitality Trust, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 4, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Dallas, Texas
March 4, 2011, except for
Notes 1, 2, 6, 11, 19, 20, and 22 as to which
the date is October 20, 2011

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31,
	2010	2009
Assets
Investments in hotel properties, net	$3,023,736	$3,383,759
Cash and cash equivalents	217,690	165,168
Restricted cash	67,666	77,566
Accounts receivable, net of allowance of $298 and $492, respectively	27,493	31,503
Inventories	2,909	2,975
Notes receivable, net of allowance of $16,875 and $148,679, respectively	20,870	55,655
Investment in unconsolidated joint venture	15,000	20,736
Assets held for sale	144,511	—
Deferred costs, net	17,519	20,960
Prepaid expenses	12,727	13,234
Interest rate derivatives	106,867	94,645
Other assets	7,502	3,471
Intangible asset, net	2,899	2,988
Due from third-party hotel managers	49,135	41,838

Total assets	$3,716,524	$3,914,498

Liabilities and Equity
Liabilities:
Indebtedness of continuing operations	$2,518,164	$2,772,396
Indebtedness of assets held for sale	50,619	—
Capital leases payable	36	83
Accounts payable and accrued expenses	79,248	91,387
Dividends payable	7,281	5,566
Unfavorable management contract liabilities	16,058	18,504
Due to related party	2,400	1,009
Due to third-party hotel managers	1,870	1,563
Other liabilities	4,627	7,932
Other liabilities of assets held for sale	2,995	—

Total liabilities	2,683,298	2,898,440

Commitments and contingencies (Note 11)
Series B-1 cumulative convertible redeemable preferred stock, $0.01 par value, 7,247,865 shares and 7,447,865 shares issued and outstanding at December 31, 2010 and 2009	72,986	75,000
Redeemable noncontrolling interests in operating partnership	126,722	85,167
Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized —
Series A cumulative preferred stock, 1,487,900 shares issued and outstanding	15	15
Series D cumulative preferred stock, 8,966,797 and 5,666,797 shares issued and outstanding at December 31, 2010 and 2009	90	57
Common stock, $0.01 par value, 200,000,000 shares authorized, 123,403,896 shares and 122,748,859 shares issued at December 31, 2010 and 2009; 58,999,324 shares and 57,596,878 shares outstanding at December 31, 2010 and 2009	1,234	1,227
Additional paid-in capital	1,552,657	1,436,009
Accumulated other comprehensive loss	(550)	(897)
Accumulated deficit	(543,788)	(412,011)
Treasury stock, at cost, 64,404,569 and 65,151,981 shares at December 31, 2010 and 2009	(192,850)	(186,424)

Total shareholders’ equity of the Company	816,808	837,976
Noncontrolling interests in consolidated joint ventures	16,710	17,915

Total equity	833,518	855,891

Total liabilities and equity	$3,716,524	$3,914,498

See Notes to Consolidated Financial Statements.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Year Ended December 31,
	2010	2009	2008
Revenue
Rooms	$640,989	$626,434	$758,119
Food and beverage	151,105	152,366	190,650
Rental income from operating leases	5,436	5,650	6,218
Other	39,291	41,632	46,500

Total hotel revenue	836,821	826,082	1,001,487
Interest income from notes receivable	1,378	10,876	24,050
Asset management fees and other	425	726	2,013

Total revenue	838,624	837,684	1,027,550

Expenses
Hotel operating expenses:
Rooms	148,308	142,425	162,531
Food and beverage	105,229	106,909	132,277
Other expenses	266,199	266,964	307,704
Management fees	34,909	34,184	41,412

Total hotel expenses	554,645	550,482	643,924
Property taxes, insurance and other	49,389	53,097	52,136
Depreciation and amortization	132,651	138,620	148,435
Impairment charges	46,404	148,679	—
Gain on insurance settlement	—	(1,329)	—
Transaction acquisition and contract termination costs	7,001	—	—
Corporate general and administrative	30,619	29,951	28,702

Total expenses	820,709	919,500	873,197

Operating income (loss)	17,915	(81,816)	154,353
Equity (loss) earnings in unconsolidated joint venture	(20,265)	2,486	(2,205)
Interest income	283	297	2,062
Other income	62,826	56,556	10,153
Interest expense and amortization of loan costs	(140,609)	(132,997)	(144,068)
Write-off of premiums, loan costs and exit fees	(3,893)	371	(1,226)
Unrealized gain (loss) on derivatives	12,284	(31,782)	79,620

(Loss) income from continuing operations before income taxes	(71,459)	(186,885)	98,689
Income tax benefit (expense)	155	(1,508)	(439)

(Loss) income from continuing operations	(71,304)	(188,393)	98,250
Income (loss) from discontinued operations	9,512	(100,267)	47,421

Net (loss) income	(61,792)	(288,660)	145,671
Loss (income) from consolidated joint ventures attributable to noncontrolling interests	1,683	765	(1,444)
Net loss (income) attributable to redeemable noncontrolling interests in operating partnership	8,369	37,653	(15,033)

Net (loss) income attributable to the Company	(51,740)	(250,242)	129,194
Preferred dividends	(21,194)	(19,322)	(26,642)

Net (loss) income available to common shareholders	$(72,934)	$(269,564)	$102,552

(Loss) income per share — basic and diluted:
(Loss) income from continuing operations attributable to common shareholders	$(1.59)	$(2.67)	$0.53
Income (loss) from discontinued operations attributable to common shareholders	0.16	(1.26)	0.38

Net (loss) income attributable to common shareholders	$(1.43)	$(3.93)	$0.91

Weighted average common shares outstanding — basic and diluted	51,159	68,597	111,295

Dividends declared per common share	$—	$—	$0.63

Amounts attributable to common shareholders:
(Loss) income from continuing operations, net of tax	$(60,158)	$(163,582)	$86,398
Income (loss) from discontinued operations, net of tax	8,418	(86,660)	42,796
Preferred dividends	(21,194)	(19,322)	(26,642)

Net (loss) income attributable to common shareholders	$(72,934)	$(269,564)	$102,552

See Notes to Consolidated Financial Statements.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(in thousands)

	Year Ended December 31,
	2010	2009	2008
Net (loss) income	$(61,792)	$(288,660)	$145,671

Other comprehensive income (loss), net of tax:
Change in unrealized loss on derivatives	(136)	(235)	(952)
Reclassification to interest expense	632	206	58
Foreign currency translation adjustments	—	—	(126)

Total other comprehensive income (loss)	496	(29)	(1,020)

Total comprehensive (loss) income	(61,296)	(288,689)	144,651
Less: Comprehensive loss (income) attributable to noncontrolling interests in consolidated joint ventures	1,590	749	(1,226)
Less: Comprehensive loss (income) attributable to redeemable noncontrolling interests in operating partnership	8,313	37,661	(15,033)

Comprehensive (loss) income attributable to the Company	$(51,393)	$(250,279)	$128,392

See Notes to Consolidated Financial Statements.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in thousands)

														Redeemable
												Noncontrolling		Noncontrolling
	Preferred Stock						Additional		Accumulated Other			Interests in		Interests in
	Series A		Series D		Common Stock		Paid-in	Accumulated	Comprehensive	Treasury Stock		Consolidated		Operating
	Shares	Amounts	Shares	Amounts	Shares	Amounts	Capital	Deficit	Income/(Loss)	Shares	Amounts	Joint Ventures	Total	Partnership
Balance at January 31, 2008	2,300	$23	8,000	$80	122,766	$1,228	$1,455,917	$(153,664)	$(115)	(2,390)	$(18,466)	$19,036	$1,304,039	$101,031
Purchases of preferred stock	(115)	(1)	(1,606)	(16)	—	—	(9,872)	—	—	—	—	—	(9,889)	—
Purchases of treasury shares	—	—	—	—	—	—	—	—	—	(34,028)	(96,951)	—	(96,951)	—
Issuance of restricted shares/units under stock/unit-based compensation	—	—	—	—	—	—	(1,651)	—	—	214	1,742	—	91	53
Stock/unit-based compensation expense	—	—	—	—	—	—	5,761	—	—	—	—	—	5,761	981
Forfeiture of restricted shares	—	—	—	—	(17)	(1)	1	—	—	—	—	—	—	—
Redemption/conversion of operating partnership units	—	—	—	—	—	—	(10)	—	—	10	77	—	67	(67)
Adjustments to noncontrolling interest balances assumed at acquisition	—	—	—	—	—	—	—	—	—	—	—	395	395	—
Contributions from noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	52	52	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	(1,354)	(1,354)	(9,562)
Net income	—	—	—	—	—	—	—	129,194	—	—	—	1,444	130,638	15,033
Dividends declared – common shares	—	—	—	—	—	—	—	(73,670)	—	—	—	—	(73,670)	—
Dividends declared – Preferred A shares	—	—	—	—	—	—	—	(4,855)	—	—	—	—	(4,855)	—
Dividends declared – Preferred B-1 shares	—	—	—	—	—	—	—	(5,735)	—	—	—	—	(5,735)	—
Dividends declared – Preferred D shares	—	—	—	—	—	—	—	(16,052)	—	—	—	—	(16,052)	—
Change in unrealized loss on derivatives	—	—	—	—	—	—	—	—	(734)	—	—	(218)	(952)	—
Reclassification to interest expense	—	—	—	—	—	—	—	—	58	—	—	—	58	—
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	(126)	—	—	—	(126)	—
Adjustment resulting from sale of property	—	—	—	—	—	—	—	—	57	—	—	—	57	—

Balance at December 31, 2008	2,185	22	6,394	64	122,749	1,227	1,450,146	(124,782)	(860)	(36,194)	(113,598)	19,355	1,231,574	107,469
Purchases of preferred stock	(697)	(7)	(727)	(7)	—	—	(10,642)	—	—	—	—	—	(10,656)	—
Purchases of treasury stock	—	—	—	—	—	—	—	—	—	(30,058)	(81,329)	—	(81,329)	—
Issuance of restricted shares under stock-based compensation	—	—	—	—	—	—	(8,426)	—	—	1,100	8,503	—	77	—
Stock/unit-based compensation expense	—	—	—	—	—	—	3,977	—	—	—	—	—	3,977	983
Contributions from noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	281	281	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	(972)	(972)	(2,827)
Net loss	—	—	—	—	—	—	—	(250,242)	—	—	—	(765)	(251,007)	(37,653)
Dividends declared – Preferred A shares	—	—	—	—	—	—	—	(3,180)	—	—	—	—	(3,180)	—
Dividends declared – Preferred B-1 shares	—	—	—	—	—	—	—	(4,171)	—	—	—	—	(4,171)	—
Dividends declared – Preferred D shares	—	—	—	—	—	—	—	(11,971)	—	—	—	—	(11,971)	—
Change in unrealized loss on derivatives	—	—	—	—	—	—	—	—	(202)	—	—	—	(202)	(33)
Reclassification to interest expense	—	—	—	—	—	—	—	—	165	—	—	16	181	25
Redemption/conversion of operating partnership units	—	—	—	—	—	—	—	—	—	—	—	—	—	(381)
Deferred compensation to be settled in shares	—	—	—	—	—	—	954	—	—	—	—	—	954	—
Adjustment to reflect redemption value of operating units	—	—	—	—	—	—	—	(17,665)	—	—	—	—	(17,665)	17,584

Balance at December 31, 2009	1,488	15	5,667	57	122,749	1,227	1,436,009	(412,011)	(897)	(65,152)	(186,424)	17,915	855,891	85,167
Purchases of treasury stock	—	—	—	—	—	—	—	—	—	(7,158)	(45,087)	—	(45,087)	—
Reissuance of treasury stock	—	—	—	—	—	—	34,478	—	—	7,500	35,572	—	70,050	—
Issuance of Series D preferred stock	—	—	3,300	33	—	—	72,151	—	—	—	—	—	72,184	—
Issuance of restricted shares/units under stock/unit-based compensation	—	—	—	—	—	—	(3,536)	—	—	469	3,536	—	—	54
Stock/unit based compensation expense	—	—	—	—	—	—	4,129	—	—	—	—	—	4,129	2,909
Forfeiture of restricted shares	—	—	—	—	—	—	146	—	—	(63)	(447)	—	(301)	—
Contributions from noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	1,033	1,033	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	(648)	(648)	(2,942)
Net loss	—	—	—	—	—	—	—	(51,740)	—	—	—	(1,683)	(53,423)	(8,369)
Dividends declared – Preferred A shares	—	—	—	—	—	—	—	(3,180)	—	—	—	—	(3,180)	—
Dividends declared – Preferred B-1 shares	—	—	—	—	—	—	—	(4,143)	—	—	—	—	(4,143)	—
Dividends declared – Preferred D shares	—	—	—	—	—	—	—	(13,871)	—	—	—	—	(13,871)	—
Change in unrealized loss on derivatives	—	—	—	—	—	—	—	—	(101)	—	—	(14)	(115)	(21)
Reclassification to interest expense	—	—	—	—	—	—	—	—	448	—	—	107	555	77
Conversion of Series B-1 preferred stock	—	—	—	—	200	2	2,012	—	—	—	—	—	2,014	—
Redemption/conversion of operating partnership units	—	—	—	—	455	5	3,677	(212)	—	—	—	—	3,470	(8,784)
Deferred compensation to be settled in shares	—	—	—	—	—	—	3,591	—	—	—	—	—	3,591	—
Adjustment to reflect redemption value of operating units	—	—	—	—	—	—	—	(58,631)	—	—	—	—	(58,631)	58,631

Balance at December 31, 2010	1,488	$15	8,967	$90	123,404	$1,234	$1,552,657	$(543,788)	$(550)	(64,404)	$(192,850)	$16,710	$833,518	$126,722

See Notes to Consolidated Financial Statements.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2010	2009	2008
Cash Flows from Operating Activities
Net (loss) income	$(61,792)	$(288,660)	$145,671
Adjustments to reconcile net (loss) income to net cash flows provided by operating activities:
Depreciation and amortization	145,326	157,107	174,365
Impairment charges	82,054	218,877	—
Equity loss (earnings) in unconsolidated joint venture	20,265	(2,486)	2,205
Distributions of earnings from unconsolidated joint venture	492	873	1,800
Income from derivatives	(62,906)	(52,282)	(10,352)
(Gain) loss on sale of properties/notes receivable, net	(55,905)	511	(48,514)
Gain on insurance settlement	—	(1,329)	—
Amortization of loan costs, write-off of loan costs, premiums and exit fees, net	9,731	7,881	7,650
Amortization discounts and deferred costs and income on notes receivable, net	—	(3,129)	(9,051)
Unrealized loss (gain) on derivatives	(12,284)	31,782	(79,620)
Stock/unit-based compensation	7,067	5,037	6,834
Changes in operating assets and liabilities —
Restricted cash	9,900	(7,806)	(16,934)
Accounts receivable and inventories	3,065	(4,677)	13,607
Prepaid expenses and other assets	(4,167)	1,084	6,570
Accounts payable and accrued expenses	8,922	1,784	(39,327)
Due to/from related parties	1,370	(1,369)	(337)
Due to/from third-party hotel managers	(6,606)	4,280	(6,378)
Other liabilities	(1,885)	(1,864)	(3,194)

Net cash provided by operating activities	82,647	65,614	144,995

Cash Flows from Investing Activities
Acquisitions/originations of notes receivable	—	—	(138,039)
Proceeds from sale/payments of notes receivable	28,284	13,355	23,165
Investment in unconsolidated joint venture	(15,000)	—	(17,877)
Cash released at disposition of hotel properties	(3,458)	(3,494)	—
Improvements and additions to hotel properties	(62,205)	(69,176)	(127,293)
Net proceeds from sale of assets/properties	4,903	858	428,499
Proceeds from property insurance	—	13,703	—

Net cash (used in) provided by investing activities	(47,476)	(44,754)	168,455

Cash Flows from Financing Activities
Borrowings on indebtedness and capital leases	259,000	208,800	833,400
Repayments of indebtedness and capital leases	(365,702)	(196,772)	(741,634)
Payments of loan costs and prepayment penalties	(7,080)	(5,903)	(7,845)
Payments of dividends	(24,008)	(22,867)	(138,620)
Purchases of treasury stock	(45,087)	(81,327)	(96,920)
Purchase of preferred stock	—	(10,656)	(9,889)
Payments for derivatives	(75)	(38,058)	(9,914)
Cash income from derivatives	62,212	50,928	8,599
Proceeds from preferred stock offering	72,208
Proceeds from common stock offering	70,443	—	—
Contributions from noncontrolling interests in consolidated joint ventures	1,033	—	—
Distributions to noncontrolling interests in joint ventures	(333)	(972)	(1,354)
Redemption of operating partnership units and other	(5,260)	(462)	53

Net cash provided by (used in) financing activities	17,351	(97,289)	(164,124)

Net change in cash and cash equivalents	52,522	(76,429)	149,326
Cash and cash equivalents at beginning of year	165,168	241,597	92,271

Cash and cash equivalents at end of year	$217,690	$165,168	$241,597

Supplemental Cash Flow Information
Interest paid	$142,998	$137,252	$160,255
Income taxes paid	$1,424	$651	$276
Supplemental Disclosure of Investing and Financing Activities
Accrued interest added to principal of indebtedness	$4,042	$—	$—
Assets transferred to receivership/lender	$54,625	$36,177	$—
Liabilities transferred to receivership/lender	$110,837	$33,290	$—
Note receivable contributed to unconsolidated joint venture	$—	$—	$5,230
See Notes to Consolidated Financial Statements.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2010, 2009 and 2008
1. Organization and Description of Business
     Ashford Hospitality Trust, Inc., together with its subsidiaries (“Ashford”), is a self-advised real estate investment trust (“REIT”) focused on investing in the hospitality industry across all segments and in all methods including direct real estate, securities, equity, and debt. We commenced operations in August 2003 with the acquisition of six hotels (the “Initial Properties”) in connection with our initial public offering. We own our lodging investments and conduct our business through Ashford Hospitality Limited Partnership, our operating partnership. Ashford OP General Partner LLC, a wholly-owned subsidiary of Ashford, serves as the sole general partner of our operating partnership. In this report, the terms “the Company,” “we,” “us” or “our” mean Ashford Hospitality Trust, Inc. and all entities included in its consolidated financial statements.
     As of December 31, 2010, we owned 94 hotel properties directly and six hotel properties through majority-owned investments in joint ventures, which represents 21,734 total rooms, or 21,392 net rooms excluding those attributable to joint venture partners. All of these hotel properties are located in the United States. At December 31, 2010, 96 of the 100 hotels were included in our continuing operations. At December 31, 2010, we also wholly owned mezzanine or first-mortgage loan receivables with a carrying value of $20.9 million and had ownership interests in two joint ventures that own mezzanine loans.
     For federal income tax purposes, we elected to be treated as a REIT, which imposes limitations related to operating hotels. As of December 31, 2010, 99 of our 100 hotel properties were leased or owned by our wholly-owned subsidiaries that are treated as taxable REIT subsidiaries for federal income tax purposes (collectively, these subsidiaries are referred to as “Ashford TRS”). Ashford TRS then engages third-party or affiliated hotel management companies to operate the hotels under management contracts. Hotel operating results related to these properties are included in the consolidated statements of operations. As of December 31, 2010, one hotel property was leased on a triple-net lease basis to a third-party tenant who operates the hotel. Rental income from this operating lease is included in the consolidated results of operations.
     Remington Lodging & Hospitality, LLC (“Remington Lodging”), our primary property manager, is beneficially wholly owned by Mr. Archie Bennett, Jr., our Chairman, and Mr. Monty J. Bennett, our Chief Executive Officer. As of December 31, 2010, Remington Lodging managed 46 of our 100 hotel properties, while third-party management companies managed the remaining 54 hotel properties.
2. Significant Accounting Policies
     Basis of Presentation — The accompanying consolidated financial statements include the accounts of Ashford, its majority-owned subsidiaries and its majority-owned joint ventures in which it has a controlling interest. All significant inter-company accounts and transactions between consolidated entities have been eliminated in these consolidated financial statements.
     Marriott International, Inc. (“Marriott”) manages 41 of our properties. For these Marriott-managed hotels, the fiscal year reflects 12 weeks of operations for each of the first three quarters of the year and 16 weeks for the fourth quarter of the year. For 2008, Marriott-managed hotels reflected 17 weeks of operations for the fourth quarter. Therefore, in any given quarterly period, period-over-period results will have different ending dates. For Marriott-managed hotels, the fourth quarters of 2010, 2009 and 2008 ended December 31, 2010, January 1, 2010 and January 2, 2009, respectively.
     Use of Estimates — The preparation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
     Cash and Cash Equivalents — Cash and cash equivalents include cash on hand or held in banks and short-term investments with an initial maturity of three months or less at the date of purchase.
     Restricted Cash — Restricted cash includes reserves for debt service, real estate taxes, and insurance, as well as excess cash flow deposits and reserves for furniture, fixtures, and equipment replacements of approximately 4% to 6% of property revenue for certain hotels, as required by certain management or mortgage debt agreement restrictions and provisions.
     Accounts Receivable — Accounts receivable consists primarily of meeting and banquet room rental and hotel guest receivables. We generally do not require collateral. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable that is estimated to be uncollectible.
     Inventories — Inventories, which primarily consist of food, beverages, and gift store merchandise, are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method.
     Investments in Hotel Properties — Hotel properties are generally stated at cost. However, the six hotel properties contributed upon Ashford’s formation (the “Initial Properties”) in 2003, are stated at the predecessor’s historical cost, net of impairment charges, if any, plus a noncontrolling interest partial step-up related to the acquisition of noncontrolling interests from third parties associated with four of the Initial Properties. For hotel properties owned through our majority-owned joint ventures, the carrying basis attributable to the joint venture partners’ minority ownership is recorded at the predecessor’s historical cost, net of any impairment charges, while the carrying basis attributable to our majority ownership is recorded based on the allocated purchase price of our ownership interests in the joint ventures. All improvements and additions which extend the useful life of the hotel properties are capitalized.
     Impairment of Investment in Hotel Properties — Hotel properties are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. We test impairment by using current or projected cash flows over the estimated useful life of the asset. In evaluating the impairment of hotel properties, we make many assumptions and estimates, including projected cash flows, expected holding period and expected useful life. We may also use fair values of comparable assets. If an asset is deemed to be impaired, we record an impairment charge for the amount that the property’s net book value exceeds its estimated fair value. During 2010 and 2009, we recorded impairment charges of $75.6 million and $70.2 million on hotel properties, respectively. Of these impairment charges, $35.7 million and $70.2 million for 2010 and 2009, respectively, are included in the operating results of discontinued operations. See the detailed discussion in Notes 3, 6 and 15.
     Notes Receivable — We provide mezzanine and first-mortgage financing in the form of notes receivable. These loans are held for investment and are intended to be held to maturity and accordingly, are recorded at cost, net of unamortized loan origination costs and fees, loan purchase discounts and net of the allowance for losses when a loan is deemed to be impaired. Premiums, discounts, and net origination fees are amortized or accreted as an adjustment to interest income using the effective interest method over the life of the loan. We discontinue recording interest and amortizing discounts/premiums when the contractual payment of interest and/or principal is not received. Payments received on impaired nonaccrual loans are recorded as adjustments to impairment charges.
     Variable interest entities, as defined by authoritative accounting guidance, must be consolidated by their controlling interest beneficiaries if the variable interest entities do not effectively disperse risks among the parties involved. Our mezzanine and first-mortgage notes receivable are each secured by various hotel properties or partnership interests in hotel properties and are subordinate to the controlling interest in the secured hotel properties. All such notes receivable are considered to be variable interests in the entities that own the related hotels. However, we are not considered to be the primary beneficiary of these hotel properties as a result of holding these loans. Therefore, we do not consolidate the hotels for which we have provided financing. We will evaluate the interests in entities acquired or created in the future to determine whether such entities should be consolidated. In evaluating variable interest entities, our analysis involves considerable management judgment and assumptions.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
     Impairment of Notes Receivable — We review notes receivables for impairment in each reporting period pursuant to the applicable authoritative accounting guidance. A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts recorded as assets on the balance sheet. We apply normal loan review and underwriting procedures (as may be implemented or modified from time to time) in making that judgment.
     When a loan is impaired, we measure impairment based on the present value of expected cash flows discounted at the loan’s effective interest rate against the value of the asset recorded on the balance sheet. We may also measure impairment based on a loan’s observable market price or the fair value of collateral if the loan is collateral dependent. If a loan is deemed to be impaired, we record a valuation allowance through a charge to earnings for any shortfall. Our assessment of impairment is based on considerable judgment and estimates. During 2010 and 2009, we recorded a valuation allowance of $6.5 million and $148.7 million, net of subsequent valuation adjustments, for our mezzanine loan portfolio. See Notes 4 and 15.
     Investments in Unconsolidated Joint Ventures — Investments in joint ventures in which we have ownership interests ranging from 14.4% to 50% are accounted for under the equity method of accounting by recording the initial investment and our percentage of interest in the joint venture’s net income. The equity accounting method is employed due to the fact that we do not control the joint venture and are not the primary beneficiary of the joint venture pursuant to the applicable authoritative accounting guidance. We review the investment in our unconsolidated joint venture for impairment in each reporting period pursuant to the applicable authoritative accounting guidance. The investment is impaired when its estimated fair value is less than the carrying amount of our investment. Any impairment is recorded in equity earnings (loss) in unconsolidated joint venture. In 2010, we recorded a valuation allowance of $21.6 million to fully reserve our investment in a joint venture that holds mezzanine loans. See Note 5.
     Assets Held for Sale and Discontinued Operations — We classify assets as held for sale when management has obtained a firm commitment from a buyer, and consummation of the sale is considered probable and expected within one year. In addition, we deconsolidate a property when it becomes subject to the control of a government, court, administrator or regulator and we effectively lose control of the property/subsidiary. When deconsolidating a property/subsidiary, we recognize a gain or loss in net income measured as the difference between the fair value of any consideration received and the carrying amount of the former property/subsidiary. The related operations of assets held for sale are reported as discontinued if a) such operations and cash flows can be clearly distinguished, both operationally and financially, from our ongoing operations, b) such operations and cash flows will be eliminated from ongoing operations once the disposal occurs, and c) we will not have any significant continuing involvement subsequent to the disposal.
     Deferred Costs, net — Deferred loan costs are recorded at cost and amortized over the terms of the related indebtedness using the effective interest method. Deferred franchise fees are amortized on a straight-line basis over the terms of the related franchise agreements.
     Due to/from Affiliates — Due to/from affiliates represents current receivables and payables resulting from transactions related to hotel management and project management with affiliated entities. Due from affiliates results primarily from advances of shared costs incurred. Due to affiliates results primarily from hotel management and project management fees incurred. Both due to and due from affiliates are generally settled within a period not exceeding one year.
     Due to/from Third-Party Hotel Managers — Due from third-party hotel managers primarily consists of amounts due from Marriott related to cash reserves held at the Marriott corporate level related to operating, capital improvements, insurance, real estate taxes, and other items.
     Unfavorable Management Contract Liabilities — Certain management agreements assumed in the acquisition of a hotel in 2006 and the CNL acquisition in 2007 have terms that are more favorable to the respective managers than typical market management agreements at the acquisition dates. As a result, we recorded unfavorable contract liabilities related to those management agreements totaling $23.4 million based on the present value of expected cash outflows over the initial terms of the related agreements. The unfavorable contract liabilities are amortized as reductions to incentive management fees on a straight-line basis over the initial terms of the related agreements. In

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
evaluating unfavorable contract liabilities, our analysis involves considerable management judgment and assumptions.
     Noncontrolling Interests — The redeemable noncontrolling interests in the operating partnership represent the limited partners’ proportionate share of equity in earnings/losses of the operating partnership, which is an allocation of net income attributable to the common unit holders based on the weighted average ownership percentage of these limited partners’ common unit holdings throughout the period plus distributions paid to these limited partners’ Class B unit holdings. The redeemable noncontrolling interests in our operating partnership is classified in the mezzanine section of the consolidated balance sheets as these redeemable operating units do not meet the requirements for equity classification prescribed by the authoritative accounting guidance because the redemption feature requires the delivery of cash or registered shares. The carrying value of the noncontrolling interests in the operating partnership is based on the greater of the accumulated historical cost or the redemption value.
     The noncontrolling interests in consolidated joint ventures represent ownership interests ranging from 11% to 25% of six hotel properties held by three joint ventures, and are reported in equity in the consolidated balance sheets.
     Net income/loss attributable to redeemable noncontrolling interests in the operating partnership and income/loss from consolidated joint ventures attributable to noncontrolling interests in our consolidated joint ventures are reported as deductions/additions from/to net income/loss. Comprehensive income/loss attributable to these noncontrolling interests is reported as reductions/additions from/to comprehensive income/loss.
     Guarantees — Upon acquisition of the 51-hotel CNL portfolio on April 11, 2007, we assumed certain guarantees, which represent funds provided by third-party hotel managers to guarantee minimum returns for certain hotel properties. As we are obligated to repay such amounts through increased incentive management fees through cash reimbursements, such guarantees are recorded as other liabilities. As of December 31, 2010 and 2009, these liabilities totaled $344,000.
     Revenue Recognition — Hotel revenues, including room, food, beverage, and ancillary revenues such as long-distance telephone service, laundry, and space rentals, are recognized when services have been rendered. Rental income represents income from leasing hotel properties to third-party tenants on triple-net operating leases. Base rent on the triple-net lease is recognized on a straight-line basis over the lease terms and variable rent is recognized when earned. Interest income, representing interest on the mezzanine and first mortgage loan portfolio (including accretion of discounts on certain loans using the effective interest method), is recognized when earned. We discontinue recording interest and amortizing discounts/premiums when the contractual payment of interest and/or principal is not received. Asset management fees are recognized when services are rendered. Taxes collected from customers and submitted to taxing authorities are not recorded in revenue. For the hotel leased to a third party, we report deposits into our escrow accounts for capital expenditure reserves as income.
     Other Expenses — Other expenses include telephone charges, guest laundry, valet parking, and hotel-level general and administrative fees, sales and marketing expenses, repairs and maintenance, franchise fees and utility costs. They are expensed as incurred.
     Advertising Costs — Advertising costs are charged to expense as incurred. For the years ended December 31, 2010, 2009 and 2008, our continuing operations incurred advertising costs of $2.4 million, $2.9 million and $4.0 million, respectively. Advertising costs related to continuing operations are included in “Other expenses” in the accompanying consolidated statement of operations.
     Stock/Unit-Based Compensation — Stock/unit-based compensation is accounted for at the fair value based on the market price of the shares at the date of grant in accordance with applicable authoritative accounting guidance. The fair value is charged to compensation expense on a straight-line basis over the vesting period of the shares/units.
     Depreciation and Amortization — Owned hotel properties are depreciated over the estimated useful life of the assets and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related assets. Presently, hotel properties are depreciated using the straight-line method over lives ranging from 7.5 to 39 years for buildings and improvements and three to five years for furniture, fixtures and equipment. While we

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
believe our estimates are reasonable, a change in estimated useful lives could affect depreciation expense and net income (loss) as well as resulting gains or losses on potential hotel sales.
     Income Taxes — As a REIT, we generally will not be subject to federal corporate income tax on the portion of our net income (loss) that does not relate to taxable REIT subsidiaries. However, Ashford TRS is treated as a taxable REIT subsidiary for federal income tax purposes. In accordance with authoritative accounting guidance, we account for income taxes related to Ashford TRS using the asset and liability method under which deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective bases. In addition, the analysis utilized by us in determining our deferred tax asset valuation allowance involves considerable management judgment and assumptions.
     In July 2006, the Financial Accounting Standards Board (“FASB”) issued accounting guidance that clarified the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The guidance prescribes a financial statement recognition and measurement attribute for the recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance also provides direction on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We classify interest and penalties related to underpayment of income taxes as income tax expense. We and our subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and cities. Tax years 2007 through 2010 remain subject to potential examination by certain federal and state taxing authorities. Income tax examinations of two of our TRS subsidiaries are currently in process. We believe that the results of the completion of these examinations will not have a material adverse effect on our financial condition.
     Derivative Instruments and Hedging — We primarily use interest rate derivatives in order to capitalize on the historical correlation between changes in LIBOR (London Interbank Offered Rate) and RevPAR (Revenue per Available Room). Interest rate swaps (or reverse swaps) involve the exchange of fixed-rate payments for variable-rate payments (or vice versa) over the life of the derivative agreements without exchange of the underlying principal amount. Interest rate caps designated as cash flow hedges provide us with interest rate protection above the strike rate on the cap and result in us receiving interest payments when actual rates exceed the cap strike. For interest rate floors, we pay our counterparty interest when the variable interest rate index is below the strike rate. The interest rate flooridor combines two interest rate floors, structured such that the purchaser simultaneously buys an interest rate floor at a strike rate X and sells an interest rate floor at a lower strike rate Y. The purchaser of the flooridor is paid when the underlying interest rate index (for example, LIBOR) resets below strike rate X during the term of the flooridor. Unlike a standard floor, the flooridor limits the benefit the purchaser can receive as the related interest rate index falls. Once the underlying index falls below strike Y, the sold floor offsets the purchased floor. The interest rate corridor involves purchasing of an interest rate cap at one strike rate X and selling an interest rate cap with a higher strike rate Y. The purchaser of the corridor is paid when the underlying interest rate index resets above the strike rate X during the term of the corridor. The corridor limits the benefit the purchaser can receive as the related interest rate index rises above the strike rate Y. There is no liability to us other than the purchase price associated with the flooridor and corridor.
     All derivatives are recorded on the consolidated balance sheets at fair value in accordance with the applicable authoritative accounting guidance and reported as “Interest rate derivatives.” Accrued interest on the nonhedge-designated derivatives is included in “Accounts receivable, net” on the consolidated balance sheets. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value is reported as a component of “Accumulated other comprehensive income (loss)” (“OCI”) in the equity section of the consolidated balance sheets. The amount recorded in OCI is reclassified to interest expense in the same period or periods during which the hedged transaction affects earnings, while the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings as “Unrealized gain (loss) on derivatives” in the consolidated statements of operations. For derivatives that are not designated as cash flow hedges, the changes in the fair value are recognized in earnings as “Unrealized gain (loss) on derivatives” in the consolidated statements of operations. We assess the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. Derivatives subject to master netting arrangements are reported net in the consolidated balance sheets.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
     Income (Loss) Per Share — Basic income (loss) per common share is calculated by dividing net income (loss) attributable to common shareholders by the weighted average common shares outstanding during the period using the two-class method prescribed by applicable authoritative accounting guidance. Diluted income (loss) per common share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares, whereby such exercise or conversion would result in lower income per share under the two-class method.
     Reclassifications — Certain amounts in the consolidated financial statements for the years ended December 31, 2009 and 2008 have been reclassified for discontinued operations. These reclassifications have no effect on our cash flows, equity or net (loss) income previously reported.
     Reclassification of Discontinued Operations for a Property Sold in July 2011 — In July 2011, we completed the sale of the Hampton Inn hotel property in Jacksonville, Florida and received net cash proceeds of $9.6 million. We recorded an impairment charge of $6.2 million during the quarter ended June 30, 2011, based on the selling price. The accompanying consolidated statements of operations and related footnotes have been restated to reclassify the hotel property as discontinued operations for all periods presented. The reclassification has no effect on our cash flows, equity or net (loss) income previously reported.
     The assets related to the hotel property have not been reclassified to assets held for sale as the criteria was not met as of December 31, 2010. At December 31, 2010, the hotel property had an investment in real estate assets of $16.6 million and other assets of $36,000.
     Recently Adopted Accounting Standards — In June 2009, FASB issued authoritative accounting guidance to redefine the characteristics of the primary beneficiary to be identified when an enterprise performs an analysis to determine whether the enterprise’s variable interest gives it a controlling financial interest in a VIE. This accounting guidance became effective at the beginning of the first annual reporting period beginning after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. The new guidance requires an enterprise to assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed and ongoing reassessments of whether it is the primary beneficiary of a VIE. It also amends certain previous guidance for determining whether an entity is a VIE and eliminates the quantitative approach previously required for determining the primary beneficiary of a VIE. As of January 1, 2010, we adopted this new guidance and the adoption of the new guidance did not have a material effect on our financial condition and results of operations.
     In January 2010, the FASB issued an accounting standard update to require additional disclosures for transfers in and out of levels 1 and 2 of the fair value input hierarchy and the activity in level 3 fair value measurements. The accounting update also requires disclosures about inputs and valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about the level 3 activity that are effective for fiscal periods beginning after December 15, 2010, and for interim periods within those fiscal years. We adopted the disclosure requirements as of January 1, 2010 and the required disclosures are presented in the related footnotes. The adoption of these accounting rules did not have a material impact on our financial position and results of operations.
     In July 2010, the FASB issued an accounting standard update to require disclosures about the credit quality of financing receivables and the allowance for losses on a disaggregated basis. The accounting standard update defines two levels of disaggregation: portfolio segment and class of financing receivable. It also requires additional disclosures by class about credit quality indicators and the aging of past due financing receivables at the end of each reporting period, the nature and extent of troubled debt restructurings that occurred during the period, the nature and extent of financing receivables modified as troubled debt restructurings within the previous 12 months that defaulted during the reporting period, and significant purchases and sales of financing receivables disaggregated by portfolio segment. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010, except for the disclosures about troubled debt restructuring, the effective date of which was deferred in January 2010 until June 15, 2011. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. As of December 31, 2010, we have made the required new disclosures under this accounting guidance and the adoption did not result in a material impact on our financial statements.
     Recently Issued Accounting Standards — In December 2010, FASB issued an accounting standard update to require a public entity to disclose pro forma information for business combinations that occurred in the current reporting period. The disclosures include pro forma revenue and earnings of the combined entity for the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. The new disclosures are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
beginning on or after December 15, 2010. We will adopt the new disclosure requirements when a business combination occurs and do not expect the adoption will have an impact on our financial position and results of operations.
3. Investment in Hotel Properties
     Investment in hotel properties consisted of the following (in thousands):

	December 31,
	2010	2009
Land	$488,901	$520,180
Buildings and improvements	2,774,822	3,002,249
Furniture, fixtures and equipment	383,860	394,246
Construction in progress	4,473	10,984

Total cost	3,652,056	3,927,659
Accumulated depreciation	(628,320)	(543,900)

Investment in hotel properties, net	$3,023,736	$3,383,759

     For the years ended December 31, 2010, 2009 and 2008, we recognized depreciation expense, including depreciation of assets under capital leases and discontinued hotel properties, of $144.9 million, $156.7 million and $173.6 million, respectively.
     The authoritative accounting guidance requires non-financial assets be measured at fair value when events or changes in circumstances indicate that the carrying amount of an asset will not be recoverable. An asset is considered impaired if the carrying value of the hotel property exceeds its estimated undiscounted cash flows and the impairment is calculated as the amount by which the carrying value of the hotel property exceeds its estimated fair value. Our investments in hotel properties are reviewed for impairment at each reporting period, taking into account the latest operating cash flows and market conditions and their impact on future projections. Management uses considerable subjective and complex judgments in determining the assumptions used to estimate the fair value and undiscounted cash flows, and believes these are assumptions that would be consistent with the assumptions of market participants.
     At December 31, 2010, the Hilton hotel property in Tucson, Arizona had a reasonable probability of being sold in the near future. Based on our assessment of the purchase price obtained from potential buyers, we recorded an impairment charge of $39.9 million.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
4. Notes Receivable
     Notes receivable consisted of the following at December 31, 2010 and December 31, 2009 ($ in thousands):

							Impaired Loans		Impaired Loans
							Average Recorded		Interest Income
			Recognized		Impairment		Investment		Recognized
		Age as of	Investment		Status at		As of		Year Ended
	Accrual	December 31,	December 31,		December 31,		December 31,		December 31,
	Status	2010	2010	2009	2010	2009	2010	2009	2010		2009
Mezzanine loan with unpaid principal balance of $25,688, secured by 105 hotel properties, matures April 2011, at an interest rate of LIBOR plus 5%, with interest-only payments through maturity, net of valuation allowance of $7,800 at December 31, 2010	Performing but non-accrual	Current at December 31, 2010	$17,888	$25,688	Yes	No	$25,088	$—	$—	*	$—
Mezzanine loan with unpaid principal balance of $7,056, secured by one hotel property, matures January 2011, at an interest rate of LIBOR plus 9%, net of valuation allowance of $-0- at December 31, 2010 and 2009	Impaired and settled in 2010	Not applicable	—	7,056	N/A	No	5,877	—	—		—
Mezzanine loan with principal balance of $38,000, secured by one hotel property, matures June 2017, at an interest rate of 9.66%, net of valuation allowance of $9,075 and $10,123 at December 31, 2010 and 2009	Modified	Current at December 31, 2010	2,982	22,955	N/A	Yes	—	30,290	—		3,009
Mezzanine loan with principal balance of $164,000, secured by 681 extended-stay hotel properties, matured June 2009, at an interest rate of LIBOR plus 2.5%, net of valuation allowance of -0- and $109,356 at December 31, 2010 and 2009	Charged-off in 2010	Not applicable	—	—	N/A	Yes	—	50,076	—		4,689
Mezzanine loan with principal balance of $18,200, secured by one hotel property, matured October 2008, at an interest rate of LIBOR plus 9%, net of valuation allowance of $-0- and $18,200 at December 31, 2010 and 2009	Charged-off in 2010	Not applicable	—	—	N/A	Yes	—	10,500	—		—
Mezzanine loan with principal balance of $7,000, secured by one hotel property, matured September 2009, at an interest rate of LIBOR plus 6.5%, net of valuation allowance of $-0- and $7,000 at December 31, 2010 and 2009	Settled and charged-off in 2010	Not applicable	—	—	N/A	Yes	—	3,231	—		245
Mezzanine loan with principal balance of $4,000, secured by one hotel property, matured July 2009, at an interest rate of LIBOR plus 5.75%, net of valuation allowance of $-0- and $4,000 at December 31, 2010 and 2009	Charged-off in 2010	Not applicable	—	—	N/A	Yes	—	1,846	—		60

			20,870	55,699			$30,965	$95,943	$—		$8,003

Deferred income			—	(44)

Net notes receivable			$20,870	$55,655

Weighted average interest rate**			—%	2.4%

*	Interest income of $1.4 million was recognized on this loan for both 2010 and 2009 before it was impaired on December 31, 2010.

**	Due to impairment charges recorded on these mezzanine loans, no interest income is expected to be recorded in the future, therefore, the weighted average interest rate is zero percent.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
     Notes receivable in our portfolio are evaluated for collectability for each reporting period. The process of evaluating the collectability involves significant judgment. Therefore, there is at least a reasonable possibility that a change in our estimates regarding collectability will occur in the future. Valuation allowance recorded for loans impaired according to our analysis is included in “Impairment charges” in the consolidated statements of operations.
     In evaluating possible loan impairments, we analyze our notes receivable individually and collectively for possible loan losses in accordance with applicable authoritative accounting guidance. Based on the analysis, if we conclude that no loans are individually impaired, we then further analyze the specific characteristics of the loans, based on other authoritative guidance to determine if there would be probable losses in a group of loans with similar characteristics.
     The loans in our portfolio are collateralized by hotel properties. Some loans are collateralized by single hotel properties and others by hotel portfolios. The hotel properties are in different geographic locations, have different ages and a few of the properties have recently completed significant renovations which have a significant impact on the value of the underlying collateral. The hotel properties include independent and nationally recognized brands in all segments and classes including luxury, economy, extended-stay, full service, and select service. In addition, our loan assets can vary by position in the related borrower’s capital structure, ranging from junior mortgage participations to mezzanine loans. The terms of our notes or participations were structured based on the different features of the related collateral and the priority in the borrower’s capital structure.
     We evaluated the collectability of the mezzanine loan secured by 105 hotel properties maturing in April 2011, and weighted different probabilities of outcome from full payment at maturity to a foreclosure by the senior lender. Based on this analysis, we recorded an impairment charge of $7.8 million on December 31, 2010.
     In May 2010, the mezzanine loan with principal balance of $7.0 million secured by the Le Meridien hotel property in Dallas, Texas was settled with a cash payment of $1.1 million. The loan was fully reserved in 2009 as the borrower ceased making debt service payments on the loan. As a result of the settlement, the $1.1 million was recorded as a credit to impairment charges in accordance with authoritative accounting guidance for impaired loans.
     Principal and interest payments were not made since October 2008, on the $18.2 million junior participation note receivable secured by the Four Seasons hotel property in Nevis. The underlying hotel property suffered significant damage by Hurricane Omar. We discontinued recording interest on this note beginning in October 2008. In 2009, we recorded impairment charge to fully reserve this note receivable. In May 2010, the senior mortgage lender foreclosed on the loan. As a result of the foreclosure, our interest in the senior mortgage was converted to a 14.4% subordinate beneficial interest in the equity of the trust that holds the hotel property. Due to our junior status in the trust, we have not recorded any value for our beneficial interest at December 31, 2010.
     In February 2010, the mezzanine loan secured by the Ritz-Carlton hotel property in Key Biscayne, Florida, with a principal amount of $38.0 million and a net carrying value of $23.0 million at December 31, 2009 was restructured. In connection with the restructuring, we received a cash payment of $20.2 million and a $4.0 million note receivable. We recorded a net impairment charge of $10.7 million in 2009 on the original mezzanine loan. The restructured note bears an interest rate of 6.09% and matures in June 2017 with interest only payments through maturity. The note was recorded at its net present value of $3.0 million at restructuring, based on its future cash flows. The interest payments are recorded as reductions of the principal of the note receivable, and the valuation adjustments to the net carrying amount of this note are recorded as a credit to impairment charges.
     Interest payments since March of 2009 were not made on the $7.1 million junior participation note receivable maturing January 2011 secured by a hotel property in La Jolla, California. In accordance with our accounting policy, we discontinued recording interest and fee income on this note beginning in March 2009. In August 2010, we reached an agreement with the borrower of the $7.1 million junior participation note receivable secured by the hotel property to settle the loan. Pursuant to the settlement agreement, we received total cash payments of $6.2 million in 2010. We recorded a net impairment charge of $836,000 based on the expected cash settlement.
     The borrower of the $4.0 million junior participation loan collateralized by the Sheraton hotel property in Dallas, Texas due in July 2009 has been in default since May 11, 2009. Based on a third-party appraisal, it is unlikely that we would be able to recover our full investment due to our junior status. As a result, we recorded a

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
valuation allowance for the full amount of the note receivable during 2009. In February 2010, we and the senior note holder of the participation note receivable formed Redus JV for the purposes of holding, managing or disposing of the Sheraton hotel property in Dallas, Texas, which collateralized our $4.0 million principal amount junior participating note receivable that matured in July 2009. The note receivable was fully reserved in 2009. We have an 18% subordinated interest in Redus JV. In March 2010, the foreclosure was completed and the estimated fair value of the property was $14.2 million based on a third-party appraisal. Pursuant to the operating agreement of Redus JV, as a junior lien holder of the original participation note receivable, we are only entitled to receive our share of distributions after the original senior note holder has recovered its original investment of $18.4 million and Redus JV intends to sell the hotel property in the next 12 months. It is unlikely that the senior holder will be able to recover its original investment. Therefore, no cash flows were projected from Redus JV for the projected holding period. Under the applicable authoritative accounting guidance, we recorded a zero value for our 18% subordinated interest in Redus JV.
     In November 2009, we completed the sale of the $11.0 million mezzanine loan receivable secured by the Westin Westminster hotel property that was defeased by the original borrower. We negotiated for the release of the portfolio of government agency securities serving as the defeased loan collateral, and sold the actual securities via an auction for $13.6 million. We received net proceeds of $13.3 million and recorded a gain of $2.4 million which is included in “Other income” in the consolidated statements of operations.
     In June 2009, Extended Stay Hotels, LLC (“ESH”), the issuer of our $164 million principal balance mezzanine loan receivable secured by 681 hotels with initial maturity in June 2009, filed for Chapter 11 bankruptcy protection from its creditors. This mezzanine loan was originally purchased for $98.4 million. At the time of ESH’s bankruptcy filing, a discount of $11.4 million had been amortized to increase the carrying value of the note to $109.4 million. We anticipated that ESH, through its bankruptcy filing, would attempt to impose a plan of reorganization which could extinguish our investment. Accordingly, we recorded a valuation allowance of $109.4 million in earnings for the full amount of the book value of the note. In October 2010, the ESH bankruptcy proceedings were completed and settled with new owners. The full amount of the valuation allowance was charged off in 2010.
5. Investment in Unconsolidated Joint Ventures
     We have an 18% subordinated interest in Redus JV that holds the Sheraton hotel property in Dallas, Texas, and a 14.4% subordinated beneficial interest in a trust that holds the Four Seasons hotel property in Nevis, both of which have a zero carrying value. In addition, we have ownership interests in two joint ventures with PREI that invest in mezzanine loans. The investment in the mezzanine loan joint ventures consisted of the following ($ in thousands):

	December 31,
	2010	2009
25% of a mezzanine loan acquired at a discounted price, secured by 28 hotel properties, matured August 2010, at an interest rate of LIBOR plus 2.75%, and with interest-only payments through maturity	$20,997	$20,221
25% of a mezzanine loan at par value, secured by two hotel properties, matures January 2018, at an interest rate of 14%, with interest-only payments through maturity	5,461	5,461
Valuation allowance	(27,051)	(5,461)
A partial interest in a mezzanine loan acquired at a discounted price, secured by 28 hotel properties, matured August 2010, at an interest rate of LIBOR plus 2.00%, and with interest-only payments through maturity	15,000	—
Other, net	129	106
Distributions	(3,165)	(2,673)
Equity income since inception before discounts amortization and impairment charges	3,629	3,082

Total	$15,000	$20,736

     In July 2010, as a strategic complement to our existing joint venture with PREI in 2008, we contributed $15 million for an ownership interest in a new joint venture with PREI. The new joint venture acquired a tranche 4 mezzanine loan associated with JER Partner’s 2007 privatization of the JER/Highland Hospitality portfolio. The

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
mezzanine loan is secured by the same 28 hotel properties as our existing joint venture investment in tranche 6 of a mezzanine loan portfolio.
     The borrowers of these mezzanine loans stopped making debt service payments in August 2010 and we are currently negotiating a restructuring with their equity holders, senior secured lenders and senior mezzanine lenders. Due to our junior participation status, it is expected the tranche 6 mezzanine loan will be completely extinguished in the restructuring. As a result, we recorded a valuation allowance of $21.6 million for the entire carrying value of our investment in the joint venture on December 31, 2010. We did not record a valuation allowance for the tranche 4 mezzanine loan as the restructuring could result in a conversion of the mezzanine loan into equity with us investing an additional amount.
     Beginning in October 2008, the borrower of the mezzanine note receivable of $21.5 million maturing 2018 defaulted on the debt service payments on both the first mortgage and its mezzanine loan. After an impairment test, we and our joint venture partner determined to provide a loss reserve for the entire amount of the loan balance of $21.5 million and related deferred loan costs. The valuation allowance of $5.5 million reflects our 25% share of the impairment charge taken by the PREI JV.
6. Assets Held for Sale and Discontinued Operations
     We have entered into asset sale agreements for the sale of the JW Marriott hotel property in San Francisco, California, the Hilton hotel property in Rye Town, New York, and the Hampton Inn hotel property in Houston, Texas. Based on the selling price, we recorded an impairment charge of $23.6 million on the Hilton Rye Town property in the fourth quarter of 2010 and expect these sales to close in the first quarter of 2011. In February 2011, the sale of the JW Marriott hotel property was completed and we received net cash proceeds of $43.6 million. In addition, in July 2011, we completed the sale of the Hampton Inn hotel property in Jacksonville, Florida and received net cash proceeds of $9.6 million.
     In June 2010, we entered into an agreement to sell the Hilton Suites in Auburn Hills, Michigan for $5.1 million, and the sale was completed in September 2010. Based on the sales price, we recorded an impairment charge of $12.1 million for the expected loss in June 2010 on the sale and an additional loss of $283,000 based on net proceeds received at closing. In addition, in September 2010, we completed the consensual transfer of the Westin O’Hare hotel property in Rosemont, Illinois that secured a $101.0 million non-recourse mortgage loan to its lender. The hotel property was deconsolidated from our financial statements and a gain of $56.2 million was recognized upon deconsolidation. An impairment charge of $59.3 million was previously recorded on the Westin O’Hare hotel property in the fourth quarter of 2009 as we wrote down the hotel property to its estimated fair value.
     Beginning in June 2009, we ceased making payments on the note payable of $29.1 million secured by the Hyatt Regency Dearborn hotel property, due to the fact that the operating cash flows from the hotel property were not anticipated to cover the principal and interest payments on the note and the related capital expenditures on the property. The lender issued a notice of default and an acceleration notice. We did not cure the notice of default and intended to fully settle the debt via a judicial foreclosure of the hotel property. As a result, we wrote down the hotel property to its estimated fair value and recorded an impairment charge of $10.9 million. In determining the fair value of the property, we obtained a market analysis based on eight recent hotel sales in the Midwest region provided by a third party. Those sales ranged from a low of $33,000 per key to a high of $125,000 per key. We evaluated the analysis and determined that the note payable balance on the Dearborn hotel property of $29.1 million, or $38,000 per key, was within the price range and approximated the fair value of the hotel property. Effective December 3, 2009, a receiver appointed by the State of Michigan circuit court completed taking possession and full control of the hotel property and was authorized to sell the property to settle the indebtedness. As a result, the hotel property and related debt were deconsolidated and a loss of $2.9 million was recognized at deconsolidation.
     Beginning in December 2009, we elected to cease making payments on the note payable of $101.0 million secured by the Westin O’Hare hotel property as the operating cash flows from the hotel property were inadequate to cover the debt service payments. As a result, we recorded an impairment charge of $59.3 million to write down the hotel property to its estimated fair value of $50.0 million. The fair value was determined based on market analyses performed by third parties. Those analyses employed the discounted cash flow method using forecasted cash flows, including the estimated residual value, discounted at rates that were based on the market yields of the similar hotel

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
class and similar hotel sales. The forecasted cash flows also considered the hotel property’s declining market shares, the decline in advanced bookings, and the sharp RevPAR decline in Chicago O’Hare submarket. It also projected an improved market starting in 2011 and assumed a market recovery leading to an increase in RevPAR of over 70% of the projected holding period. In September 2010, we successfully negotiated a consensual transfer of the underlying hotel property to the lender and the related non-recourse mortgage loan was settled.
     The assets of hotel properties under contracts to sell have been reclassified as assets held for sale in the consolidated balance sheet at December 31, 2010. The operating results of all the hotel properties discussed above that are under contracts to sell or were sold, including the related impairment charges, for all periods presented have been reported as discontinued operations in the consolidated statements of operations. For 2009 and 2008, discontinued operations also include the operating results of the Hyatt Dearborn hotel property as a result of a receiver appointed by the State of Michigan circuit court taking possession and full control of the Hyatt Dearborn hotel property which resulted in the hotel property being deconsolidated effective December 3, 2009. In addition to the properties discussed above, discontinued operations for 2008 included 11 hotel properties that were sold in 2008.
     In accordance with applicable accounting guidance, the inputs used in determining the fair values are categorized into three levels: level 1 inputs are inputs obtained from quoted prices in active markets for identical assets, level 2 inputs are significant other inputs that are observable for the assets either directly or indirectly, and level 3 inputs are unobservable inputs for the asset and reflect our own assumptions about the assumptions that market participants would use in pricing the asset.
     The following table presents our hotel properties measured at fair value aggregated by the level in the fair value hierarchy within which measurements fall on a non-recurring basis at December 31, 2010 and 2009, and related impairment charges recorded (in thousands):

							Impairment
	Level 1	Level 2	Level 3		Total		Charges
2010
Hilton Rye Town	$—	$—	$34,790	(1)	$34,790	(1)	$23,583	(1)
Hilton Auburn Hills	—	—	—		—		12,068	(1)

Total	$—	$—	$34,790		$34,790		$35,651

2009
Hyatt Regency Dearborn	$—	$—	$—		$—		$10,871	(2)
Westin O’Hare	—	—	50,000	(2)	50,000	(2)	59,328	(2)

Total	$—	$—	$50,000		$50,000		$70,199

(1)	The impairment charges were taken in the quarter ended December 31, 2010 and June 30, 2010, for the Hilton Rye Town property and the Hilton Auburn Hills property, respectively, based on their respective anticipated net sales prices of $34.8 million and $5.0 million, respectively.

(2)	The impairment charges were taken in the quarters ended December 31, 2009 and June 30, 2009, for the Westin O’Hare property and the Hyatt Regency Dearborn property, respectively, based on their respective estimated fair value of $50.0 million and $29.1 million, respectively.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
     The following table summarizes the operating results of the discontinued operations ($ in thousands):

	Year Ended December 31,
	2010	2009	2008
Results of operations:
Hotel revenues	$75,216	$102,177	$226,245
Hotel operating expenses	(59,770)	(86,485)	(170,352)

Operating income	15,446	15,692	55,893
Property taxes, insurance and other	(4,997)	(9,685)	(14,930)
Depreciation and amortization	(12,675)	(18,486)	(25,931)
Impairment charge	(35,651)	(70,199)	—
Gain (loss) on disposal/sales of properties	55,905	(2,887)	48,514
Interest expense and amortization of loan costs	(8,494)	(14,093)	(15,794)
Write-off of loan costs, premiums and exit fees, net	—	(552)	323

Income (loss) from discontinued operations before income taxes	9,534	(100,210)	48,075
Income tax expense	(22)	(57)	(654)

Income (loss) from discontinued operations	9,512	(100,267)	47,421
Income from consolidated joint ventures attributable to noncontrolling interests	(122)	(24)	(160)
(Income) loss from discontinued operations attributable to redeemable noncontrolling interests in operating partnership	(972)	13,631	(4,465)

Income (loss) from discontinued operations attributable to the Company	$8,418	$(86,660)	$42,796

     At December 31, 2010, assets held for sale had investment in hotel properties of $143.8 million, deferred loan costs and other intangibles of $679,000, indebtedness of $50.6 million and other liabilities of $3.0 million. At December 31, 2009, the hotel properties discontinued in 2010 had investment in hotel properties of $243.3 million, and deferred loan costs of $769,000, indebtedness of $157.8 million and other liabilities of $3.2 million.
7. Deferred Costs
     Deferred costs consist of the following (in thousands):

	December 31,
	2010	2009
Deferred loan costs	$30,770	$32,417
Deferred franchise fees	4,151	4,044

Total costs	34,921	36,461
Accumulated amortization	(17,402)	(15,501)

Deferred costs, net	$17,519	$20,960

8. Intangible Asset, net
     Intangible asset consist of the following (in thousands):

	December 31,
	2010	2009
Costs	$3,233	$3,233
Accumulated amortization	(334)	(245)

Intangible asset, net	$2,899	$2,988

     Intangible asset represents a favorable market-rate lease which relates to the purchase price allocated to a hotel property in the CNL Portfolio and is being amortized over the remaining lease term that expires in 2043.
     For the years ended December 31, 2010, 2009 and 2008, amortization expense related to intangibles was $89,000, $89,000 and $67,000, respectively. Estimated future amortization expense is $89,000 for each of the next five years.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
9. Indebtedness
     Indebtedness of our continuing operations and the carrying values of related collateral were as follows at December 31, 2010 and 2009 (in thousands):

				December 31, 2010				December 31, 2009
						Book			Book
				Debt		Value of		Debt	Value of
Indebtedness	Collateral	Maturity	Interest Rate	Balance		Collateral		Balance	Collateral
Mortgage loan	1 hotel	January 2011(1)	8.32%	$5,775		$8,222		$5,816	$8,426
Senior credit facility	Notes Receivable	April 2011(2)	LIBOR(3) + 2.75% to 3.5%(4)	115,000		28,670		250,000	55,655
Mortgage loan	10 hotels	May 2011(2)	LIBOR(3) + 1.65%	167,202		218,133		167,202	225,762
Mortgage loan	5 hotels	December 2011	LIBOR (3) + 1.72%	203,400		233,818		203,400	241,080
Mortgage loan	1 hotel	March 2012(5)	LIBOR (3) + 4%	—		—		60,800	128,290
Mortgage loan	1 hotel	March 2013	Greater of 6.25% or LIBOR(3) + 3.75%	—	*	—	*	52,500	96,807
Mortgage loan	2 hotels	August 2013	LIBOR (3) + 2.75%	150,383		271,907		156,600	268,865
Mortgage loan	1 hotel	December 2014	Greater of 5.5% or LIBOR(3) + 3.5%	19,740		22,198		19,740	64,146
Mortgage loan	8 hotels	December 2014	5.75%	108,940		83,255		110,899	85,172
Mortgage loan	1 hotel	January 2015	7.78%	—	*	—	*	4,345	18,565
Mortgage loan	10 hotels	July 2015	5.22%	159,001		172,324		160,490	177,685
Mortgage loan	8 hotels	December 2015	5.70%	100,576		80,794		100,576	83,973
Mortgage loan	5 hotels	December 2015	12.26%	148,013		329,242		141,402	335,331
Mortgage loan	5 hotels	February 2016	5.53%	114,629		126,238		115,645	131,356
Mortgage loan	5 hotels	February 2016	5.53%	95,062		103,595		95,905	107,812
Mortgage loan	5 hotels	February 2016	5.53%	82,345		105,708		83,075	109,306
Mortgage loan	1 hotel	December 2016(6)	5.81%	—		—		101,000	49,978
Mortgage loan	1 hotel	April 2017	5.91%	35,000		96,622	**	35,000	99,799	**
Mortgage loan	5 hotels	April 2017	5.95%	128,251		150,747		128,251	155,706
Mortgage loan	3 hotels	April 2017	5.95%	260,980		289,046		260,980	295,258
Mortgage loan	7 hotels	April 2017	5.95%	115,600		130,498		115,600	133,834
Mortgage loan	5 hotels	April 2017	5.95%	103,906		116,768		103,906	118,563
Mortgage loan	5 hotels	April 2017	5.95%	158,105		169,209		158,105	174,017
Mortgage loan	7 hotels	April 2017	5.95%	126,466		147,141		126,466	150,450
TIF loan	1 hotel	June 2018	12.85%	8,098		—	**	7,783	—	**
Mortgage loan	1 hotel	November 2020(5)	6.26%	104,901		124,069		—	—
Mortgage loan	1 hotel	April 2034	Greater of 6% or Prime + 1%	6,791		17,670		6,910	17,967

Total				$2,518,164		$3,025,874		$2,772,396	$3,333,803

(1)	We are currently working with the loan servicer for an extension or a restructure of the loan.

(2)	Each of these loans has a one-year extension option remaining as of December 31, 2010. The extension options have been given to the lenders of these loans.

(3)	LIBOR rates were 0.26% and 0.23% at December 31, 2010 and 2009, respectively.

(4)	Based on the debt-to-asset ratio defined in the loan agreement, interest on this debt was at LIBOR + 3% as of December 31, 2010. Unused fee ranges from 0.125% to 0.20% per annum based on the unused amount.

(5)	This loan was refinanced with the mortgage loan maturing November 2020 with a fixed rate of 6.26%.

(6)	The consensual deed-in-lieu of foreclosure of the underlying hotel property was completed in September 2010. See Note 6.

*	These mortgage loans are reported as indebtedness of discontinued operations in the consolidated balance sheet at December 31, 2010.

**	These two mortgage loans are collateralized by the same property.
     In 2010, we made net payments of $135.0 million on our senior credit facility with proceeds from the reissuance of 7.5 million shares of our treasury stock, the issuance of 3.3 million shares of our 8.45% Series D Cumulative Preferred Stock and the refinance of a mortgage loan discussed below.
     In October 2010, we closed on a $105.0 million refinancing of the Marriott Gateway in Arlington, Virginia. The new loan, which has a 10-year term and fixed interest rate of 6.26%, replaces a $60.8 million loan set to mature in 2012 with an interest rate of LIBOR plus 4.0%. The excess proceeds from the refinancing were used to reduce $40.0 million of the outstanding borrowings on our senior credit facility. In conjunction with the refinance, we incurred prepayment penalties and fees of $3.3 million and wrote off the unamortized loan costs on the refinanced debt of $630,000.
     In July 2010, we modified the mortgage loan secured by the JW Marriott hotel property in San Francisco, California, to change the initial maturity date to its full extended maturity of March 2013 in exchange for a principal payment of $5.0 million. This mortgage loan is classified as indebtedness of assets held for sale in the consolidated balance sheet at December 31, 2010 as the hotel property collateralizing this mortgage loan was under a contract to be sold. The sale was completed in February 2011 and the related mortgage loan was repaid at closing along with miscellaneous fees of approximately $476,000.
     Effective April 1, 2010, we completed the modification of the $156.2 million mortgage loan secured by two hotel properties in Washington D.C. and La Jolla, California. Pursuant to the modified loan agreement, we obtained the full extension of the loan to August 2013 without any extension tests in exchange for a $5.0 million paydown.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
We paid $2.5 million of the paydown amount at closing, and the remaining $2.5 million is payable quarterly in four consecutive installments of $625,000 each with the first two installments due and paid on July 1 and October 1, 2010. We paid a modification fee of $1.5 million in lieu of future extension fees. The modification also modifies covenant tests to minimize the likelihood of additional cash being trapped.
     In March 2010, we elected to cease making payments on the $5.8 million mortgage note payable maturing in January 2011, secured by a hotel property in Manchester, Connecticut, because the anticipated operating cash flows from the underlying hotel property had been insufficient to cover the principal and interest payments on the note. As of the date of this report, the loan has been transferred to a special servicer. We are currently working with the special servicer for an extension or restructuring of the mortgage note.
     In March 2009, we obtained a $7.0 million mortgage loan on a previously unencumbered hotel property in Jacksonville, Florida. The new loan matures in April 2034 and bears an interest rate at the greater of 6% or prime plus 1%.
     In November 2009, we refinanced two mortgage loans secured by seven hotel properties with two new loans secured by five hotel properties. The loans that were refinanced had principal balances of $75.0 million and $65.0 million and maturity dates in March 2010 and April 2011, respectively. The new loans consist of a senior loan with a principal amount of $100.0 million and a junior loan with a principal amount of $45.0 million ($41.0 million was advanced at closing) with a blended interest rate of 12.26%, and each matures in December 2015. The refinance unencumbered two hotel properties previously collateralizing the refinanced mortgage loans.
     In December 2009, we refinanced a $19.7 million mortgage loan collateralized by a hotel property in Tucson, Arizona, maturing in June 2011, with a new loan having the same principal balance and bearing interest rate at the greater of 5.5% or LIBOR plus 3.5% for a term of five years. The new loan matures in December 2014.
     Maturities of indebtedness of our continuing operations as of December 31, 2010 for each of the five following years are as follows (in thousands):

		Maturity
	Initial	Including
	Maturity	Extensions
2011	$511,196	$343,994	(1)
2012	28,851	196,053	(1)
2013	171,261	171,261
2014	150,782	150,782
2015	402,323	402,323
Thereafter	1,253,751	1,253,751

Total	$2,518,164	$2,518,164

(1)	Excludes extension options subject to coverage tests.
     We are required to maintain certain financial ratios under various debt, preferred equity and derivative agreements. If we violate covenants in any debt or derivative agreement, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all. Violations of certain debt covenants may result in us being unable to borrow unused amounts under a line of credit, even if repayment of some or all borrowings is not required. The assets of our subsidiaries listed on Exhibit 21.2 of this filing are pledged under non-recourse indebtedness and are not available to satisfy the debts and other obligations of Ashford Hospitality Trust, Inc. or our operating partnership, Ashford Hospitality Limited Partnership and the liabilities of such subsidiaries do not constitute the obligations of Ashford Hospitality Trust, Inc. or Ashford Hospitality Limited Partnership. Presently, our existing financial debt covenants primarily relate to maintaining minimum debt coverage ratios, maintaining an overall minimum net worth, maintaining a maximum loan to value ratio, and maintaining an overall minimum total assets. At December 31, 2010, we were in compliance with all covenants or other requirements set forth in our debt, preferred equity and derivative agreements as amended.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
10. Derivatives and Hedging Activities
     We are exposed to risks arising from our business operations, economic conditions and financial markets. To manage the risks, we primarily use interest rate derivatives to hedge our debt as a way to potentially improve cash flows. We also use non-hedge derivatives to capitalize on the historical correlation between changes in LIBOR and RevPAR. To mitigate the nonperformance risk, we routinely rely on a third party’s analysis of the creditworthiness of the counterparties, which supports our belief that the counterparties’ nonperformance risk is limited. All derivatives are recorded at fair value. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts/payments and the discounted expected variable cash payments/receipts. The fair values of interest rate caps, floors, flooridors and corridors are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates fell below the strike rates of the floors or rise above the strike rates of the caps. The variable interest rates used in the calculation of projected receipts and payments on the swaps, caps, and floors are based on an expectation of future interest rates derived from observable market interest rate curves (LIBOR forward curves) and volatilities (the “Level 2” inputs that are observable at commonly quoted intervals, other than quoted prices). We also incorporate credit valuation adjustments (the “Level 3” inputs that are unobservable and typically based on our own assumptions, as there is little, if any, related market activity) to appropriately reflect both our own non-performance risk and the respective counterparty’s non-performance risk in the fair value measurements.
     We have determined that when a majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy. However, when the valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counter-parties, which we consider significant (10% or more) to the overall valuation of our derivatives, the derivative valuations in their entirety are classified in Level 3 of the fair value hierarchy. Transfers of inputs between levels are determined at the end of each reporting period. In determining the fair values of our derivatives at December 31, 2010, the LIBOR interest rate forward curve (the Level 2 inputs) assumed an uptrend from 0.26% to 1.8% for the remaining term of our derivatives. The credit spreads (the Level 3 inputs) used in determining the fair values assumed an uptrend in nonperformance risk for both of our own and most of our counterparties.
     In October 2010, we converted our $1.8 billion interest rate swap into a fixed rate swap of 4.09%, resulting in locked-in annual interest savings of approximately $32 million through March 2013 at no cost to us. Under the previous swap, which we entered into in March 2008 and which expires in March 2013, we received a fixed rate of 5.84% and paid a variable rate of LIBOR plus 2.64%, subject to a LIBOR floor of 1.25%. Under the terms of the new swap transaction, we will continue to receive a fixed rate of 5.84%, but will pay a fixed rate of 4.09%.
     During 2009 and 2008, in order to take advantage of the declining LIBOR rates, we entered into various one-year “flooridors” with notional amounts totaling $11.7 billion and maturing dates between December 2010 and December 2011 for a total cost of $40.6 million. Income from these derivatives totaling $28.1 million, $16.7 million and $47,000 was recognized in 2010, 2009 and 2008, respectively.
     In addition, during 2010 and 2009, we entered into interest rate caps with total notional amounts of $370.6 million and $506.2 million, respectively, to cap the interest rates on our mortgage loans with strike rates between 4.0% and 6.25%, for total costs of $75,000 and $383,000, respectively. These interest rate caps were designated as cash flow hedges. At December 31, 2010 and 2009, our floating interest rate mortgage loans, including mortgage loans of assets held for sale, with total principal balances of $588.2 million and $660.2 million were capped by interest rate hedges.
     In December 2009, we also entered into an interest rate corridor for $13,000, which was designated as a cash flow hedge, with a notional amount of $130.0 million to effectively lower the existing interest rate cap on one of our floating rate mortgage loans for the period between December 2009 and May 2010. Under the corridor, the counterparty would pay us interest on the notional amount when LIBOR rates are above 4.6% up to a maximum of 140 basis points during the term of the corridor.
     We have derivative agreements that incorporate the loan covenant provisions of our senior credit facility requiring us to maintain certain minimum financial covenant ratios on our indebtedness. Failure to comply with the

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
covenant provisions would result in us being in default on any derivative instrument obligations covered by the agreement. At December 31, 2010, we were in compliance with all the covenants under the senior credit facility and the fair value of derivatives related to this agreement was an asset of $69.3 million.
     The fair value of our non-hedge designated interest rate derivatives and the effects of these derivatives on the consolidated statement of operations are as follows ($ in thousands):

				Fair Value						Interest Savings or (Cost)
				Assets (Liabilities)		Gain or (Loss) Recognized in Income				Recognized in Income
	Notional			December 31,		Year Ended December 31,				Year Ended December 31,
Derivative Type	Amount	Strike Rate	Maturity	2010	2009	2010	2009		2008	2010	2009	2008
Interest rate cap	$375,036	6.00%	2009	$—	$—	$—	$—		$(4)	$—	$—	$—
Interest rate cap	$35,000	6.25%	2009	—	—	—	—		(2)	—	—	—
Interest rate cap	$52,000	5.75%	Sold	—	—	—	—		3	—	—	—
Interest rate cap	$800,000	3.75%	2009	—	—	—	—		(1,775)	—	—	558
Interest rate cap	$1,000,000	3.75%	2011	—	248	(248)	(510)		(7,262)	—	—	698
Interest rate swap	$1,800,000	Pays LIBOR plus 2.638%, receives 5.84%	2013	95,081	69,462	25,619	(29,744)		95,014	53,453	51,722	9,096
Interest rate swap(1)	$1,475,000	Pays 4.084%, receives LIBOR plus 2.638%	2013	(20,922)	—	(20,922)	—		—	(3,898)	—	—
Interest rate swap	$325,000	Pays 4.114%, receives greater of 3.888% or LIBOR plus 2.638%	2013	124	—	124	—		—	(163)	—	—
Interest rate floor (1)	$1,475,000	Pays up to 1.25%	2013	—	(14,727)	14,727	(661)		(5,946)	(11,354)	(13,191)	(38)
Interest rate floor	$325,000	Pays up to 1.25%	2013	(4,951)	(3,245)	(1,706)	(144)		(3,101)	(3,219)	(2,907)	(9)
Interest rate flooridor	$1,800,000	1.25% — 0.75%	2009	—	—	—	(5,718)		2,738	—	8,408	47
Interest rate flooridor	$2,700,000	2.00% — 1.00%	2009	—	—	—	(6,873)		—	—	6,900	—
Interest rate flooridor	$3,600,000	1.25% — 0.75%	2010	—	14,801	(14,801)	6,351		—	17,300	900	—
Interest rate flooridor	$1,800,000	1.75% — 1.25%	2010	—	7,981	(7,981)	887		—	8,650	450	—
Interest rate flooridor	$1,800,000	2.75% — 0.50%	2011	37,532	19,882	17,650	4,637		—	2,137	—	—

Total				$106,864 (2)	$94,402 (2)	$12,462 (3)	$(31,775	)(3)	$79,665 (3)	$62,906 (4)	$52,282 (4)	$10,352 (4)

(1)	This interest rate floor was terminated and replaced by the 4.084%, $1,475,000 notional amount interest rate swap.

(2)	Reported as “Interest rate derivatives” in the consolidated balance sheets.

(3)	Reported as “Unrealized gain (loss) on derivatives” in the consolidated statements of operations.

(4)	Reported as “Other income” in the consolidated statements of operations.
     The fair value of our hedge-designated interest rate derivatives and the effects of these derivatives on the consolidated statement of operations are as follows ($ in thousands):

											Reclassified from			Gain (Loss)
								Income (Loss)			Accumulated OCI into			Recognized in Income
				Fair Value Asset				Recognized in OCI			Interest Expense			for Ineffective Portion
	Notional	Interest		December 31,				Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
Derivative Type	Amount	Rate	Maturity	2010		2009		2010	2009	2008	2010	2009	2008	2010		2009		2008
Interest rate cap	$47,500	7.00%	2008	$—		$—		$—	$—	$3	$—	$—	$3	$—		$—		$—
Interest rate cap	$212,000	6.25%	2009	—		—		—	126	55	—	126	55	—		—		(15)
Interest rate cap	$160,000	5.00%	2010	—		—		278	58	(337)	275	65	—	(4)		—		(9)
Interest rate cap	$160,000	5.00%	2011	—		85		90	9	(533)	151	—	—	(24)		(1)		(21)
Interest rate cap	$55,000	5.00%	2010	—		—		69	13	(82)	69	12	—	—		(4)		—
Interest rate cap	$55,000	5.00%	2011	—		6		15	(36)	—	17	—	—	(4)		(2)		—
Interest rate cap	$167,212	6.00%	2010	—		—		26	(26)	—	26	3	—	—		—		—
Interest rate cap	$167,212	4.75%	2011	—		—		(49)	—	—	4	—	—	—		—		—
Interest rate cap	$60,800	4.81%	2012	2		105		56	(56)	—	13	—	—	(146)		—		—
Interest rate cap	$203,400	4.50%	2010	—		7		54	(54)	—	61	—	—	—		—		—
Interest rate cap	$203,400	6.25%	2011	1		—		(22)	—	—	—	—	—	—		—		—
Interest rate cap	$19,740	4.00%	2012	—		40		(34)	(49)	—	4	—	—	—		—		—
Interest rate corridor	$130,000	4.6%—6.0%	2010	—		—		13	(13)	—	13	—	—	—		—		—

Total				$3	(1)	$243	(1)	$496	$(28)	$(894)	$633	$206	$58	$(178	) (2)	$(7	) (2)	$(45	)(2)

(1)	Included in “Interest rate derivatives” in the consolidated balance sheets.

(2)	Included in “Unrealized gain (loss) on derivatives” in the consolidated statements of operations.
     During the next twelve months, we expect $609,000 of accumulated comprehensive loss will be reclassified to interest expense.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
     The following table presents our derivative assets and liabilities measured at fair value on a recurring basis aggregated by the level in the fair value hierarchy within which measurements fall (in thousands):

	December 31, 2010			December 31, 2009
	Level 2	Level 3	Total	Level 2	Level 3	Total
Assets
Non-hedge derivatives:
Interest rate swap	$74,283	$—	$74,283	$69,462	$—	$69,462
Interest rate cap	—	—	—	248	—	248
Interest rate flooridor	37,532	—	37,532	42,664	—	42,664
Hedge derivatives:
Interest rate cap	3	—	3	243	—	243

Subtotal	111,818	—	111,818	112,617	—	112,617

Liabilities
Non-hedge derivatives:
Interest rate floor	(4,951)	—	(4,951)	—	(17,972)	(17,972)
Hedge derivatives:
Interest rate cap	—	—	—	—	—	—

Subtotal	(4,951)	—	(4,951)	—	(17,972)	(17,972)

Net	$106,867	$—	$106,867	$112,617	$(17,972)	$94,645

     The reconciliation of the beginning and ending balances of the derivatives that were measured using Level 3 inputs is as follows (in thousands):

	Year Ended
	December 31,
	2010	2009
Balance at beginning of period	$(17,972)	$(17,080)
Total unrealized (loss) gain included in earnings	(2,042)	5,589
Total unrealized loss included in other comprehensive income	—	(127)
Total loss reclassified to interest expense	—	(33)
Purchases	—	162
Assets transferred into Level 3 still held at the reporting date (1)	—	73,922
Assets/liabilities transferred out of Level 3 terminated during the year	16,400	—
Assets/liabilities transferred out of Level 3 still held at the reporting date (1)	3,614	(80,405)

Balance at end of period	$—	$(17,972)

(1)	Transferred in/out of Level 3 because the unobservable inputs used to determine the fair value at end of period were more/less than 10% of the total valuation of these derivatives.

11.	Commitments and Contingencies
     Restricted Cash — Under certain management and debt agreements existing at December 31, 2010, we escrow payments required for insurance, real estate taxes, and debt service. In addition, for certain properties based on the terms of the underlying debt and management agreements, we escrow 4% to 6% of gross revenues for capital improvements.
     Franchise Fees — Under franchise agreements existing at December 31, 2010, we pay franchisor royalty fees between 2.5% and 6% of gross room revenue and, in some cases, food and beverage revenues. Additionally, we pay fees for marketing, reservations, and other related activities aggregating between 1% and 3.75% of gross room revenue and, in some cases, food and beverage revenues. These franchise agreements expire on varying dates between 2011 to 2031. When a franchise term expires, the franchisor has no obligation to renew the franchise. A franchise termination could have a material adverse effect on the operations or the underlying value of the affected hotel due to loss of associated name recognition, marketing support, and centralized reservation systems provided by the franchisor. A franchise termination could also have a material adverse effect on cash available for distribution to

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
shareholders. In addition, if we breach the franchise agreement and the franchisor terminates a franchise prior to its expiration date, we may be liable for up to three times the average annual fees incurred for that property.
     For the years ended December 31, 2010, 2009, and 2008, our continuing operations incurred franchise fees of $24.4 million, $23.4 million, and $27.7 million, respectively, which are included in other expenses in the accompanying consolidated statements of operations.
     Management Fees — Under management agreements existing at December 31, 2010, we pay a) monthly property management fees equal to the greater of $10,000 (CPI adjusted since 2003) or 3% of gross revenues, or in some cases 2% to 8.5% of gross revenues, as well as annual incentive management fees, if applicable, b) market service fees on approved capital improvements, including project management fees of up to 4% of project costs, for certain hotels, and c) other general fees at current market rates as approved by our independent directors, if required. These management agreements expire from 2012 through 2032, with renewal options. If we terminate a management agreement prior to its expiration, we may be liable for estimated management fees through the remaining term, liquidated damages or, in certain circumstances, we may substitute a new management agreement.
     Leases — We lease land and facilities under non-cancelable operating leases, which expire between 2040 and 2084, including six ground leases (five of them related to our continuing operations) and one air lease related to our hotel properties. Several of these leases are subject to base rent plus contingent rent based on the related property’s financial results and escalation clauses. For the years ended December 2010, 2009 and 2008, our continuing operations recognized rent expense of $5.1 million, $5.8 million and $5.8 million, respectively, which included contingent rent of $1.2 million, $1.6 million and $1.5 million, respectively. Rent expense related to continuing operations is included in other expenses in the consolidated statements of operations. We also have equipment under a capital lease which expires in 2011 with an interest rate of 6.0% and is included in “Investment in hotel properties” in the accompanying consolidated balance sheets. Future minimum rentals due under non-cancelable leases are as follows for each of the years ending December 31, (in thousands):

	Operating	Capital
	Leases	Leases
2011	$4,429	$36
2012	3,565	—
2013	3,229	—
2014	2,975	—
2015	2,968	—
Thereafter	111,913	—

Total	$129,079	$36

     At December 31, 2010, we had capital commitments of $13.2 million relating to general capital improvements that are expected to be paid in the next 12 months.
     Employment Agreements — Our employment agreements with certain executive officers provide for minimum annual base salaries, other fringe benefits, and non-competition clauses as determined by the Board of Directors. The employment agreements terminated on December 31, 2010, with automatic one-year renewals, unless terminated by either party upon six months’ notice, subject to severance provisions.
     Litigation — We are currently subject to litigation arising in the normal course of our business. In the opinion of management, none of these lawsuits or claims against us, either individually or in the aggregate, is likely to have a material adverse effect on our business, results of operations, or financial condition. In addition, management believes we have adequate insurance in place to cover any such significant litigation.
     Taxes — We and our subsidiaries file income tax returns in the federal jurisdiction and various states. Tax years 2007 through 2010 remain subject to potential examination by certain federal and state taxing authorities. In 2010, the Internal Revenue Service (IRS) audited one of our taxable REIT subsidiaries that leases two of our hotel properties for the tax year ended December 31, 2007. During the year ended December 31, 2010, the IRS issued a notice of proposed adjustment that reduced the amount of rent we charged to the taxable REIT subsidiary. We own a 75% interest in the hotel properties and the taxable REIT subsidiary at issue. We disagree with the IRS’ position and

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
during the fourth quarter of 2010, we filed a written protest with the IRS and requested an IRS Appeals Office conference. In determining amounts payable by our TRS subsidiaries under our leases, we engaged a third party to prepare a transfer pricing study which concluded that the lease terms were consistent with arm’s length terms as required by applicable Treasury regulations. However, if the IRS were to prevail in its proposed adjustment, our taxable REIT subsidiary would owe approximately $1.1 million additional U.S. federal income taxes plus possible additional state income taxes of $68,000, net of federal benefit, or we could be subject to a 100% federal excise tax on our share of the amount by which the rent was held to be greater than the arm’s-length rate. We anticipate that the IRS will grant the Appeals conference by the end of the third quarter of 2011. We believe we will prevail in the settlement of the audit and that the settlement will not have a material adverse effect on our financial condition and results of operations. During 2010, the Canadian taxing authorities selected our TRS subsidiary that leased our one Canadian hotel for audit for the tax years ended December 31, 2007, 2008 and 2009. The Canadian hotel was sold in June 2008 and the TRS ceased activity in Canada at that time. We believe that the results of the completion of this examination will not have a material adverse effect on our financial condition.
     If we dispose of the four remaining properties contributed in connection with our initial public offering in 2003 in exchange for units of operating partnership, we may be obligated to indemnify the contributors, including our Chairman and Chief Executive Officer whom have substantial ownership interests, against the tax consequences of the sale. In addition, we agreed to use commercially reasonable efforts to maintain non-recourse mortgage indebtedness of at least $16.0 million, which allows contributors of the Las Vegas hotel property to defer gain recognition in connection with their contribution.
     Additionally, for certain periods of time, we are prohibited from selling or transferring the Marriott Crystal Gateway in Arlington, Virginia, if as a result, the entity from which we acquired the property would recognize gain for federal tax purposes.
     Further, in connection with our acquisition of certain properties on March 16, 2005 that were contributed in exchange for units of our operating partnership, we agreed to certain tax indemnities with respect to ten of these properties. If we dispose of these properties or reduce debt on these properties in a transaction that results in a taxable gain to the contributors, we may be obligated to indemnify the contributors or their specified assignees against the tax consequences of the transaction.
     In general, tax indemnities equal the federal, state, and local income tax liabilities the contributor or their specified assignee incurs with respect to the gain allocated to the contributor. The contribution agreements’ terms generally require us to gross up tax indemnity payments for the amount of income taxes due as a result of such tax indemnities.
     Potential Pension Liabilities — Certain employees at one of our hotel properties are unionized and covered by a multiemployer defined benefit pension plan. At acquisition of the hotel property in 2006, there were no unfunded pension liabilities. Although those workers are not our employees, the hotel manager of that hotel property may in the future de-unionize given their work rules. It is reasonably possible that we may incur additional cost for the unfunded pension liabilities should a de-unionizing occur. At December 31, 2010, we accrued $74,000 for the potential unfunded liabilities.
12. Series B-1 Preferred Stock
     At December 31, 2010 and 2009, we had 7.2 million and 7.4 million, respectively, outstanding shares of Series B-1 cumulative convertible redeemable preferred stock. Series B-1 preferred stock is convertible at any time, at the option of the holder, into our common stock by dividing the preferred stock carrying value by the conversion price then in effect, which is $10.07, subject to certain adjustments, as defined. Series B-1 preferred stock is redeemable for cash at our option at the liquidation preference, which is set at $10.07. In 2010, 200,000 shares of our Series B-1 preferred stock with a carrying value of $2.0 million were converted to common shares, pursuant to the terms of the Series B-1 preferred stock. Series B-1 preferred stock is also redeemable for cash at the option of the holder at a specified redemption price, as defined, if certain events occur. Due to these redemption features that are not under our control, the preferred stock is classified outside of permanent equity. Series B-1 preferred stock holders are entitled to vote, on an as-converted basis voting as a single class together with common stock holders, on all matters to be voted on by our shareholders. Series B-1 preferred stock quarterly dividends are set at the greater of $0.14 per

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
share or the prevailing common stock dividend rate. During 2010, 2009 and 2008, we declared dividends of $4.1 million, $4.2 million and $5.7 million, respectively, to holders of the Series B-1 preferred stock.
     The articles governing our Series B-1 preferred stock require us to maintain certain covenants. The impairment charges recorded during second, third and fourth quarter of 2009, and the second and fourth quarter of 2010 could have prevented us from satisfying one financial ratio. However, the holder of the Series B-1 preferred stock reviewed the specific impairment charges and agreed to exclude the impairment charges incurred in the second, third and fourth quarters of 2009, and in the second and fourth quarters of 2010 as they impacted the financial ratio calculations for the affected periods. At December 31, 2010, we are in compliance with all covenants required under the articles governing the Series B-1 preferred stock.
13. Redeemable Noncontrolling Interests
     Redeemable noncontrolling interests in the operating partnership represents the limited partners’ proportionate share of equity in earnings/losses of the operating partnership, which is an allocation of net income/loss attributable to the common unit holders based on the weighted average ownership percentage of these limited partners’ common units and the units issued under our Long-Term Incentive Plan (the “LTIP units”) that are vested throughout the period plus distributions paid to these limited partners with regard to the Class B units. Class B common units have a fixed dividend rate of 6.82% in years one to three and 7.2% thereafter, and have priority in payment of cash dividends over common units but otherwise have no preference over common units. Aside from the Class B units, all other outstanding units represent common units. Beginning one year after issuance, each common unit of limited partnership interest (including each Class B common unit) may be redeemed for either cash or one share of Ashford’s common stock at Ashford’s discretion, subject to contractual lock-up agreements that prevent holders of Class B common units from redeeming two-thirds of such units before 18 months and one-third of such units before two years from the issuance date of such units. Beginning ten years after issuance, each Class B unit may be converted into a common unit at either party’s discretion.
     In 2010 and 2008, we issued 1,086,000 and 1,056,000 LTIP units, respectively, to certain executives and employees as compensation. The 2008 LTIP units vest over four and one-half years and the 2010 LTIP units vest over three years. Upon vesting, each LTIP unit can be converted by the holder into one common partnership unit of the operating partnership which then can be redeemed for cash or, at Ashford’s election, settled in Ashford’s common stock. As of December 31, 2010, all the LTIP units have reached full economic parity with the common units. These LTIP units had an aggregate value of $14.0 million at the date of grant which is being amortized over the vesting period. Compensation expense of $2.9 million, $983,000 and $981,000 was recognized for 2010, 2009 and 2008 related to the LTIP units granted. The unamortized value of the LTIP units was $9.1 million at December 31, 2010 that will be amortized over a period of 2.2 years. During 2008, we declared cash distributions of $665,000, or $0.21 per unit per quarter for the first three quarters, related to the LTIP units. These distributions were recorded as a reduction of redeemable noncontrolling interests in operating partnership. No distributions were declared for 2009 and 2010.
     During 2010, 719,000 operating partnership units with a carrying value of $5.2 million were redeemed for cash at an average price of $7.39 per unit and 455,000 operating partnership units presented for redemption with a carrying value of $3.6 million were converted to common shares at our election.
     Redeemable noncontrolling interests in our operating partnership as of December 31, 2010 and December 31, 2009 were $126.7 million and $85.2 million, which represented ownership of 17.5% and 19.9% in our operating partnership, respectively. The carrying value of redeemable noncontrolling interests as of December 31, 2010 and 2009 included adjustments of $72.3 million and $17.6 million, respectively, to reflect the excess of redemption value over the accumulated historical costs. For 2010 and 2009, we allocated net loss of $8.4 million and $37.7 million to these redeemable noncontrolling interests, respectively. For 2008, we allocated net income of $15.0 million to these noncontrolling interests.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
     A summary of the activity of the operating partnership units is as follow (in thousands):

	Year Ended December 31,
	2010	2009	2008
Units outstanding at beginning of year	14,283	14,393	13,347
Units issued	1,086	—	1,056
Units redeemed for cash of $5,314 in 2010 and $464 in 2009	(719)	(110)	—
Units converted to common shares	(455)	—	(10)

Units outstanding at end of year	14,195	14,283	14,393

Units convertible at end of year	12,475	13,227	13,337

14. Equity
     Reissuance of treasury stock — In December 2010, we reissued 7.5 million shares of our treasury stock at a gross price of $9.65 per share and received net proceeds of approximately $70.4 million. In January 2011, an underwriter purchased an additional 300,000 shares of our common shares through the partial exercise of the underwriter’s 1.125 million share over-allotment option and we received net proceeds of $2.8 million. The net proceeds were used to repay a portion of our outstanding borrowings under our senior credit facility.
     At December 31, 2010 and 2009, there were 123.4 million and 122.7 million shares of common stock issued, and 59.0 million and 57.6 million shares outstanding, respectively.
     Potential Sale of Common Shares — In February 2010, we entered into a Standby Equity Distribution Agreement (the “SEDA”) with YA Global Master SPV Ltd. (“YA Global”) that terminates in 2013, and is available to provide us additional liquidity if needed. Pursuant to the SEDA, YA Global has agreed to purchase up to $50.0 million (which may be increased to $65.0 million pursuant to the SEDA) of newly issued shares of our common stock if notified to do so by us in accordance with the SEDA.
     In September 2010, we entered into an at-the-market (“ATM”) program with an investment banking firm to offer for sale from time to time up to $50.0 million of our common stock at market prices. No shares were sold during 2010 pursuant to this program. Proceeds from the ATM program are expected to be used for general corporate purposes, including investments and debt paydown.
     Stock Repurchases — In November 2007, our Board of Directors authorized management to purchase up to a total of $50 million of our common shares from time to time on the open market. We completed substantially all of the $50 million repurchase in early September 2008. On September 5, 2008, the Board of Directors authorized the repurchase of an additional $75 million of our common stock that could be purchased under the same share repurchase program. The $75 million authorization was subsequently revised to include repurchases of both common and preferred stock. We completed the additional $75 million repurchase in December 2008. In January 2009, the Board of Directors approved an additional $200 million authorization under the same repurchase plan (excluding fees, commissions and all other ancillary expenses) and expanded the plan to include: (i) the repurchase of shares of our common stock, Series A preferred stock, Series B-1 preferred stock and Series D preferred stock and/or (ii) the prepayment of our outstanding debt obligations, including debt secured by our hotel assets and debt senior to our mezzanine or loan investments. In February 2010, the Board of Directors expanded the repurchase program further to include the potential repurchase of units of our operating partnership. As of June 2010, we ceased all repurchases under this plan indefinitely. Total shares repurchased on the open market are summarized as follows (in thousands, except per share amounts):

	Year Ended December 31,
	2010			2009			2008
	Total	Aggregate	Average	Total	Aggregate	Average	Total	Aggregate	Average
	Number of	Purchase	Price Per	Number of	Purchase	Price Per	Number of	Purchase	Price Per
	Shares	Price	Share	Shares	Price	Share	Shares	Price	Share
Common Stock	7,158	$45,087	$6.30	30,058	$81,329	$2.71	34,023	$96,920	$2.85
Series A Preferred	—	$—	$—	697	$5,338	$7.65	115	700	6.12
Series D Preferred	—	$—	$—	727	$5,318	$7.31	1,606	9,189	5.72

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
     In addition, we acquired 47,403 shares, 374 shares and 5,687 shares of our common stock in 2010, 2009 and 2008, respectively, to satisfy employees’ statutory minimum federal income tax obligations in connection with vesting of equity grants issued under our stock-based compensation plan. Included in the 64.4 million and 65.2 million shares of treasury stock at December 31, 2010 and 2009, 853,000 shares and 295,000 shares were purchased under a deferred compensation plan that will be settled in our shares.
     Preferred Stock — In accordance with Ashford’s charter, we are authorized to issue 50 million shares of preferred stock, which currently includes Series A cumulative preferred stock and Series D cumulative preferred stock.
     Series A Preferred Stock. At December 31, 2010 and 2009, we had 1.5 million outstanding shares of 8.55% Series A cumulative preferred stock. Series A preferred stock has no maturity date, and we are not required to redeem these shares at any time. Prior to September 22, 2009, Series A preferred stock was not redeemable, except in certain limited circumstances relating to the ownership limitation necessary to preserve our qualification as a REIT. However, on and after September 22, 2009, Series A preferred stock is redeemable at our option for cash, in whole or from time to time in part, at a redemption price of $25 per share plus accrued and unpaid dividends, if any, at the redemption date. Series A preferred stock dividends are payable quarterly, when and as declared, at the rate of 8.55% per annum of the $25 liquidation preference (equivalent to an annual dividend rate of $2.1375 per share). In general, Series A preferred stock holders have no voting rights.
     Series D Preferred Stock. In September 2010, we completed the offering of 3.3 million shares of our 8.45% Series D Cumulative Preferred Stock at a gross price of $23.178 per share, and we received net proceeds of $72.2 million after underwriting fees and other costs and an accrued dividend of $1.6 million. The proceeds from the offering, together with some corporate funds, were used to pay down $80.0 million of our senior credit facility. At December 31, 2010 and 2009, we had 9.0 million and 5.7 million outstanding shares of Series D preferred stock, respectively. Series D preferred stock has no maturity date, and we are not required to redeem the shares at any time. Prior to July 18, 2012, Series D preferred stock is not redeemable, except in certain limited circumstances such as to preserve the status of our qualification as a REIT or in the event the Series D stock ceases to be listed on an exchange and we cease to be subject to the reporting requirements of the Securities Exchange Act, as described in Ashford’s charter. However, on and after July 18, 2012, Series D preferred stock is redeemable at our option for cash, in whole or from time to time in part, at a redemption price of $25 per share plus accrued and unpaid dividends, if any, at the redemption date. Series D preferred stock quarterly dividends are set at the rate of 8.45% per annum of the $25 liquidation preference (equivalent to an annual dividend rate of $2.11 per share). The dividend rate increases to 9.45% per annum if these shares are no longer traded on a major stock exchange. In general, Series D preferred stock holders have no voting rights.
     Dividends — A summary of dividends declared is as follows (in thousands):

	Year Ended December 31,
	2010	2009	2008
Common stock related:
Common shares	$—	$—	$73,670
Preferred stocks:
Series A preferred stock	3,180	3,180	4,855
Series D preferred stock	13,871	11,971	16,052

Total dividends declared	$17,051	$15,151	$94,577

     Noncontrolling Interests in Consolidated Joint Ventures — Noncontrolling joint venture partners have ownership interests ranging from 11% to 25% in six hotel properties with a total carrying value of $16.7 million and $17.9 million at December 31, 2010 and 2009, respectively, and are reported in equity in the consolidated balance sheets. Loss from consolidated joint ventures attributable to these noncontrolling interests was $1.7 million and $765,000 for 2010 and 2009, respectively, and income from consolidated joint ventures attributable to these noncontrolling interests was $1.4 million for 2008.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
15. Impairment Charges
     Investment in Hotel Properties — At December 31, 2010, the Hilton hotel property in Tucson, Arizona had a reasonable probability of being sold in the near future. Based on our assessment of the expected purchase price obtained from potential buyers (a level 3 measure), we recorded an impairment charge of $39.9 million. This hotel property was carried at its estimated fair value of $22.2 million at December 31, 2010.
     Notes Receivable — We evaluated the collectability of the mezzanine loan secured by 105 hotel properties maturing in April 2011, and weighted different probabilities of outcome from full payment at maturity to a foreclosure by the senior lender. Based on this analysis, we recorded an impairment charge of $7.8 million on December 31, 2010.
     Interest payments since March of 2009 were not made on the $7.1 million junior participation note receivable maturing January 2011 secured by a hotel property in La Jolla, California. In accordance with our accounting policy, we discontinued recording interest and fee income on this note beginning in March of 2009. In August 2010, we reached an agreement with the borrower to settle the loan and pursuant to the settlement agreement, we received total cash payments of $6.2 million in 2010 and recorded a net impairment charge of $836,000.
     Principal and interest payments were not made since October 2008, on the $18.2 million junior participation note receivable secured by the Four Seasons hotel property in Nevis. The underlying hotel property suffered significant damage by Hurricane Omar. We discontinued recording interest on this note beginning in October 2008. In 2009, we recorded an impairment charge to fully reserve this note receivable. In May 2010, the senior mortgage lender foreclosed on the loan. As a result of the foreclosure, our interest in the senior mortgage was converted to a 14.4% subordinate beneficial interest in the equity of the trust that holds the hotel property. Due to our junior status in the trust, we have not recorded any value for our beneficial interest at December 31, 2010.
     The borrower of the $4.0 million junior participation loan collateralized by the Sheraton hotel property in Dallas, Texas due in July 2009 has been in default since May 11, 2009. Based on a third-party appraisal (level 3 measure), it is unlikely that we would be able to recover our full investment due to our junior status. As a result, we recorded a valuation allowance for the full amount of the note receivable during 2009. In February 2010, we and the senior note holder of the participation note receivable formed Redus JV for the purposes of holding, managing or disposing of the Sheraton hotel property in Dallas, Texas, which collateralized our $4.0 million principal amount junior participating note receivable that matured in July 2009. The note receivable was fully reserved in 2009. We have an 18% subordinated interest in Redus JV. In March 2010, the foreclosure was completed and the estimated fair value of the property was $14.2 million based on a third-party appraisal (level 3 measure). Pursuant to the operating agreement of Redus JV, as a junior lien holder of the original participation note receivable, we are only entitled to receive our share of distributions after the original senior note holder has recovered its original investment of $18.4 million and Redus JV intends to sell the hotel property in the next 12 months. It is unlikely that the senior holder will be able to recover its original investment. Therefore, no cash flows were projected from Redus JV for the projected holding period. Under the applicable authoritative accounting guidance, we recorded a zero value for our 18% subordinated interest in Redus JV.
     In June 2009, Extended Stay Hotels, LLC (“ESH”), the issuer of our $164 million principal balance mezzanine loan receivable secured by 681 hotels with initial maturity in June 2009, filed for Chapter 11 bankruptcy protection from its creditors. This mezzanine loan was originally purchased for $98.4 million. At the time of ESH’s bankruptcy filing, a discount of $11.4 million had been amortized to increase the carrying value of the note to $109.4 million. We anticipated that ESH, through its bankruptcy filing, would attempt to impose a plan of reorganization which could extinguish our investment. Accordingly, we recorded a valuation allowance of $109.4 million in earnings for the full amount of the book value of the note. In October 2010, the ESH bankruptcy proceedings were completed and settled with new owners. The full amount of the valuation allowance was charged off in 2010.
     In May 2010, the mezzanine loan with a principal balance of $7.0 million secured by the Le Meridien hotel property in Dallas, Texas was settled with a cash payment of $1.1 million. The loan was fully reserved in 2009 as the borrower ceased making debt service payments on the loan. As a result of the settlement, the $1.1 million was recorded as a credit to impairment charges in accordance with authoritative accounting guidance for impaired loans.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
     In February 2010, the mezzanine loan secured by the Ritz-Carlton hotel property in Key Biscayne, Florida, with a principal amount of $38.0 million and a net carrying value of $23.0 million at December 31, 2009 was restructured. In connection with the restructuring, we received a cash payment of $20.2 million and a $4.0 million note receivable. We recorded a net impairment charge of $10.7 million in 2009 on the original mezzanine loan. The restructured note bears an interest rate of 6.09% and matures in June 2017 with interest only payments through maturity. The note was recorded at its net present value of $3.0 million at restructuring, based on its future cash flows. The interest payments are recorded as reductions of the principal of the note receivable, and the valuation adjustments to the net carrying amount of this note are recorded as a credit to impairment charges.
     The following table summarizes the changes in allowance for losses for the year ended December 31, 2010 and 2009 (in thousands):

	Year Ended
	December 31,
	2010	2009
Balance at beginning of period	$148,679	$—
Impairment charges	8,691	149,285
Valuation adjustments (credits to impairment charges)	(2,216)	(606)
Charge-offs	(138,279)	—

Balance at end of period	$16,875	$148,679

     Assets Held for Sale — As fully discussed in Note 6, we recorded impairment charges on hotel properties held for sale of $35.7 million and $70.2 million in 2010 and 2009, respectively, to write down those properties to their estimated fair values less cost to sell.
16. Stock-Based Compensation
     Under the Amended and Restated 2003 Stock Incentive Plan (the “Plan”), we are authorized to grant 7.8 million restricted shares of our common stock as incentive stock awards. In June 2008, an additional 3.8 million shares were approved for grant under the Plan at our annual shareholders meeting.
     At December 31, 2010, 3.4 million shares were available for future issuance under the Plan. A summary of our restricted stock activity is as follows (shares in thousands):

	Year Ended December 31,
	2010		2009		2008
		Weighted		Weighted		Weighted
		Average		Average		Average
	Restricted	Price at	Restricted	Price at	Restricted	Price at
	Shares	Grant	Shares	Grant	Shares	Grant
Outstanding at beginning of year	1,589	$4.60	991	$10.96	1,369	$12.19
Restricted shares granted	468	$7.08	1,100	$1.84	214	$4.83
Restricted shares vested	(655)	$5.72	(502)	$11.10	(575)	$11.60
Restricted shares forfeited	(15)	$4.51	—	$—	(17)	$11.55

Outstanding at end of year	1,387	$4.91	1,589	$4.60	991	$10.96

     At December 31, 2010, the outstanding restricted stock had vesting schedules between March 2011 and April 2015. Stock-based compensation expense of $4.1 million, $4.0 million and $5.8 million was recognized for the years ended December 31, 2010, 2009 and 2008, respectively. The restricted stock vested during 2010 had a fair value of $4.6 million at the date of vesting. At December 31, 2010, the unamortized cost of the unvested shares of restricted stock was $3.8 million that will be amortized over a period of 4.3 years, and the outstanding restricted shares had an aggregate intrinsic value of $13.4 million.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
17. Employee Benefit Plans
     In December 2008, management made a decision to suspend, effective January 1, 2009, the company match for all the benefit plans described below, unvested past matches will continue to vest in accordance with the terms of the plans. In December 2009, management announced the resumption of the company match for all the benefit plans effective January 1, 2010.
     Employee Savings and Incentive Plan (ESIP) — Our ESIP, a nonqualified compensation plan that covers employees who work at least 25 hours per week, allows eligible employees to contribute up to 100% of their compensation to various investment funds. We match 25% of the first 10% each employee contributes. Employee contributions vest immediately whereas company contributions vest 25% annually. For the years ended December 31, 2010, 2009 and 2008, we incurred matching expenses of $4,000, $-0- and $47,000, respectively.
     401(k) Plan — Effective January 1, 2006, we established our 401(k) Plan, a qualified defined contribution retirement plan that covers employees 21 years of age or older who have completed one year of service and work a minimum of 1,000 hours annually. The 401(k) Plan allows eligible employees to contribute up to 100% of their compensation, subject to IRS imposed limitations, to various investment funds. We make matching cash contributions of 50% of each participant’s contributions, based on participant contributions of up to 6% of compensation. However, company matching only occurs in either the 401(k) Plan or the ESIP, as directed by the participant. Participant contributions vest immediately whereas company matches vest 25% annually. For the years ended December 31, 2010, 2009 and 2008, we incurred matching expense of $162,000, $-0-, and $127,000, respectively.
     Deferred Compensation Plan — Effective January 1, 2008, we established a nonqualified deferred compensation plan for certain executive officers. The plan allows participants to defer up to 100% of their base salary, bonus and stock awards and select an investment fund for measurement of the deferred compensation liability. We recorded losses of $81,000, $27,000 and $199,000 in 2010, 2009 and 2008, respectively, for the change in cash surrender value of the life insurance policy where deferred funds were invested. In addition, as a result of the change in market value of the investment fund, an additional compensation expense of $11,000, $387,000 and a credit to compensation expense of $220,000 were recorded for 2010, 2009 and 2008, respectively. In November 2010, we surrendered the life insurance policy that indexed the deferred compensation plan.
18. Income Taxes
     For federal income tax purposes, we elected to be treated as a REIT under the Internal Revenue Code. To qualify as a REIT, we must meet certain organizational and operational stipulations, including a requirement that we distribute at least 90% of our REIT taxable income, excluding net capital gains, to our shareholders. We currently intend to adhere to these requirements and maintain our REIT status. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not qualify as a REIT for four subsequent taxable years. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes as well as to federal income and excise taxes on our undistributed taxable income.
     At December 31, 2010, 99 of our 100 hotel properties were leased or owned by Ashford TRS (our taxable REIT subsidiaries) while the remaining hotel was leased on a triple-net lease basis to a third-party tenant. Ashford TRS recognized net book income (loss) of $21.8 million, $(27.4) million and $(36.3) million for the years ended December 31, 2010, 2009 and 2008, respectively.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
     The following table reconciles the income tax expense at statutory rates to the actual income tax expense recorded (in thousands):

	Year Ended December 31,
	2010	2009	2008
Income tax (expense) benefit at federal statutory income tax rate of 35%	$(8,429)	$575	$8,699
State income tax (expense) benefit, net of federal income tax benefit	(1,217)	36	1,283
Permanent differences	(130)	(149)	(183)
State and local income tax benefit (expense) on pass-through entity subsidiaries	825	(123)	(436)
Gross receipts and margin taxes	(537)	(940)	(568)
Other	(32)	(91)	174
Valuation allowance	9,675	(816)	(9,408)

Income tax benefit (expense) for income from continuing operations	155	(1,508)	(439)
Income tax expense for income from discontinued operations	(22)	(57)	(654)

Total income tax benefit (expense)	$133	$(1,565)	$(1,093)

     The components of income tax benefit (expense) from continuing operations are as follows (in thousands):

	Year Ended December 31,
	2010	2009	2008
Current:
Federal	$(100)	$(349)	$854
State	(656)	(1,135)	(1,433)

Total current	(756)	(1,484)	(579)

Deferred:
Federal	85	—	(218)
State	826	(24)	358

Total deferred	911	(24)	140

Total income tax benefit (expense)	$155	$(1,508)	$(439)

     For the year ended December 31, 2010, 2009 and 2008, income tax expense includes interest and penalties paid to taxing authorities of $32,000, $23,000 and $80,000, respectively. At December 31, 2010 and 2009, we determined that there were no amounts to accrue for interest and penalties due to taxing authorities.
     In May 2006, the State of Texas adopted House Bill 3, which modified the state’s franchise tax structure, replacing the previous tax based on capital or earned surplus with a margin tax (the Texas Margin Tax) effective with franchise tax reports filed on or after January 1, 2008. The Texas Margin Tax is computed by applying the applicable tax rate (1% for our business) to the profit margin, which is generally determined by total revenue less either the cost of goods sold or compensation as applicable. Although House Bill 3 states that the Texas Margin Tax is not an income tax, we believe that the authoritative accounting guidance related to income taxes applies to the Texas Margin Tax. We were required to record an income tax provision for the Texas Margin Tax of $574,000, $970,000 and $710,000 for the years ended December 31, 2010, 2009 and 2008, respectively.
     In July 2007, the State of Michigan adopted Senate Bill 94, which modified the state’s business tax structure, replacing the previous tax which was a modified value added tax with a new tax (the “Michigan Business Tax”) that has two components, income and modified gross receipts. The income tax component is computed by applying the applicable tax rate (4.95%) to taxable income after the REIT dividends paid deduction. The modified gross receipts tax component is computed by applying the applicable tax rate (0.8%) to modified gross receipts, which is generally determined by total revenue less purchases from other businesses. The total Michigan Business Tax is calculated as the sum of the two components plus a surcharge of 21.99% on the total tax liability. For the years ended December 31, 2010, 2009 and 2008, we were liable for the modified gross receipts component (plus the surcharge) and recorded an income tax provision for the Michigan Business Tax of $113,000, $47,000 and $370,000, respectively.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
     At December 31, 2010 and 2009, our deferred tax asset (liability) and related valuation allowance consisted of the following (in thousands):

	December 31,
	2010	2009
Allowance for doubtful accounts	$160	$238
Unearned income	1,234	1,270
Unfavorable management contract liability	6,407	7,383
Federal and state net operating losses	46,174	42,087
Accrued expenses	2,340	2,551
Prepaid expenses	(3,241)	—
Interest expense carryforwards	5,332	5,332
Tax property basis greater than book basis	14,306	14,734
Tax derivatives basis less than book basis	(7,449)	—
Other	90	38

Gross deferred tax asset	65,353	73,633
Valuation allowance	(65,249)	(73,633)

Subtotal	104	—
Tax property basis less than book basis	—	(894)

Net deferred tax asset (liability)	$104	$(894)

     At December 31, 2010 and 2009, we recorded a valuation allowance of $65.2 million and $73.6 million, respectively, to substantially offset our gross deferred tax asset. As a result of Ashford TRS losses in 2010, 2009 and 2008, and the limitation imposed by the Internal Revenue Code on the utilization of net operating losses of acquired subsidiaries, we believe that it is more likely than not our gross deferred tax asset will not be realized, and therefore, have provided a valuation allowance to substantially reserve against the balances. At December 31, 2010, Ashford TRS had net operating loss carryforwards for federal income tax purposes of $114.6 million, which begin to expire in 2022, and are available to offset future taxable income, if any, through 2030. Approximately $14.2 million of the $114.6 million of net operating loss carryforwards is attributable to acquired subsidiaries and subject to substantial limitation on its use.
     The following table summarizes the changes in the valuation allowance (in thousands):

	Year Ended December 31,
	2010	2009	2008
Balance at beginning of year	$73,633	$77,160	$64,137
Additions charged to other	3,786	11,554	15,472
Deductions	(12,170)	(15,081)	(2,449)

Balance at end of year	$65,249	$73,633	$77,160

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
19. Income (Loss) Per Share
     The following table reconciles the amounts used in calculating basic and diluted earnings (loss) per share (in thousands, except per share amounts):

	Year Ended December 31,
	2010	2009	2008
(Loss) income from continuing operations attributable to the Company	$(60,158)	$(163,582)	$86,398
Less: Dividends on preferred stocks	(21,194)	(19,322)	(26,642)
Less: Dividends on common stocks	—	—	(73,106)
Less: Dividends on unvested shares	—	—	(564)
Less: Loss from continuing operations allocated to common shareholders	—	—	111

Undistributed loss from continuing operations allocated to common shareholders	$(81,352)	$(182,904)	$(13,803)

Income (loss) from discontinued operations attributable to the Company	$8,418	$(86,660)	$42,796
Less: Income from discontinued operations allocated to unvested shares	—	—	(341)

	$8,418	$(86,660)	$42,455

Income from continuing operations distributed to common shareholders	$—	$—	$73,106
Undistributed loss from continuing operations allocated to common shareholders	(81,352)	(182,904)	(13,803)

Total distributed and undistributed (loss) income from continuing operations allocated to common shareholders	(81,352)	(182,904)	59,303
Income (loss) from discontinued operations allocated to common shareholders	8,418	(86,660)	42,455

Total distributed and undistributed (loss) income allocated to common shareholders	$(72,934)	$(269,564)	$101,758

Weighted average common shares — Basic and diluted	51,159	68,597	111,295

Basic and diluted (loss) income per share:
Distributed income from continuing operations	$—	$—	$0.65
Undistributed loss from continuing operations	(1.59)	(2.67)	(0.12)

Total distributed and undistributed (loss) income from continuing operations	(1.59)	(2.67)	0.53
Undistributed income (loss) from discontinued operations	0.16	(1.26)	0.38

Basic and diluted net (loss) income attributable to common shares	$(1.43)	$(3.93)	$0.91

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
     Due to their anti-dilutive effect, the computation of diluted income per share does not reflect the adjustments for the following items (in thousands):

	Year Ended December 31,
	2010	2009	2008
Diluted income (loss) from continuing operations attributable to common shareholders not adjusted for:
Dividends to convertible Series B-1 Preferred Stock	$4,143	$4,171	$5,735
(Loss) income from continuing operations attributable to redeemable noncontrolling interests in operating partnership	(9,341)	(24,022)	10,568
Income allocated to unvested restricted shares	—	—	453

Total	$(5,198)	$(19,851)	$16,756

Diluted shares not adjusted for:
Effect of unvested restricted shares	789	457	11
Effect of assumed conversion of Series B-1 Preferred Stock	7,414	7,448	7,448
Effect of assumed conversion of operating partnership units	14,470	13,485	13,924

Total	22,673	21,390	21,383

20. Segment Reporting
     We operate in two business segments within the hotel lodging industry: direct hotel investments and hotel financing. Direct hotel investments refer to owning hotels through either acquisition or new development. We report operating results of direct hotel investments on an aggregate basis as substantially all of our hotel investments have similar economic characteristics and exhibit similar long-term financial performance. Hotel financing refers to owning subordinate hotel-related mortgages through acquisition or origination. We do not allocate corporate-level accounts to our operating segments, including transaction acquisition costs and contract termination costs, corporate general and administrative expenses, non-operating interest income, other income, interest expense and amortization of loan costs, write-off of loan costs and exit fees, unrealized gain (loss) on derivatives, and income tax expense/benefit.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
     For the years ended December 31, 2010, 2009 and 2008, financial information related to our reportable segments was as follows (in thousands):

	Direct Hotel	Hotel
	Investments	Financing	Corporate	Consolidated
Year Ended December 31, 2010:
Total revenues	$837,246	$1,378	$—	$838,624

Total hotel expenses	554,645	—	—	554,645
Property taxes, insurance and other	49,389	—	—	49,389
Depreciation and amortization	132,651	—	—	132,651
Impairment charges	39,903	6,501	—	46,404
Transaction acquisition and contract termination costs	—	—	7,001	7,001
Corporate general and administrative	—	—	30,619	30,619

Total expenses	776,588	6,501	37,620	820,709

Operating income (loss)	60,658	(5,123)	(37,620)	17,915
Equity loss in unconsolidated joint venture	—	(20,265)	—	(20,265)
Interest income	—	—	283	283
Other income	—	—	62,826	62,826
Interest expense and amortization of loan costs	—	—	(140,609)	(140,609)
Write-off of premiums, loan costs and exit fees	—	—	(3,893)	(3,893)
Unrealized gain on derivatives	—	—	12,284	12,284

Income (loss) from continuing operations before income taxes	60,658	(25,388)	(106,729)	(71,459)
Income tax benefit	—	—	155	155

Income (loss) from continuing operations	$60,658	$(25,388)	$(106,574)	$(71,304)

As of December 31, 2010:
Total assets	$3,354,772	$40,726	$321,026	$3,716,524

Year Ended December 31, 2009:
Total revenues	$826,808	$10,876	$—	$837,684

Total hotel expenses	550,482	—	—	550,482
Property taxes, insurance and other	53,097	—	—	53,097
Depreciation and amortization	138,620	—	—	138,620
Impairment charges	—	148,679	—	148,679
Gain on insurance settlement	(1,329)	—	—	(1,329)
Corporate general and administrative	—	—	29,951	29,951

Total expenses	740,870	148,679	29,951	919,500

Operating income (loss)	85,938	(137,803)	(29,951)	(81,816)
Equity earnings in unconsolidated joint venture	—	2,486	—	2,486
Interest income	—	—	297	297
Other income	—	—	56,556	56,556
Interest expense and amortization of loan costs	—	—	(132,997)	(132,997)
Write-off of premiums, loan costs and exit fees	—	—	371	371
Unrealized loss on derivatives	—	—	(31,782)	(31,782)

Income (loss) from continuing operations before income taxes	85,938	(135,317)	(137,506)	(186,885)
Income tax expense	—	—	(1,508)	(1,508)

Income (loss) from continuing operations	$85,938	$(135,317)	$(139,014)	$(188,393)

As of December 31, 2009:
Total assets	$3,553,980	$78,003	$282,515	$3,914,498

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Direct Hotel	Hotel
	Investments	Financing	Corporate	Consolidated
Year Ended December 31, 2008:
Total revenues	$1,003,500	$24,050	$—	$1,027,550

Total hotel expenses	643,924	—	—	643,924
Property taxes, insurance and other	52,136	—	—	52,136
Depreciation and amortization	148,435	—	—	148,435
Corporate general and administrative	—	—	28,702	28,702

Total expenses	844,495	—	28,702	873,197

Operating income (loss)	159,005	24,050	(28,702)	154,353
Equity loss in unconsolidated joint ventures	—	(2,205)	—	(2,205)
Interest income	—	—	2,062	2,062
Other income	—	—	10,153	10,153
Interest expense and amortization of loan costs	—	—	(144,068)	(144,068)
Write-off of premiums, loan costs and exit fees	—	—	(1,226)	(1,226)
Unrealized gains on derivatives	—	—	79,620	79,620

Income (loss) from continuing operations before income taxes	159,005	21,845	(82,161)	98,689
Income tax expense	—	—	(439)	(439)

Income (loss) from continuing operations	$159,005	$21,845	$(82,600)	$98,250

As of December 31, 2008:
Total assets	$3,789,390	$239,158	$311,134	$4,339,682

     As of December 31, 2010 and 2009, all of our hotel properties were domestically located and all hotel properties securing our notes receivable were also domestically located.
21. Fair Value Measurements
     The authoritative accounting guidance requires disclosures about the fair value of all financial instruments. Determining estimated fair values of our financial instruments requires considerable judgment to interpret market data. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Accordingly, the estimates presented are not necessarily indicative of the amounts at which these instruments could be purchased, sold or settled. The carrying amounts and estimated fair values of financial instruments were as follows (in thousands):

	December 31, 2010		December 31, 2009
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value
Financial assets:
Cash and cash equivalents	$217,690	$217,690	$165,168	$165,168
Restricted cash	$67,666	$67,666	$77,566	$77,566
Accounts receivable	$27,493	$27,493	$31,503	$31,503
Notes receivable	$20,870	$6,756 to $7,467	$55,655	$24,290 to $26,846
Interest rate derivatives — cash flow hedges	$3	$3	$243	$243
Interest rate derivatives — non-cash flow hedges	$106,864	$106,864	$94,402	$94,402
Due from third-party hotel managers	$49,135	$49,135	$41,838	$41,838

Financial liabilities:
Indebtedness of continuing operations	$2,518,164	$2,082,207 to $2,301,387	$2,772,396	$1,848,034 to $2,042,563
Indebtedness of discontinued operations	$50,619	$44,587 to $49,281	$—	$—
Accounts payable and accrued expenses	$79,248	$79,248	$91,387	$91,387
Dividends payable	$7,281	$7,281	$5,566	$5,566
Due to related parties	$2,400	$2,400	$1,009	$1,009
Due to third-party hotel managers	$1,870	$1,870	$1,563	$1,563
     Cash, cash equivalents and restricted cash. These financial assets bear interest at market rates and have maturities of less than 90 days. The carrying value approximates fair value due to the short-term nature.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
     Accounts receivable, due to/from related parties or third-party hotel managers, dividends payable, accounts payable and accrued expenses. The carrying values of these financial instruments approximate their fair values due to the short-term nature of these financial instruments.
     Notes receivable. Fair value of the notes receivable was determined by using similar loans with similar collateral. Since there is very little to no trading activity we had to rely on our internal analysis of what we believe a willing buyer would pay for these notes at December 31, 2010 and 2009. We estimated the fair value of the notes receivable to be approximately 64% to 68% lower than the carrying value of $20.9 million at December 31, 2010, and approximately 52% to 56% lower than the carrying value of $55.7 million at December 31, 2009.
     Indebtedness. Fair value of the indebtedness is determined using future cash flows discounted at current replacement rates for these instruments. For variable rate instruments, cash flows are determined using a forward interest rate yield curve. The current replacement rates are determined by using the U.S. Treasury yield curve or the index to which these financial instruments are tied, and adjusted for the credit spreads. Credit spreads take into consideration general market conditions, maturity and collateral. For the December 31, 2010 and 2009 indebtedness valuations, we used estimated future cash flows discounted at applicable index forward curves adjusted for credit spreads. We estimated the fair value of the total indebtedness to be approximately 8% to 17% lower than the carrying value of $2.6 billion at December 31, 2010, and approximately 26% to 33% lower than the carrying value of $2.8 billion at December 31, 2009.
     Interest rate derivatives. Fair value of the interest rate derivatives are determined using net discounted cash flow of the expected cash flows of each derivative based on the market-based interest rate curve and adjusted for credit spreads of Ashford and the counterparties. See Note 10 for a complete description of the methodology and assumptions utilized in determining the fair values.
22. Related Party Transactions
     We have management agreements with parties owned by our Chairman and our Chief Executive Officer. Under the agreements, we pay the related parties a) monthly property management fees equal to the greater of $10,000 (CPI adjusted since 2003) or 3% of gross revenues as well as annual incentive management fees, if certain operational criteria are met, b) project management fees of up to 4% of project costs, c) market service fees including purchasing, design and construction management not to exceed 16.5% of project budget cumulatively, including project management fees, and d) other general and administrative expense reimbursements, approved by our independent directors, including rent, payroll, office supplies, travel, and accounting. These related parties allocate such charges to us based on various methodologies, including headcount and actual amounts incurred.
     At December 31, 2010, these related parties managed 45 of our 96 hotels included in continuing operations and the continuing operations incurred the following fees related to the management agreements with related parties (in thousands):

	Year Ended December 31,
	2010	2009	2008
Property management fees, including incentive property management fees	$11,500	$10,283	$12,119
Market service fees	5,798	5,474	9,021
Corporate general and administrative expense reimbursements	4,665	4,589	4,903

Total	$21,963	$20,346	$26,043

     Management agreements with related parties include exclusivity clauses that require us to engage such related parties, unless our independent directors either (i) unanimously vote to hire a different manager or developer or (ii) by a majority vote elect not to engage such related party because either special circumstances exist such that it would be in the best interest of our Company not to engage such related party, or, based on the related party’s prior performance, it is believed that another manager or developer could perform the management, development or other duties materially better.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
     Upon formation, we also agreed to indemnify certain related parties, including our Chairman and Chief Executive Officer, who contributed hotel properties in connection with our initial public offering in exchange for operating partnership units, against the income tax such related parties may incur if we dispose of one or more of those contributed properties under the terms of the agreement.
     In addition, we received asset management consulting fees from the related parties of $901,000 for the years ended December 31, 2008. The asset management consulting agreement with the affiliate expired in 2008.
23. Concentration of Risk
     Our investments are all concentrated within the hotel industry. Our investment strategy is to acquire or develop upscale to upper-upscale hotels, acquire first mortgages on hotel properties, and invest in other mortgage-related instruments such as mezzanine loans to hotel owners and operators. At present, all of our hotels are located domestically. During 2010, approximately 19.1% of our total hotel revenue was generated from 11 hotels located in the Washington D.C. and Baltimore areas. In addition, all hotels securing our loans receivable are also located domestically at December 31, 2010. Presently, all our notes receivable are collateralized by either the properties securing the loans or interest in the first lien on such properties. Accordingly, adverse conditions in the hotel industry will have a material adverse effect on our operating and investment revenues and cash available for distribution to shareholders.
     With respect to our mezzanine loans receivable, these types of loans involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property due to a variety of factors, including such loans being entirely unsecured or, if secured, becoming unsecured as a result of foreclosure by the senior lender. We may not recover some or all of our investment in these loans. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans resulting in less equity in the property and increasing the risk of loss of principal.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
24. Selected Quarterly Financial Data (Unaudited)
     The following is a summary of the quarterly results of operations for the years ended December 31, 2010 and 2009 (in thousands, except per share data):

	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter	Year
2010
Total revenue	$198,528	$217,639	$202,155	$220,302	$838,624
Total operating expenses	$183,560	$193,114	$188,665	$255,370	$820,709
Operating income (loss)	$14,968	$24,525	$13,490	$(35,068)	$17,915
Income (loss) from continuing operations	$10,006	$21,691	$(5,354)	$(97,647)	$(71,304)
Income (loss) from continuing operations attributable to the Company	$9,211	$18,660	$(4,304)	$(83,725)	$(60,158)
Income (loss) from continuing operations attributable to common shareholders	$4,381	$13,829	$(9,292)	$(90,270)	$(81,352)
Diluted income (loss) from continuing operations attributable to common shareholders per share	$0.08	$0.25	$(0.18)	$(1.76)	$(1.59)
Weighted average diluted common shares	53,073	72,981	49,714	51,407	51,159

2009
Total revenue	$217,443	$212,585	$195,860	$211,796	$837,684
Total operating expenses	$191,719	$321,254	$208,196	$198,331	$919,500
Operating income (loss)	$25,724	$(108,669)	$(12,336)	$13,465	$(81,816)
Income (loss) from continuing operations	$23,024	$(167,473)	$(25,929)	$(18,015)	$(188,393)
Income (loss) from continuing operations attributable to the Company	$20,118	$(146,386)	$(22,059)	$(15,255)	$(163,582)
Income (loss) from continuing operations attributable to common shareholders	$15,288	$(151,217)	$(26,890)	$(20,085)	$(182,904)
Diluted income (loss) from continuing operations attributable to common shareholders per share	$0.19	$(2.13)	$(0.41)	$(0.34)	$(2.67)
Weighted average diluted common shares	80,530	70,882	65,266	59,101	68,597

Note:	Quarterly amounts are different from those reported in the previous Form 10-Q due to reclassification of certain hotel properties to discontinued operations.
25. Subsequent Events (Unaudited)
     Subsequent to December 31, 2010, we completed the sale of the four hotel properties, the Hampton Inn hotel in Jacksonville, Florida, the JW Marriott hotel in San Francisco, California, the Hilton hotel in Rye Town, New York and the Hampton Inn hotel in Houston, Texas. We received net proceeds of $153.7 million (net of repayments of related mortgage debt of $50.2 million). We used the net proceeds to reduce $70.0 million of the borrowings on our senior credit facility. We recorded an impairment charge of $6.2 million on the Jacksonville Hampton Inn hotel property in June 2011, based on the selling price.
     In January 2011, an underwriter purchased an additional 300,000 shares of our common shares through the partial exercise of the underwriter’s 1.125 million share over-allotment option in connection with the reissuance of 7.5 million of our treasury shares completed in December 2010, and we received net proceeds of $2.8 million.
     In February 2011, the Board of Directors accepted management’s recommendation to resume paying cash dividends on our common shares with an annualized target of $0.40 per share for 2011. The payment of $0.10 for the first three quarters of 2011 has been paid and subsequent payments will be reviewed on a quarterly basis.
     In March 2011, we formed a new joint venture with Prudential Real Estate Investors (“PREI”) (the New Joint Venture) to take ownership of a 28-property hotel portfolio (the “Highland Hospitality Portfolio”) through a debt restructuring and consensual foreclosure. Total consideration for the Highland Hospitality Portfolio was approximately $1.277 billion. As a result of the restructuring, the New Joint Venture owns, directly or indirectly,

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
each of the Highland Hospitality Portfolio hotels. The Highland Hospitality Portfolio acquired by the New Joint Venture consists of 17 full-service, upper-upscale and luxury hotels, which comprise 5,684 rooms and feature brands such as Ritz-Carlton, Marriott, Hilton, Hyatt, Renaissance, Sheraton and Westin. The remaining 11 hotels have 2,400 rooms and include brands such as Crowne Plaza, Hilton Garden Inn, Courtyard, Residence Inn and Hampton Inn. The Company will operate the hotels under management agreements with Remington Lodging, Marriott, Hyatt, McKibbon, and Hilton. At closing, we invested $150 million and PREI invested $50 million to reduce debt and to fund projected capital expenditures. We funded its contribution from available cash and own 71.74% of the New Joint Venture and PREI owns 28.26%, partially reflecting previous investments made by both parties. At closing, a $32 million reserve was set aside to be used for owner funded capital expenditures.
     Additionally, we entered into a Consent and Settlement Agreement (the “Settlement Agreement”) with Wells Fargo Bank, N.A. (“Wells”), as successor by merger to Wachovia Bank, National Association, on March 10, 2011 to resolve potential disputes and claims between us and Wells relating to our purchase of a participation interest in certain mezzanine loans. Wells denied the allegations in our complaint and further denies any liability for the claims asserted by us; however, the Settlement Agreement was entered into to resolve our claims against Wells and to secure Wells’ consent to our participation in the Highland Hospitality Portfolio restructuring. Pursuant to the Settlement Agreement, we received $30 million in June 2011 from Wells and incurred legal costs of $6.9 million. As part of the Settlement Agreement, we and Wells have agreed to a mutual release of claims.
     In March 2011, we acquired real estate and certain other rights in connection with the acquisition of the WorldQuest Resort, a condominium hotel project. More specifically, we acquired 96 condominium units, hotel amenities, land and improvements, developable raw land, developer rights and Rental Management Agreements (“RMA’s”) with third party owners of condominium units in the project. Units owned by third parties with RMA’s and 62 of the 96 units we acquired participate in a rental pool program whereby the units are rented to guests similar to a hotel operation. Under the terms of the RMA’s, we share in a percentage of the guest room revenues and are reimbursed for certain costs. The remaining 34 units that we own are currently being finished out and will be added to the rental pool when completed. In August 2011, we sold two of the completed units at a price of $175,000 each.
     In April 2011, we completed the offering of 3.35 million shares (including 350,000 shares pursuant to the underwriters’ exercise of an over-allotment option) of our 9.00% Series E Cumulative Preferred Stock at a net price of $24.2125 per share, and we received net proceeds of $80.8 million after underwriting fees. Of the net proceeds from the offering, $73.0 million was used to redeem 5.9 million shares of the total 7.3 million shares of our Series B-1 convertible preferred stock outstanding on May 3, 2011. The remaining proceeds were used for other general corporate purposes. The remaining 1.4 million outstanding Series B-1 convertible preferred shares were converted into 1.4 million shares of our common stock, which was treated as a dividend of $17.4 million paid to the Series B-1 preferred shareholder in accordance with the applicable accounting guidance. In October 2011, we issued additional 1.3 million shares of our 9.00% Series E Cumulative Preferred Stock at a net price of $22.73 per share, and we received net proceeds of $29.1 million after underwriting fees. The net proceeds from the sale of these securities are being used for general corporate purposes.
     In April 2011, we entered into a settlement agreement with the borrower of the mezzanine loan which was secured by a 105-hotel property portfolio and scheduled to mature in April 2011. The borrower paid off the loan for $22.1 million. The difference between the settlement amount and the carrying value of $17.9 million was recorded as a credit to impairment charges in accordance with applicable accounting guidance.
     In July 2011, we reissued 7.0 million of our treasury shares at $12.50 per share and received net proceeds of $83.3 million. The net proceeds were used to repay the outstanding borrowings under the senior credit facility and for general corporate purpose.
     In connection with their audit of our TRS subsidiary for the tax year ended December 31, 2007, the IRS notified us that as an alternative to the TRS adjustment proposed during the year ended December 31, 2010, they intend to propose an adjustment based on the REIT 100% federal excise tax on our share of the amount by which the rent was held to be greater than the arm’s-length rate. In August 2011, the IRS commenced an audit of our REIT for the tax year ended December 31, 2007. If upon the conclusion of the audit, the IRS proceeds with the excise tax and were to prevail, our REIT would owe approximately $5.0 million of U.S. federal excise taxes. If the IRS chooses to pursue the REIT 100% excise tax case over the TRS IRC Section 482 case, the excise taxes assessed on the REIT would be

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
in lieu of the TRS adjustment. We intend to continue to vigorously protest these potential assessments. We requested, and the IRS agreed, that the IRS Appeals Office review both the REIT case and the TRS case simultaneously and we anticipate this will occur in 2012. We believe the IRS transfer pricing methodologies applied in the audit contain flaws and that the IRS adjustment to the rent charges is inconsistent with the U.S. federal tax laws related to REITs and true leases. We believe we will prevail in the eventual settlement of the audit and that the settlement will not have a material adverse effect on our financial condition and results of operations. In addition, the IRS commenced audits of the same TRS for the tax years ended December 31, 2008 and 2009, in May 2011 and July 2011, respectively.
     In September 2011, we obtained a new $105.0 million senior credit facility which replaces our previous credit line that was scheduled to mature in April 2012. The new credit facility provides for a three-year revolving line of credit at 275 to 350 basis points over LIBOR, which is the same as our previous credit line. The new credit facility includes the opportunity to expand the borrowing capacity by up to $45.0 million to an aggregate size of $150.0 million. The previous credit line was repaid in full in July 2011.
     In September 2011, our Board of Directors authorized the reinstatement of our 2007 share repurchase program and authorized an increase in repurchase plan authority from $58.4 million to $200 million (excluding fees, commissions and all other ancillary expenses). Under this plan, the board has authorized: (i) the repurchase of shares of our common stock, Series A preferred stock, Series D preferred stock and Series E preferred stock, and/or (ii) discounted purchases of our outstanding debt obligations, including debt secured by our hotel assets. We intend to fund any repurchases or discounted debt purchases with the net proceeds from asset sales, cash flow from operations, existing cash on the balance sheet, and other sources.